UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SORL AUTO PARTS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.002 per share of SORL Auto Parts, Inc. (“common stock”)

(2)	Aggregate number of securities to which transaction applies:

7,945,518 shares of common stock issued and outstanding as of November 29, 2019 (consisting of the 19,304,921 shares of common stock outstanding as of November 29, 2019 minus 11,359,403 shares held by Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang (the “Rollover Shares”)*).

* The Rollover Shares are being contributed to Parent (as defined below) immediately prior to the consummation of the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $37,502,844.96. The maximum aggregate value of the transaction was calculated based upon the 7,945,518 shares of common stock issued and outstanding as of November 29, 2019 (consisting of the 19,304,921 shares of common stock outstanding as of November 29, 2019 minus the Rollover Shares) multiplied by $4.72 per share merger consideration (as defined below). The filing fee equals the product of 0.0001298 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $37,502,844.96

(5)	Total fee paid: $4,867.87

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MARCH 3, 2020

[             ]

To the Stockholders of SORL Auto Parts, Inc.:

You are cordially invited to attend a special meeting of stockholders of SORL Auto Parts, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), to be held at [         ] local time (Beijing time) on [                  ], 2020, at the [         ] of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China (“PRC” or “China”).

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of November 29, 2019 (the “merger agreement”), by and among the Company, Ruili International Inc., a Delaware corporation (“Parent”), and Ruili International Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $4.72 in cash, without interest. We refer to this amount as the “per share merger consideration.” The following shares of Company common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) shares owned by Parent or Merger Sub, (b) shares contributed to Parent by the Rollover Stockholders (as defined below) immediately prior to the effective time of the merger and (c) shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law.

A special committee (the “special committee”) of our board of directors (the “Board” or “our board of directors”), consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger (the “Transactions”). On November 29, 2019, the special committee unanimously (i) determined that the merger agreement and the Transactions are advisable, fair to, and in the best interests of the Company and its stockholders, other than the stockholders who are affiliates of the Company, including Parent, Merger Sub, Ruili Group Co., Ltd. (“Ruili Group”) and the Rollover Stockholders (collectively, the “Buyer Consortium”) and the directors and executive officers of the Company (such unaffiliated stockholders are referred to herein as the “Unaffiliated Stockholders”), and (ii) recommended that our board of directors approve and declare the advisability of the merger agreement and the Transactions, and recommend that our stockholders adopt the merger agreement. Our board of directors (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, who recused themselves from the board meeting on November 29, 2019 and abstained from voting), after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our Unaffiliated Stockholders that the Company enter into the merger agreement, determined that the merger agreement and the Transactions, are advisable, fair to and in the best interests of the Company and its Unaffiliated Stockholders and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

The merger cannot be completed unless the merger agreement is adopted by (a) stockholders holding at least a majority of the outstanding shares of Company common stock at the close of business, New York time, on [                  ], the record date for the special meeting, and (b) Unaffiliated Stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business, New York time, on the record date, owned by all Unaffiliated Stockholders. More information about the merger is contained in the accompanying proxy statement and copy of the Agreement and Plan of Merger is attached thereto as Annex A.

In considering the recommendation of the special committee and the Board, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang (collectively, the “Rollover Stockholders”), beneficially own approximately 58.83% of the total number of outstanding shares of Company common stock. The Rollover Stockholders are parties to the Equity Contribution and Voting Agreement described in the accompanying proxy statement and have agreed with Parent to contribute to Parent their shares of Company common stock owned by them in exchange for newly issued shares of common stock of Parent immediately prior to the completion of the merger. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of our stockholders generally.

i

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your continued support of the Company.

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [         ] and is first being mailed to stockholders on or about [         ].

Sincerely,	Sincerely,

/s/ Xiao Lin	/s/ Xiaoping Zhang
Xiao Lin	Xiaoping Zhang
On behalf of the Special Committee	Chairman of the Board and Chief Executive Officer

SORL AUTO PARTS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [         ]

NOTICE IS HEREBY GIVEN that the special meeting of the stockholders of SORL Auto Parts, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), will be held at [              ], local time (Beijing time), on [             ], at the [         ] of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of November 29, 2019 (the “merger agreement”), with Ruili International Inc., a Delaware corporation (“Parent”), and Ruili International Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent; and

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement, and the merger agreement attached thereto as Annex A.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. Our board of directors (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, who recused themselves from the board meeting on November 29, 2019 and abstained from voting), acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders (other than shares owned, directly or indirectly, by Parent, Merger Sub, Rollover Stockholders, Ruili Group, the directors and executive officers of the Company, or any of their respective affiliates) that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than shares owned, directly or indirectly, by Parent, Merger Sub, Rollover Stockholders, Ruili Group, the directors and executive officers of the Company, or any of their respective affiliates) and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang (collectively, the “Rollover Stockholders”) beneficially own approximately 58.83% of the total number of outstanding shares of Company common stock. The Rollover Stockholders are parties to the Equity Contribution and Voting Agreement described in the accompanying proxy statement and have agreed with Parent to contribute to Parent shares of Company common stock owned by them in exchange for newly issued shares of common stock of Parent immediately prior to the completion of the merger.

Only stockholders of record at the close of business, New York time, on [         ], are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements thereof.

The adoption of the merger agreement requires the affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of Company common stock at the close of business, New York time, on [          ], the record date, and (ii) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business, New York time, on the record date, other than shares owned, directly or indirectly, by Parent, Merger Sub, the Rollover Stockholders, Ruili Group, the directors and executive officers of the Company, or any of their respective affiliates. The approval of the adjournment of the special meeting requires the affirmative vote of the holders of at least a majority of the shares of the Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware General Corporation Law, which are summarized in the accompanying proxy statement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By Order of the Board of Directors,

Sincerely,

/s/ Xiaoping Zhang
Xiaoping Zhang
Chairman of the Board and Chief Executive Officer

Important Notice of Internet Availability

This proxy statement, the Notice of Special Meeting of Stockholders, and a form of the Proxy Card for the special meeting to be held on [         ] are available free of charge at www.myproxyonline.com/CSR.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVE A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call Phyllis Huang, our Corporate Secretary, at +86-577-5887 3719 or via email at phyllis@sorl.com.cn.

v

SORL AUTO PARTS, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [         ]

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of SORL Auto Parts, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), which will be held at [                  ], local time (Beijing time), on [         ], at the [         ] of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of SORL Auto Parts, Inc. as part of the solicitation of proxies by the Company’s board of directors (the “Board”) for use at the special meeting. This proxy statement is dated [         ] and is first being mailed to stockholders on or about [            ].

SUMMARY TERM SHEET RELATED TO THE MERGER

This summary term sheet highlights selected information in this proxy statement regarding the merger and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 94. In this proxy statement, the terms “we,” “us,” “our,” “SORL” and the “Company” refer to SORL Auto Parts, Inc. and its subsidiaries. We refer to Ruili International Inc., a Delaware corporation, as “Parent” and Ruili International Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, as “Merger Sub.” We refer to Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, collectively as the “Rollover Stockholders.” We refer to Ruili Group Co., Ltd., a limited liability company formed under the laws of the PRC, as “Ruili Group.” We refer to Parent, Merger Sub, Ruili Group and the Rollover Stockholders, collectively as the “Buyer Consortium.” When we refer to the “merger agreement,” we mean the Agreement and Plan of Merger, dated as of November 29, 2019, by and among the Company, Parent and Merger Sub. We refer to the stockholders of the Company other than the Buyer Consortium and the directors and executive officers of the Company and each of their respective affiliates, collectively as the “Unaffiliated Stockholders.”

The Parties Involved in the Merger (page 14)

The Company

The Company is a Delaware corporation incorporated on March 24, 1982. Through its 90% ownership of Ruili Group Ruian Auto Parts Co., Ltd., a Sino-foreign joint venture, the Company develops, manufactures, and distributes automotive brake systems and other key safety related auto parts to automotive original equipment manufacturers, or OEMs, and the related aftermarket both in China and abroad.

Additional information about the Company is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find More Information” on page 94.

Parent

Parent, a Delaware corporation, was formed by Mr. Xiaoping Zhang solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger (the “Transactions”). Parent has not engaged in any business except for activities incident to its formation and in connection with the Transactions.

Merger Sub

Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the Transactions. Merger Sub has not engaged in any business except for activities incident to its formation and in connection with the Transactions.

Mr. Xiaoping Zhang

Mr. Xiaoping Zhang is a principal stockholder, the Chairman of the Board and the Chief Executive Officer of the Company.

Ms. Shuping Chi

Ms. Shuping Chi is a stockholder and a member of the Board. She is the wife of Mr. Xiaoping Zhang.

Mr. Xiaofeng Zhang

Mr. Xiaofeng Zhang is a stockholder and a member of the Board. He is the brother of Mr. Xiaoping Zhang.

Ruili Group Co., Ltd.

Ruili Group Co., Ltd. is a limited liability company incorporated under the laws of the PRC in 1987. Ruili Group primarily engages in the development, production and sale of various kinds of automotive parts. Ruili Group also operates a hotel property and invests in the development of real property in China. Ruili Group is a 10% shareholder of Ruili Group Ruian Auto Parts Co., Ltd., a principal operating subsidiary of the Company. The Rollover Stockholders collectively control Ruili Group and each of Mr. Xiaoping Zhang, Ms. Shuping Chi, and Mr. Xiaofeng Zhang owns 63.13%, 15.86%, and 0.92%, respectively, of the equity interest of Ruili Group. Mr. Xiaoping Zhang serves as the chairman of the board of directors and the general manager of Ruili Group. Ms. Shuping Chi serves as the executive supervisor of Ruili Group. Mr. Xiaofeng Zhang serves as a director of Ruili Group.

Overview of the Transaction (page 16)

The Company, Parent, and Merger Sub entered into the merger agreement on November 29, 2019. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”). The Company, as the surviving corporation, will continue to do business under the name “SORL Auto Parts, Inc.” following the merger. The following will occur in connection with the merger:

●	each share of Company common stock issued and outstanding immediately prior to the merger (other than shares owned by Parent, Merger Sub, Ruili Group, the Rollover Stockholders and any of their respective affiliates, and shares held by the Company or any wholly owned subsidiary of the Company (or held in the Company’s treasury) (collectively, the “Excluded Shares”) and holders of the Dissenting Shares (as such term is defined in this proxy statement)) will be converted into the right to receive the $4.72 per share merger consideration, as described below; and

●	all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate (or evidence of shares in book-entry form) representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated) or book-entry shares.

Following and as a result of the merger:

●	Company stockholders (other than the Rollover Stockholders) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

●	shares of Company common stock will no longer be listed on the NASDAQ Stock Market, LLC. (“NASDAQ”), and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

●	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

The Special Meeting (page 60)

The special meeting will be held at [         ], local time (Beijing time), on [         ], at the [         ] of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China. At the special meeting, you will be asked to, among other things, adopt the merger agreement. See “Questions and Answers about the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your shares of Company common stock.

Record Date; Stockholders Entitled to Vote; Quorum (page 61)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business, New York time, on [         ], the record date for the special meeting. On that date, 19,304,921 shares of Company common stock are expected to be outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock that you owned on that date. Adoption of the merger agreement requires the affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business, New York time, on the record date and (ii) Unaffiliated Stockholders holding at least a majority of the outstanding shares of the Company’s common stock owned by all Unaffiliated Stockholders at the close of business, New York time, on the record date. Assuming that 7,945,518 shares of Company common stock owned by the Unaffiliated Stockholders are outstanding on the record date, at least 3,972,760 shares of Company common stock owned by such Unaffiliated Stockholders must be voted in favor of the proposal to adopt the merger agreement in order for the proposal to be approved pursuant to the approval requirement set forth in (ii). See “The Special Meeting” beginning on page 60 for additional information.

Per Share Merger Consideration (page 65)

Each share of Company common stock, other than as provided below, will be converted into the right to receive $4.72 in cash, without interest. We refer to this amount as the “per share merger consideration.” Common stock owned by Parent or Merger Sub and shares of Company common stock contributed to Parent by the Rollover Stockholders will be canceled without payment of per share merger consideration. Shares of Company common stock owned by stockholders (the “Dissenting Shares”) who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (“DGCL”) will be canceled without payment of per share merger consideration and such stockholders will instead be entitled to the appraisal rights under the DGCL.

A paying agent will send written instructions for surrendering your certificates representing shares of Company common stock and obtaining the per share merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. See “The Merger Agreement—Per Share Merger Consideration” and “The Merger Agreement—Exchange Procedures” beginning on pages 65 and 66 for additional information.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger (page 26)

Our board of directors (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, who recused themselves from the board meeting on November 29, 2019 and abstained from voting), after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Our board of directors and the special committee believe that the merger is fair to our Unaffiliated Stockholders. For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the adoption of the merger agreement and in determining that the merger is fair to our Unaffiliated Stockholders, see “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 25 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 26 for additional information.

Position of the Buyer Consortium Regarding the Fairness of the Merger (page 45)

Each member of the Buyer Consortium believes that the merger is both substantively and procedurally fair to the Unaffiliated Stockholders. Their belief is based upon the factors discussed under the captions, “Special Factors Relating to the Merger—Position of the Buyer Consortium Regarding the Fairness of the Merger” beginning on page 45, “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 25 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 26.

Opinion of Duff & Phelps, Financial Advisor to the Special Committee (page 32)

In connection with the merger, the special committee received a written opinion from Duff & Phelps, LLC (“Duff & Phelps”), the independent financial advisor to the special committee, as to the fairness, from a financial point of view and as of the date of its opinion, of the per share merger consideration to be received by the holders of shares of common stock (other than the Excluded Shares and Dissenting Shares). The full text of Duff & Phelps written opinion, dated November 29, 2019, is attached to this proxy statement as Annex B. Holders of Company common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Duff & Phelps’s opinion was provided to the special committee in connection with, and for the purposes of, its evaluation of the per share merger consideration from a financial point of view, does not address the merits of the underlying decision by the Company to engage in the merger or the relative merits of any alternatives discussed by the special committee and the Board, does not constitute an opinion with respect to the Company’s underlying business decision to effect the merger, any legal, tax or accounting issues concerning the merger, or any terms of the merger (other than the per share merger consideration), and does not constitute a recommendation as to any vote or action the Company or any stockholders of the Company should take in connection with the merger or any aspect thereof.

For a more complete description of Duff & Phelps’ opinion, see “Special Factors Relating to the Merger—Opinion of Duff & Phelps, Financial Advisor to the Special Committee” beginning on page 32 for additional information. See also Annex B to this proxy statement.

Financing of the Merger (page 53)

The Company and Parent estimate that the total amount of funds necessary to complete the merger and related transactions, including the payment of merger consideration to the Unaffiliated Stockholders and fees and expenses in connection with the merger, is anticipated to be approximately $38 million, assuming no exercise of appraisal rights by stockholders of the Company. Parent expects to provide this amount through equity contributions in cash as contemplated by the equity commitment letter, dated as of November 29, 2019, between Parent and Ruili Group (the “Equity Commitment Letter”). See “Special Factors Relating to the Merger—Financing of the Merger” beginning on page 53 for additional information.

Equity Commitment Letter (page 53)

Ruili Group has committed, on the terms and subject to the conditions set forth in the Equity Commitment Letter, to contribute, or cause to be contributed, an equity contribution to Parent, in an aggregate amount up to $37,502,844.96, to fully fund an amount equal to the sum of the aggregate amount of merger consideration payable at the closing of the merger to consummate the merger pursuant to and in accordance with the merger agreement and other transaction costs. See “Special Factors Relating to the Merger—Equity Commitment Letter” beginning on page 53 for additional information.

Equity Contribution and Voting Agreement (page 53)

Pursuant to an equity contribution and voting agreement, dated as of November 29, 2019, by and among Parent and the Rollover Stockholders (the “Equity Contribution and Voting Agreement” or the “Support Agreement”), immediately prior to the closing of the merger, the Rollover Stockholders will contribute to Parent an aggregate amount of 11,359,403 shares of Company common stock beneficially owned by them (which represents approximately 58.83% of the total issued and outstanding shares of the Company’s common stock) in exchange for newly issued shares of common stock of Parent and each Rollover Stockholder will vote all of his or her shares of the Company’s common stock in favor of the approval and adoption of the merger agreement and the Transactions, including the merger. See “Special Factors Relating to the Merger—Equity Contribution and Voting Agreement” beginning on page 53 for additional information.

Deposit and Undertaking (page 54)

Pursuant to the merger agreement, prior to or contemporaneously with the execution of the merger agreement, Ruili Group is required to deposit an amount in RMB that is at least equal to the RMB-equivalent of parent termination fee payable by Parent under the merger agreement (the “Deposit Amount”) into a RMB-denominated bank account owned by Ruili Group Ruian Auto Parts Co., Ltd. (“Ruian”), the principal operating subsidiary of the Company. Any amounts (including any applicable parent termination fee) payable by Parent to the Company in connection with the termination of the merger agreement will be paid out of the Deposit Amount.

Maintenance of the Deposit Amount is governed by the terms of an undertaking, dated as of November 29, 2019, made by Ruili Group, Parent, Merger Sub, and each of the Rollover Stockholders in favor of the Company, Fairford Holdings Limited, and Ruian (the “Undertaking”). See “Special Factors Relating to the Merger—Deposit and Undertaking” beginning on page 54 for additional information.

As of the date of the merger agreement, Ruili Group has deposited RMB7,914,300.38, the RMB-equivalent amount of the parent termination fee into the account owned by Ruian.

Interests of the Company’s Directors and Officers in the Merger (page 55)

In considering the recommendations of the Board, the Company’s stockholders should be aware that, aside from their interests as stockholders of the Company, certain of the Company’s directors and officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s stockholders generally, including, among others, the ownership of equity interests in Parent by the Rollover Stockholders, compensation to members of the special committee and the maintenance of indemnification rights and insurance coverage.

The Board and the special committee were aware of these additional interests, and considered them, among other things, in reaching their decisions and recommendations with respect to the merger agreement and related matters. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 55 for additional information.

Conditions to the Merger (page 78)

The respective obligations of each of the Company, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver of certain conditions, including without limitation, the adoption of the merger agreement and the Transactions, by the affirmative vote of (i) the holders of a majority of the Company’s outstanding shares of common stock entitled to vote (the “Stockholder Approval”) and (ii) the Unaffiliated Stockholders holding a majority of the Company outstanding shares of common stock owned by all Unaffiliated Stockholders (the “Unaffiliated Stockholder Approval,” together with the Stockholder Approval, the “Company Stockholder Approval”); and the Parent Required Approvals (as defined under the caption “The Merger Agreement—Parent Required Approvals”). For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page 78.

As described under the caption “The Merger Agreement—Parent Required Approvals,” the Parent Required Approvals include (i) the overseas investment registration with the competent local counterparts of the National Development and Reform Commission of the PRC, (ii) the outbound investment registration with Zhejiang Provincial Department of Commerce, and (iii) the registration with the competent local branch of the State Administration of Foreign Exchange of the PRC in respect of the Transactions.

Litigation Related to the Merger (page 56)

Three putative stockholder class action complaints have been filed against the Company and certain officers and directors thereof in connection with the Transactions. The first, Richard Scarantino v. SORL Auto Parts, Inc., et al., Case No. 1:20-cv-00216, was filed on February 13, 2020, in the United States District Court for the District of Delaware. The second, Jose Carlos Sanjuan Paz v. SORL Auto Parts, Inc., et al., Case No. 1:20-cv-01318, was filed on February 14, 2020, in the United States District Court for the Southern District of New York. The third, Ongarov v. SORL Auto Parts, Inc., et al., Case No. 1:20-cv-1815, was filed on March 2, 2020 in the United States District Court for the Southern District of New York. The complaints allege that the preliminary proxy statement omits material information with respect to the Transactions that renders the preliminary proxy statement false and misleading. The complaints seek to enjoin defendants from consummating the Transaction. The Company believes the allegations in the complaints are without merit, but cannot predict with certainty the results of the litigation.

Regulatory Matters (page 56)

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than (i) the Parent Required Approvals, (ii) the approvals, filings, or notices required under the U.S. federal securities laws, and (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the merger.

As of the date of this proxy statement, the Parent Required Approvals have not been received. It is expected that the Parent Required Approvals will be obtained in the first quarter of 2020.

Termination of the Merger Agreement (page 79)

The merger agreement may be terminated at any time prior to the effective time, whether before or after stockholder approval has been obtained:

●	by mutual written consent of the Company and Parent;

●	by either Parent or the Company, if:

●	any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was due to the breach or failure of such party to perform any of its obligations under the merger agreement;

●	the Company Stockholder Approval has not been obtained at the general meeting duly convened therefor or at any adjournment or postponement thereof; or

●	the merger has not occurred by August 28, 2020 (the “Termination Date”); provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated by the Termination Date was due to the breach or failure of such party to perform any of its obligations under the merger agreement.

●	by the Company, if:

●	Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing not being satisfied;

●	prior to obtaining the Company Stockholder Approval, the Board or the special committee has determined to terminate the merger agreement in connection with the Company’s receipt of a superior proposal under the terms of the merger agreement, provided that concurrently with such termination, the Company pays to Parent a termination fee of $562,542.67; or

●	Parent and Merger Sub fail to consummate the closing within five (5) business days following the date the closing should have occurred under the merger agreement when all conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied or waived and the Company has confirmed that its closing conditions have been satisfied or waived and the Company is prepared to consummate the closing.

●	By Parent, if:

●	the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by the Company under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by the Company of written notice from Parent; provided that this termination right is not available to Parent if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing not being satisfied; or

●	prior to obtaining the Company Stockholder Approval, the Board or the special committee has effected a Change in Company Recommendation (as defined under the caption “The Merger Agreement—No Solicitation; Competing Proposals; Change in Company Recommendation”).

Termination Fees and Reimbursement of Expenses (page 80)

The Company is required to pay (or cause to be paid) to Parent a termination fee of $562,542.67 if the merger agreement is terminated:

●	by the Company in connection with the Company’s receipt of a superior proposal under the terms of the merger agreement;

●	by Parent: (i) as a result of a breach or failure of any representation, warranty or covenant of the Company set forth in the merger agreement, or (ii) as a result of the Board or the special committee having effected a Change in Company Recommendation; or

●	by the Company or Parent as a result of (i) failure to obtain the Company Stockholder Approval at the stockholders’ meeting or (ii) failure to consummate the merger by the Termination Date, if, at the time of such termination, a competing proposal has been made known to the Company, or shall have been publicly announced or publicly made known, and not publicly and unconditionally withdrawn prior to the earlier of the termination of the merger agreement or the stockholders’ meeting, and within twelve (12) months after such termination, the Company or any of its subsidiaries enters into a definitive agreement in connection with the same competing proposal that was later consummated or consummates a competing transaction pursuant to terms of the merger agreement.

Parent is required to pay (or cause to be paid) to the Company a termination fee:

●	in an amount equal to $1,125,085.35 if the merger agreement is terminated: (i) by the Company as a result of a breach or failure of any representation, warranty or covenant of Parent or Merger Sub set forth in the merger agreement; or all conditions to Parent’s and Merger Sub’s obligations to complete the merger (except those to be satisfied at the closing) have been satisfied or waived, the Company has irrevocably confirmed in writing to Parent that the closing conditions specific to the Company have been satisfied (except those to be satisfied at the Closing) or the Company is willing to waive them and is prepared to close, and Parent and Merger Sub fail to consummate the closing within five (5) business days following the date the closing should have occurred under the merger agreement, or (ii) by the Company or Parent because the merger has not been consummated by the Termination Date, if such termination occurs at any time at which all of the closing conditions for the merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived; or

●	in an amount equal to the reasonable and documented out-of-pocket expenses incurred by the Company and the special committee in connection with the Transactions, if the merger agreement is terminated by the Company or Parent because the merger has not been consummated by the Termination Date, if such termination occurs at any time at which (i) all of the closing conditions for the merger (other than the conditions to be satisfied at the closing and the condition that the Parent Required Approvals have been obtained) have been satisfied or waived, and (i) the condition that the Parent Required Approvals shall have been obtained has not been satisfied or waived by Parent.

Remedies (page 81)

Other than certain equitable remedies that Parent may be entitled to, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Buyer Consortium and certain related parties as described in the merger agreement against the Company, its subsidiaries and certain related parties as described in the merger agreement for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the merger agreement or other failure of the transactions contemplated by the merger agreement to be consummated shall be Parent’s right to (i) terminate the merger agreement and receive from the Company a termination fee of $562,542.67, and (ii) receive reimbursement and interest if such termination fee is not paid when due and in accordance with the merger agreement.

Other than certain equitable remedies that the Company may be entitled to, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its subsidiaries and certain related parties as described in the merger agreement against the Buyer Consortium and certain related parties as described in the merger agreement for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the merger agreement or other failure of the transactions contemplated by the merger agreement to be consummated shall be the Company’s right to (i) terminate the merger agreement and receive from Parent a termination fee in an amount (x) of $1,125,085.35 or (y) equal to the reasonable and documented out-of-pocket expenses incurred by the Company and the special committee in connection with the Transactions, as the case may be, and (ii) receive reimbursement and interest if such termination fee is not paid when due and in accordance with the merger agreement.

Appraisal Rights (page 84 and Annex C)

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement, who properly and validly perfect the appraisal rights of their shares of common stock and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares of common stock in lieu of receiving the per share merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law, including Section 262 of the DGCL. This appraised value could be more than, the same as, or less than the per share merger consideration of $4.72 per share. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company prior to the vote on the proposal to adopt the merger agreement and must not vote in favor of the proposal to adopt the merger agreement and must otherwise comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal.

Material United States Federal Income Tax Consequences (page 57)

The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general a U.S. Holder (as defined under “Material United States Federal Income Tax Consequences”) of Company common stock will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the shares of Company common stock. In general, a Non-U.S. Holder (as defined under “Material United States Federal Income Tax Consequences”) of shares of Company common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such Non-U.S. Holder has certain connections to the United States. Stockholders of the Company are encouraged to consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Material PRC Tax Consequences (page 59)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the shares of common stock should be subject to PRC tax to stockholders that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for the shares of common stock should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for the shares of common stock pursuant to the merger or through the exercise of dissenters’ rights by our stockholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of enterprises (subject to applicable tax treaty relief, if any). Even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for the shares of the common stock is subject to PRC tax if the stockholders are PRC residents. The Company does not believe that it will be required to withhold any amounts from the per share merger consideration in respect of PRC taxes. You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. See “Special Factors Relating to the Merger — Material PRC Tax Consequences” beginning on page 59 for additional information.

Where You Can Find More Information (page 94)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 94.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held [ ], local time (Beijing time), on [ ], at the [ ] of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement in connection with the solicitation of proxies by our board of directors in favor of, among other things, the adoption of the merger agreement. On November 29, 2019, we entered into the merger agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. After the merger, shares of the Company common stock will not be publicly traded. Parent and Merger Sub were formed and are currently beneficially owned by Mr. Xiaoping Zhang who is currently the sole director and sole shareholder of Parent.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

● adoption of the merger agreement; and

● approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $4.72 in cash, without interest thereon, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

See “Special Factors Relating to the Merger—Material United States Federal Income Tax Consequences” and “—Material PRC Tax Consequences” beginning on pages 57 and 59, respectively, for a more detailed description of the U.S. federal and PRC tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, PRC and/or other non-U.S. taxes.

Q:	When will I receive the merger consideration for my shares of Company common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal that explain how to exchange your shares for the $4.72 per share merger consideration. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent payment of the merger consideration for your shares.

Q:	What vote of our stockholders is required to adopt the merger agreement and other proposal?

A:	The vote requirements to approve the proposals are as follows:

● For Proposal No. 1 (adoption of the merger agreement), both (i) stockholders holding at least a majority of the shares of Company common stock outstanding at the close of business, New York time, on [ ], the record date, and (ii) Unaffiliated Stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business, New York time, on the record date owned by all Unaffiliated Stockholders must vote “FOR” the proposal to adopt the merger agreement.

● For Proposal No. 2 (approval of the adjournment or postponement of the special meeting), the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not the quorum is present, is required.

At the close of business, New York time, on [ ], the record date, [ ] shares of Company common stock were outstanding and entitled to vote at the special meeting.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business, New York time, on [ ], the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of Company common stock. Seating will be limited to the stockholders as of the record date at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement. As of [ ], the record date for the special meeting, our directors (including Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang) and current executive officers owned, in the aggregate, 11,359,403 shares of Company common stock, or collectively approximately 58.83% of the outstanding shares of Company common stock.

You should read “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 26 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of the special committee and the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger,” beginning on page 55 for additional information.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:	Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page 84 for additional information. For the full text of Section 262 of the DGCL, please see Annex C hereto.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record as of the close of business, New York time, on [ ], you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your shares of Company common stock are held of record on [ ] by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee with respect to any particular proposal, it will have the same effect as a vote against such proposal, although your abstention or failure to act will not count as a vote against, withheld or abstained with respect to any other proposal, unless you also abstain or fail to act with respect to such other proposal. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Q:	What constitutes a quorum for the special meeting?

A:	The presence at the special meeting in person or by proxy of the holders of a majority of shares of Company common stock issued and outstanding and entitled to vote at the special meeting as of the record date will constitute a quorum for purposes of the special meeting.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged [ ].

What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain a publicly traded company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ. Under certain circumstances specified in the merger agreement, we may be required to pay Parent a termination fee of $562,542.67 or, Parent may be required to pay us a termination fee of $1,125,085.35. See “Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 80 for additional information.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect the transaction to close in the second quarter of 2020; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain the requisite stockholder approvals of the merger and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What is householding and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact [ ] toll-free at [ ], collect at [ ], by email at [ ].

SPECIAL FACTORS RELATING TO THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties Involved in the Merger

The Company

The Company is a Delaware corporation incorporated on March 24, 1982. Through its 90% ownership of Ruili Group Ruian Auto Parts Co., Ltd., a Sino-foreign joint venture, the Company develops, manufactures and distributes automotive brake systems and other key safety related auto parts to automotive original equipment manufacturers, or OEMs, and the related aftermarket both in China and abroad. The Company’s address of principal executive offices is No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China.

Additional information about the Company is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find More Information” on page 94.

Parent

Parent, a Delaware corporation, was formed by Mr. Xiaoping Zhang solely for the purpose of entering into the merger agreement and consummating the Transactions. Parent has not engaged in any business except for activities incident to its formation and in connection with the Transactions. Parent’s registered office is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle.

Merger Sub

Merger Sub, a Delaware corporation and wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the Transactions. Merger Sub has not engaged in any business except for activities incident to its formation and in connection with the Transactions. Merger Sub’s registered office is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle.

Mr. Xiaoping Zhang

Mr. Xiaoping Zhang is a principal shareholder, the Chairman of the Board and the Chief Executive Officer of the Company. The business address and telephone number for Mr. Xiaoping Zhang is c/o No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, 0086-577-65817720.

Mr. Xiaoping Zhang has been the Chief Executive Officer and Chairman of the Board since the Company’s 2004 reverse merger with Fairford Holdings Limited, a Hong Kong limited liability company. He founded Ruili Group in 1987, and has been serving as chairman of Ruili Group since then.

Ms. Shuping Chi

Ms. Shuping Chi is a stockholder and a member of the Board. She is the wife of Mr. Xiaoping Zhang. The business address and telephone number for Ms. Shuping Chi is c/o No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, 0086-577-65817720.

Ms. Shuping Chi has been a member of the Board since 2014.

Mr. Xiaofeng Zhang

Mr. Xiaofeng Zhang is a stockholder and a member of the Board. He is the brother of Mr. Xiaoping Zhang. The business address and telephone number for Mr. Xiaofeng Zhang is c/o No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, 0086-577-65817720.

Mr. Xiaofeng Zhang has been a member of the Board since the Company’s reverse merger with Fairford Holdings Limited. He served as Chief Operating Officer from 2004 to January 14, 2010. Mr. Zhang co-founded Ruili Group with his brother, Mr. Xiaoping Zhang, in 1987, and served as the general manager of Ruili Group until March 2004.

Ruili Group Co., Ltd.

Ruili Group is a limited liability company incorporated under the laws of the PRC in 1987. Ruili Group primarily engages in the development, production, and sale of various kinds of automotive parts. Ruili Group also operates a hotel property and invests in the development of real property in China. Ruili Group is a 10% shareholder of Ruili Group Ruian Auto Parts Co., Ltd., a principal operating subsidiary of the Company. The Rollover Stockholders collectively control Ruili Group and each of Mr. Xiaoping Zhang, Ms. Shuping Chi, and Mr. Xiaofeng Zhang owns 63.13%, 15.86%, and 0.92%, respectively, of the equity interest of Ruili Group. Mr. Xiaoping Zhang serves as the chairman of the board of directors and the general manager of Ruili Group. Ms. Shuping Chi serves as the executive supervisor of Ruili Group. Mr. Xiaofeng Zhang serves as a director of Ruili Group. The business address and telephone number for Ruili Group is No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, 0086-577-65817720.

The following table sets forth information regarding the directors and executive officers of Ruili Group, as of the date of this proxy statement. The business address and telephone number for each of the directors and executive officers of Ruili Group is c/o No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, 0086-577-65817720.

Name	Present Principal Employment	Citizenship
Xiaoping Zhang	Chairman and General Manager of Ruili Group	PRC
Xiaofeng Zhang	Director of Ruili Group	PRC
Ai Cao	Director of Ruili Group	PRC
Wanyi Huang	Director of Ruili Group	PRC
Changgui Qu	Director of Ruili Group	PRC
Shuping Chi	Executive Supervisor of Ruili Group	PRC
Kangjin Chen	Supervisor of Ruili Group	PRC
Jinrui Yu	Chief Operating Officer of the Company; Supervisor of Ruili Group	PRC

For the business and background of Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, please refer to the information set forth above in this section.

Ai Cao has served as the director of Ruili Group during the last five years. Ai Cao is also a shareholder of Ruili Group.

Wanyi Huang has served as the director of Ruili Group during the last five years.

Changgui Qu has served as the director of Ruili Group during the last five years.

Kangjin Chen has served as the supervisor of Ruili Group during the last five years.

Jinrui Yu has served as the Chief Operating Officer of the Company and the supervisor of Ruili Group during the last five years.

During the last five years, none of the persons referred to above or any of their directors or officers (where applicable) have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Overview of the Transaction

The Company, Parent, and Merger Sub entered into the merger agreement on November 29, 2019. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are currently beneficially owned by Mr. Xiaoping Zhang who is currently the sole director and sole shareholder of Parent.

The following will occur in connection with the merger:

●	each share of Company common stock issued and outstanding immediately prior to the closing (other than the Excluded Shares and Dissenting Shares) will be converted into the right to receive the per share merger consideration; and

●	all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate (or evidence of shares in book-entry form) representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the merger:

●	Company stockholders (other than the Rollover Stockholders) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

●	shares of Company common stock will no longer be listed on the NASDAQ, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

●	the registration of shares of Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal. As of the date hereof, the members of the Buyer Consortium has no definitive plan or intention to replace the officers and the directors of the Company after the effective time.

Background of the Merger

Most of the events leading to the execution of the merger agreement described in this “Background of the Merger” occurred in the PRC. As a result, all dates and times referenced in this Background of the Merger refer to Beijing Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing stockholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company.

On October 30, 2015, Mr. Xiaoping Zhang, the Company’s Chairman and Chief Executive Officer, Ms. Shuping Chi and Mr. Xiaofeng Zhang, directors of the Company (together, the “2015 Buyer Consortium”) jointly submitted a preliminary non-binding proposal letter (the “2015 Proposal”) to the Board to acquire all outstanding shares of Company common stock not already owned by them in a going private transaction for $2.84 per share of common stock, in cash, subject to certain conditions.

On December 22, 2015, the Company announced, among other things, that (i) its Board had established a special committee (the “2015 Special Committee”) of independent directors, consisting of Dr. Yuhong Li, Mr. Huilin Wang, Mr. Jinbao Liu and Mr. Jianghua Feng, to review, evaluate and negotiate the 2015 Proposal and any alternatives thereto, and (ii) the 2015 Special Committee had engaged Roth Capital Partners, LLC as its independent financial advisor, and both Sullivan & Worcester LLP and Jun He Law Offices LLC as its legal counsel, to assist 2015 Special Committee in its review, evaluation and negotiation of the 2015 Proposal and any alternatives thereto, and the 2015 Special Committee was also advised by Richards, Layton & Finger, LLP.

On January 8, 2016, the 2015 Buyer Consortium sent a letter to the 2015 Special Committee withdrawing the 2015 Proposal citing concerns over recent market conditions.

After the withdrawal of the 2015 Proposal, the 2015 Buyer Consortium periodically reviewed the Company’s business operations, the general conditions of the Chinese economy, the Company’s industrial sector and generally assessed strategic alternatives.

During the period from October 30, 2015 when the 2015 Buyer Consortium submitted the 2015 Proposal until April 25, 2019 when the Buyer Consortium submitted the Proposal (as defined below), no party expressed any interest in a potential transaction involving the Company.

In March 2019, a number of factors led the Buyer Consortium to more seriously consider strategic alternatives, including, but not limited to, a plan that would maintain the Company’s NASDAQ listing and, alternatively, a going private transaction. The primary factors that influenced the Buyer Consortium’s consideration of strategic alternatives included the sustained low trading price of the Company’s common stock, global trade constraints and uncertainties faced by PRC-based automobile manufacturers and distributors, intense industry sector competition and increasing expenses and burdens to comply with the U.S. federal laws, including the U.S. securities laws.

On March 11, 2019, Ruili Group and Mr. Xiaoping Zhang engaged Huatai United Securities Co., Ltd. (“Huatai Securities”) as their exclusive financial advisor to assist Ruili Group, Mr. Zhang and their affiliates in their evaluation and participation in a potential going private transaction involving the Company. Over the course of March and April of 2019, representatives of Ruili Group, Mr. Xiaoping Zhang, and Huatai Securities discussed and analyzed available potential transaction structures and conducted certain other preparation and evaluation work in relation to the potential going private transaction.

On March 26, 2019, Ruili Group and Mr. Xiaoping Zhang engaged O’Melveny & Myers LLP (“O’Melveny”) to act as their U.S. legal counsel in connection with the potential going private transaction involving the Company, and after the engagement, representatives of O’Melveny participated in various discussions with representatives of the Buyer Consortium (as defined below) and Huatai Securities to evaluate the potential transaction and analyze the available transaction structures.

During the period from March 11, 2019 up until on or about the time the Buyer Consortium made its preliminary, non-binding proposal on April 25, 2019, representatives of Huatai Securities and O’Melveny provided Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang and Ruili Group with general advice with respect to the potential going private transaction, including expectations relating to transaction costs, timing and structures associated with typical going private transactions, as well as stockholder and regulatory approvals that may be implicated in such a transaction involving the Company, to facilitate their evaluation of the merits of proceeding with such a transaction.

On or about April 25, 2019, members of the Buyer Consortium, after considering the information provided by representatives of Huatai Securities and O’Melveny and other factors disclosed in the Proxy Statement under “Special Factors Relating to the Merger—Purposes and Reasons of the Buyer Consortium for the Merger,” resolved to (x) make a preliminary and non-binding proposal (the “Proposal”) to acquire all outstanding shares of Company common stock not already owned by the Buyer Consortium in a going private transaction for $4.26 per share of common stock, in cash, subject to certain conditions (the “Proposed Transaction”), and (y) enter into a consortium agreement to cooperate and participate together in the process of evaluating and negotiating the Proposed Transaction with the Company. On April 25, 2019, the Buyer Consortium submitted the Proposal to the board of directors of the Company. The Proposal also noted, among other things, that (i) the Buyer Consortium intended to fund the Proposed Transaction with the cash on hand, (ii) the Buyer Consortium agreed not to move forward with the transaction unless it is approved by a special committee of independent and disinterested directors and the stockholders of the Company holding a majority of the shares not owned by the Buyer consortium, and (iii) the members of the Buyer Consortium had no interest in selling any shares of Company common stock owned by them and they would not expect, in their capacity as stockholders, to consider or vote in favor of any alternative sale, merger or similar transaction involving the Company.

On April 26, 2019, the Company announced its receipt of the Proposal and stated that it intended to form a special committee consisting of independent directors to consider the Proposal.

In response to the Proposal, on May 20, 2019, the Board increased the size of the board of directors from seven (7) to nine (9) and appointed Mr. Xiao Lin and Mr. Binhua Feng as independent directors to fill the newly created seats.

At a meeting on May 21, 2019, our Board (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang who, as members of the Buyer Consortium, recused themselves from the board meeting and abstained from voting) established a special committee of the independent directors (the “special committee”), consisting of Mr. Xiao Lin and Mr. Binhua Feng, with Mr. Xiao Lin as the Chairman of the special committee. The Board decided to appoint Mr. Xiao Lin and Mr. Binhua Feng to form the special committee for two reasons:

First, even though the Board had previously determined that three of the four outside directors then serving on the Board (the “Existing Outside Directors”) that they qualified as “independent” directors for purposes of NASDAQ listing rules and other applicable standards, the Board decided to avoid any potential question as to their independence and disinterestedness arising from their relationship with Ruili Group, a member of the Buyer Consortium that is jointly controlled by the chairman and CEO of the Company and two other directors who are members of the Buyer Consortium. In particular, Mr. Jinbao Liu was employed by Ruili Group from January 2000 to December 2003 as a senior engineer and Assistant General Manager, Mr. Huilin Wang was employed by Ruili Group from March 2002 to June 2009 as a senior engineer, and Mr. Jianghua Feng was an attorney of a Chinese law firm that provided legal services to Ruili Group Ruian Auto Parts, Co., Ltd., a subsidiary of the Company. Although the fourth Existing Outside Director, Mr. Yuhua Li, did not have any similar relationship with Ruili Group, he declined to serve on the special committee because he lacked experience and expertise in similar transactions. For these reasons and to minimize any potential appearance of conflict of interest or lack of independence, the Company decided to appoint two new outside directors (the “New Outside Directors”) who had no prior employment history or other material relationship with the members of the Buyer Consortium or any of their affiliates.

Second, the Company selected the two New Outside Directors after a process of contacting and interviewing potential candidates who possessed experience and skill sets that the Company deemed relevant in the context. For example, Mr. Xiao Lin has investment banking experience and finance background relating to public companies, and Mr. Binhua Feng has extensive experience and deep understanding of the auto industry in China.

At the same meeting, the Board granted the special committee, by way of a unanimous vote cast by all members of the Board present at the meeting, the exclusive power and authority to, among other things, (i) to establish and direct the process and procedures related to the review and evaluation of the proposed going private transaction and any other proposed transaction to acquire all or a substantial portion of the stock or assets of the Company, or to engage in a merger, combination or other similar transaction involving the Company (collectively, the “Strategic Transactions”); (ii) to review, evaluate, investigate, pursue and negotiate the terms and conditions of any Strategic Transaction; (iii) to solicit expressions of interest or other proposals for Strategic Transactions to the extent the special committee deems appropriate; (iv) to determine whether any Strategic Transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders (or any subset of the stockholders of the Company that the special committee determines to be appropriate); (v) to reject any Strategic Transaction or approve, or recommend to the Board the approval of, any Strategic Transaction; (vi) to the extent applicable, to determine, or recommend to the Board, whether to recommend any Strategic Transaction to the stockholders of the Company (or any subset of the stockholders of the Company that the special committee determines to be appropriate); (vii) to review, analyze, evaluate, monitor and control all proceedings (including, without limitation, litigation) and activities of the Company related to any Strategic Transaction; (viii) to participate in the preparation of, review and comment upon any and all documents and other instruments used in connection with a Strategic Transaction; and (ix) to take such other actions as the special committee may deem, in its sole judgment and discretion, to be necessary, advisable or appropriate for the special committee to discharge its duties. In addition, the Board further resolved that the Board shall not recommend any Strategic Transaction for approval by the Company’s stockholders, or otherwise approve any Strategic Transaction, without a prior favorable recommendation of such Strategic Transaction by the special committee. Moreover, the Board also authorized the special committee to retain and compensate, on terms and conditions acceptable to the special committee, at the Company’s expense, such advisors, including, without limitation, financial and legal advisors, as the special committee deems appropriate to assist it in discharging its responsibilities. Finally, the Board directed the officers, employees and agents of the Company and the advisors to the Company (including, without limitation, legal counsel and financial advisors) to cooperate fully with the special committee and its advisors, agents, counsel and designees in all respects related to any Strategic Transaction, to take direction from the special committee and to provide such information and materials about the Company or which may otherwise be in the possession of the Company, including, without limitation, the books, records, projections and financial statements of the Company and any documents, reports or studies pertaining to the Company or any Strategic Transaction, as may be helpful in the discharge of the special committee’s duties.

At a meeting on May 22, 2019, our Board (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang who, as members of the Buyer Consortium, recused themselves from the board meeting and abstained from voting) appointed Mr. Xiao Lin as the chairperson of the special committee. At the same meeting, the Board, based on a review of special committee compensations levels in similar going private transactions, fixed the compensation level of the special committee members as follows: $9,000 per month as to the chairperson of the special committee, and $5,000 per month as to the other member of the special committee.

On May 24, 2019, the Company issued a press release regarding the establishment of the special committee and the credentials of the two members of the special committee and furnished the press release as an exhibit to its current report on Form 8-K with the SEC on May 24, 2019.

Over the course of June of 2019, the special committee interviewed multiple potential legal and financial advisers, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), Duff & Phelps Securities, LLC (“DPS”) and Duff & Phelps, LLC (together with DPS, collectively, “Duff & Phelps”), and retained Gibson Dunn as its legal advisor on June 18, 2019 and Duff & Phelps as its financial advisor on July 1, 2019 based on their respective qualifications, experience and credentials.

On June 21, 2019, Gibson Dunn sent to O’Melveny an initial draft of the confidentiality agreement between the Company and the Buyer Consortium. On June 28, 2019, representatives of O’Melveny, on behalf of the Buyer Consortium, sent to Gibson Dunn the Buyer Consortium’s comments on the confidentiality agreement. On July 1, 2019, following negotiations between Gibson Dunn and O’Melveny, the Company, at the direction of the special committee, entered into a confidentiality agreement with the Buyer Consortium.

On July 3, 2019, O’Melveny sent an initial draft of the merger agreement to Gibson Dunn.

On July 10, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Gibson Dunn explained to the members of the special committee their fiduciary duties to the Company and the Company’s stockholders under Delaware law. Members of the special committee acknowledged their fiduciary duties and committed to acting in the best interest of unaffiliated stockholders of the Company. Duff & Phelps presented to the members of the special committee a brief overview of the financial due diligence Duff & Phelps planned to perform on the Company and requested the special committee’s approval for it to initiate the financial due diligence process. Mr. Xiao Lin, on behalf of the special committee, approved. Members of the special committee, Gibson Dunn and Duff & Phelps then discussed the process of a going private transaction, key milestones, major documents, and the general timetable. Members of the special committee asked various questions including, among others, the potential benefits, advantages, limitations and disadvantages of a pre-signing market check and post-signing “go-shop” to which Gibson Dunn and Duff & Phelps answered.

Later on the same date, representatives of Duff & Phelps reached out to the Company to commence its financial due diligence with respect to the Company.

On July 15, 2019, Gibson Dunn provided to the special committee an issues list covering the key issues in the initial draft of the merger agreement.

On July 19, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Duff & Phelps updated the special committee on the progress of Duff & Phelps’ financial due diligence process, including, among other things, a management interview scheduled on Wednesday, July 24, 2019, in Wenzhou, China. Members of the special committee and representatives of Gibson Dunn then discussed issues identified in the initial draft of the merger agreement. Members of the special committee asked various questions regarding these issues, to which representatives of Gibson Dunn answered. Members of the special committee also discussed some of these issues extensively among themselves. Based on these discussions, the special committee instructed Gibson Dunn to prepare a markup of the merger agreement based upon the issues discussed.

On July 19, 2019, the Company made available to the special committee an email sent from an individual stockholder (“Stockholder A”), a minority stockholder of the Company. In Stockholder A’s email sent to the Company dated as of April 29, 2019 (the “Stockholder A’s Initial Email”), Stockholder A mentioned, among other things, that he would not vote for a sale of the Company at an offer price of $4.26 per share of common stock because he purchased the common stock at $7.25 per share when the Company went public in the U.S. in 2006, and that he believed the Company’s stock price had been impacted by negative sentiment among U.S. investors towards U.S.-listed Chinese companies and the existence of related-party transactions between the Company and Ruili Group.

On July 25, 2019, Gibson Dunn provided the special committee with a markup of the merger agreement.

On July 26, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Duff & Phelps updated the special committee on the progress of its financial due diligence including, among other things, its in-person meeting with the Company’s management in Wenzhou, China, on July 24, 2019. Members of the special committee and Gibson Dunn asked various questions, to which representatives of Duff & Phelps responded. Members of the special committee and representatives of Gibson Dunn and Duff & Phelps then discussed the Stockholder A’s Initial Email and, among other things, the next steps to take in order to verify and evaluate the information stated in the Stockholder A’s Initial Email. Members of the special committee also discussed the Stockholder A’s Initial Email extensively among themselves. Based on these discussions, the special committee requested and authorized Duff & Phelps, with the assistance of Gibson Dunn, to reach out to Stockholder A to seek clarification on Stockholder A’s standing as a stockholder as well as certain matters stated in the Stockholder A’s Initial Email. Members of the special committee and representatives of Gibson Dunn then discussed Gibson Dunn’s markup of the merger agreement. Gibson Dunn also informed the members of the special committee that Gibson Dunn had circulated Gibson Dunn’s markup of the merger agreement to Locke Lord LLP (“Locke Lord”), U.S. counsel to the Company, and requested Locke Lord to work with the Company to review and comment on certain representations, warranties, and covenants of the Company. Members of the special committee asked various questions regarding the markup of the merger agreement to which representatives of Gibson Dunn answered. Members of the special committee also discussed the markup extensively among themselves. Given that no third party indicated any interest in pursuing a transaction with the Company since April 25, 2019, the date when the Board received the Proposal, members of the special committee instructed Gibson Dunn to circulate the markup of the merger agreement to O’Melveny after reviewing and incorporating comments from the special committee and Locke Lord, and initiate the negotiation with O’Melveny to resolve legal issues.

On July 31, 2019, Duff & Phelps sent an email in response to the Stockholder A’s Initial Email to request further information concerning the Stockholder’s view regarding the related-party transactions and why the Stockholder believed they impacted the Company’s stock price.

Later on the same date, Gibson Dunn sent a revised draft of the merger agreement to O’Melveny. Gibson Dunn also requested O’Melveny to provide details of (i) the Buyer Consortium’s financing plan and (ii) the required regulatory approvals that the Buyer Consortium would need to obtain with respect to the Proposed Transaction (the “Parent Required Approvals”).

On August 2, 2019, Stockholder A responded in an email (the “Stockholder A’s Second Email”) with additional information on the matters stated in Stockholder A’s Initial Email. Stockholder A stated, among other things, his belief that none of the related-party transactions were unlawful and they had all been fully disclosed, but that the mere existence of these transactions presented challenges regarding valuing the Company and possible stockholder litigation. Stockholder A stated his belief that the Company should determine whether it is possible to unwind these transactions, which in Stockholder A’s view, would make it easier for stockholders to value the Company.

Later on the same date, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Gibson Dunn updated the special committee that Gibson Dunn circulated to O’Melveny a revised draft of the merger agreement, which reflected certain comments from the Company and Locke Lord. Duff & Phelps then provided the special committee with an update on the progress of its financial due diligence. Members of the special committee and Gibson Dunn asked various questions, to which Duff & Phelps responded. At the request of the special committee, Duff & Phelps updated the special committee of Stockholder A’s Second Email. Members of the special committee and representatives of Gibson Dunn and Duff & Phelps discussed the Stockholder A’s Second Email extensively. Based on these discussions, the special committee requested and authorized Duff & Phelps, with the assistance of Gibson Dunn, to communicate further with Stockholder A and to encourage Stockholder A to provide any additional information that in Stockholder A’s view may be helpful to the special committee and its advisors in the assessment of the Proposed Transaction.

Later on the same date, at the direction of the special committee, Duff & Phelps sent a subsequent email in response to the Stockholder A’s Second Email. Duff & Phelps stated that they would (i) discuss these related party transactions with the Company and the management team, and take them into account when performing their fairness analysis, and (ii) look for any further information that Stockholder A would provide on these issues and provide it to the special committee for consideration.

On August 6, 2019, O’Melveny sent to Gibson Dunn an updated draft of the merger agreement, and initial drafts of an equity commitment letter (the “Equity Commitment Letter”) and an equity contribution and voting agreement (the “Support Agreement”). O’Melveny also informed Gibson Dunn of (i) the Buyer Consortium’s plan to fund the Proposed Transaction with cash on hand, and (ii) a list of Parent Required Approvals.

On August 8, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Duff & Phelps updated the special committee that it had not received any response from Stockholder A since responding to the Stockholder A’s Second Email. Members of the special committee instructed Duff & Phelps to keep them updated if and when Stockholder A responds. At the request of the special committee, Duff & Phelps also discussed the progress of its analysis of the Proposal, informed the Special Committee of its projected timeline to complete its preliminary analysis with respect to the Proposal, and answered questions from the special committee and Gibson Dunn. Members of the special committee and representatives of Gibson Dunn then discussed issues identified by Gibson Dunn in the updated draft of the merger agreement circulated by O’Melveny on August 6, 2019. Members of the special committee asked various questions regarding these issues to which representatives of Gibson Dunn answered. Members of the special committee also discussed some of these issues extensively among themselves. Based on these discussions, the special committee authorized Gibson Dunn to reach out to O’Melveny to discuss certain issues in the merger agreement, and instructed Gibson Dunn to prepare a markup of the updated merger agreement.

On August 13, 2019, representatives of Gibson Dunn and representatives of O’Melveny participated in a teleconference to discuss certain key issues raised in the updated draft of the merger agreement provided to Gibson Dunn on August 6, 2019.

At the direction of the special committee, on August 14, 2019, Gibson Dunn provided a markup of the updated draft merger agreement to O’Melveny, and also asked O’Melveny how Ruili Group, a member of the Buyer Consortium, intended to guarantee payment of the reverse termination fee (the “Parent Termination Fee”).

On August 15, 2019, O’Melveny, at the direction of the Buyer Consortium, responded to Gibson Dunn that Ruili Group proposed to deposit the same amount of Parent Termination Fee in RMB directly into the bank account of Ruili Group Ruian Auto Parts Co., Ltd., the principal operating subsidiary of the Company (“Ruian”), prior to or contemporaneously with the execution of the merger agreement (the “Buyer Consortium’s Deposit Proposal”). Later on the same date, representatives of Gibson Dunn and O’Melveny had various telephonic conversations to discuss the Buyer Consortium’s Deposit Proposal and certain key issues raised in the merger agreement.

On August 16, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Duff & Phelps updated the special committee that it had not received any response from Stockholder A. During the meeting, Gibson Dunn provided an update to the special committee regarding the markup of the updated merger agreement circulated to O’Melveny on August 14, 2019 and the Buyer Consortium’s Deposit Proposal, among other things. Gibson Dunn explained to the special committee that Ruian is a joint venture in which the Company and Ruili Group hold a 90% and 10% ownership interest, respectively. Members of the special committee asked various questions, which representatives of Gibson Dunn and Duff & Phelps answered. Members of the special committee also discussed some of these issues extensively among themselves. Based on these discussions, the members of the special committee expressed their preference for Ruili Group to deposit funds in RMB to a RMB bank account of the Company or a wholly owned subsidiary of the Company (the “Special Committee’s Revised Proposal,” together with the Buyer Consortium’s Deposit Proposal, the “Deposit Matter”). Members of the special committee then instructed Gibson Dunn to contact Locke Lord to check whether the Company has a RMB bank account or any wholly owned subsidiary, and to discuss Special Committee’s Revised Proposal with O’Melveny. At the request of the special committee, Duff & Phelps also provided an update on the progress of its financial due diligence. It also reported that it had not yet received financial projections from the management of the Company. The special committee instructed Duff & Phelps to continue to follow up with the management of the Company for the financial projections.

Following the special committee meeting, on the same date, representatives of Gibson Dunn contacted Locke Lord to check certain information regarding the Deposit Matter.

On August 17, 2019, representatives of Gibson Dunn, on behalf of the special committee, enquired with the representatives of O’Melveny whether the Company or Fairford Holdings Limited (“Fairford”), a Hong Kong company and wholly owned subsidiary of the Company, could open an onshore RMB bank account.

On August 16 and August 19, 2019, O’Melveny sent to Gibson Dunn written responses stating that the Special Committee’s Revised Proposal would not be feasible because (i) the Company has no wholly owned subsidiaries in China, and (ii) it is practically difficult for an offshore entity, such as the Company and Fairford, to open an onshore RMB bank account in the PRC.

Between August 16 and August 19, 2019, representatives of Gibson Dunn and representatives of O’Melveny engaged in various discussions via telephone regarding the Deposit Matter and the key issues in the merger agreement.

On August 20, 2019, Locke Lord answered Gibson Dunn’s questions regarding the Deposit Matter.

On August 21, 2019, O’Melveny sent to Gibson Dunn a further revised draft of the merger agreement and a key issues list of the merger agreement.

On August 22, 2019, representatives of Gibson Dunn and representatives of O’Melveny engaged in various discussions via telephone discussing certain key issues in the revised draft of the merger agreement provided on August 21, 2019.

On August 23, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Duff & Phelps updated the special committee that it had not received any response from Stockholder A. During the meeting, Gibson Dunn provided an update to the special committee regarding the Deposit Matter and the issues in the further revised draft of the merger agreement, among other things. Members of the special committee and representatives of Gibson Dunn discussed various approaches with respect to the Deposit Matter including asking the Buyer Consortium and its relevant affiliates to confirm, among other things, (i) Ruian’s sole and exclusive control over the deposit of the Parent Termination Fee, (ii) Buyer Consortium and its relevant affiliates having no right to any distributions during the relevant period, and (iii) in the event that the Company is entitled to the Parent Termination Fee, the Buyer Consortium and its relevant affiliates having no right to any distributions of any portions of the Parent Termination Fee (together, the “Undertaking Approach”). Members of the special committee and representatives of Gibson Dunn also discussed certain other issues identified in the further revised draft of the merger agreement provided by O’Melveny on August 21, 2019. Members of the special committee asked various questions regarding the Deposit Matter and the merger agreement, which Gibson Dunn answered. Members of the special committee also discussed some of these issues extensively among themselves. Based on these discussions, members of the special committee agreed on the Undertaking Approach, and instructed Gibson Dunn to propose the Undertaking Approach to O’Melveny. At the request of the special committee, Duff & Phelps provided an update on the progress of its financial due diligence. Duff & Phelps also answered questions from the special committee and Gibson Dunn.

Later on the same date, Gibson Dunn sent to O’Melveny an initial draft of an undertaking agreement (the “Undertaking”) with respect to the Undertaking Approach and communicated to O’Melveny that the special committee would agree with the Buyer Consortium’s Deposit Proposal subject to the Buyer Consortium and its relevant affiliates accepting the Undertaking Approach proposed by the special committee.

On August 27, 2019, representatives of O’Melveny, on behalf of the Buyer Consortium, sent the Buyer Consortium’s comments to the initial draft of the Undertaking to representatives of Gibson Dunn.

On August 29, 2019, representatives of Gibson Dunn, on behalf of the special committee, sent the second draft of the Undertaking to representatives of O’Melveny.

On August 30, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Gibson Dunn updated the special committee on its various negotiations with O’Melveny regarding the merger agreement, as well as the Undertaking, the Equity Commitment Letter, and the Support Agreement (collectively, the “Ancillary Agreements”). Members of the special committee instructed Gibson Dunn to convey the special committee’s positions on each of the key outstanding issues to O’Melveny and continue negotiating the Ancillary Agreements with O’Melveny.

Later on the same date, Gibson Dunn sent to O’Melveny (i) a key issues list, which sets forth the special committee’s positions on the outstanding issues in the merger agreement, and (ii) a revised draft of the Equity Commitment Letter.

Between August 27 and September 2, 2019, Gibson Dunn and O’Melveny negotiated and revised the Undertaking. On September 2, 2019, O’Melveny confirmed to Gibson Dunn that the Buyer Consortium had no further comments on the Undertaking.

On September 6, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Gibson Dunn updated the special committee on the status of the merger agreement and the Ancillary Agreements (collectively, “Transaction Documents”). At the request of the special committee, Duff & Phelps reported to the special committee that the Company’s management was in the process of preparing the financial projections. Members of the special committee then instructed (i) Duff & Phelps to keep the special committee updated when it receives the financial projections from the Company’s management, and (ii) Gibson Dunn to continue negotiating with O’Melveny the Transaction Documents.

On September 10, 2019, Gibson Dunn sent to O’Melveny a revised draft of the Support Agreement.

Between September 10 and October 16, 2019, Gibson Dunn and O’Melveny negotiated and revised the Ancillary Agreements while Duff & Phelps conducted financial analysis of the Company.

On September 12, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Duff & Phelps reported to the special committee the progress of its financial analysis on the Company. At the request of the special committee, Gibson Dunn summarized the status of each of the Transaction Documents.

On September 20, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Duff & Phelps reported to the special committee that it had not yet received financial projections from the management of the Company. The special committee instructed Duff & Phelps to continue to follow up with the management of the Company for the financial projections. At the request of the special committee, Gibson Dunn updated the special committee of the status of each of the Transaction Documents.

Later on the same date, O’Melveny sent to Gibson Dunn a further revised draft of the Equity Commitment Letter and an updated draft of the Support Agreement, and confirmed to Gibson Dunn that the Buyer Consortium had no further comments on the Support Agreement.

On October 7, 2019, Duff & Phelps provided the special committee with the financial projections of the Company that Duff & Phelps received from the Company’s management members.

On October 8, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, Duff & Phelps walked the special committee through the financial projections of the Company. Members of the special committee and Gibson Dunn asked various questions regarding the financial projections to which representatives of Duff & Phelps answered. Members of the special committee also discussed the financial projections extensively among themselves. Based on these discussions, the special committee instructed Duff & Phelps to perform the valuation analysis of the Company based on the financial projections provided and other information that Duff & Phelps deems appropriate and relevant.

On October 16, 2019, Gibson Dunn and O’Melveny negotiated and revised the Equity Commitment Letter. Later on the same date, Gibson Dunn sent to O’Melveny a further revised Equity Commitment Letter.

On October 25, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Duff & Phelps orally updated the special committee on the progress of its financial analysis on the Company. Members of the special committee and Gibson Dunn asked various questions, which Duff & Phelps answered. Based on these discussions, the special committee authorized Duff & Phelps to reach out to the Buyer Consortium to request a price increase from the Buyer Consortium. Prior to the meeting, Duff & Phelps provided the special committee with statistics of the use of a pre-signing market check and/or a “go-shop” in similar going private transactions. At the meeting, members of the special committee asked various questions regarding potential benefits, advantages, limitations, disadvantages of the use of a pre-signing market check and/or “go-shop” in a going private transaction, which Duff & Phelps and Gibson Dunn answered. Members of the special committee also discussed these topics extensively among themselves. Based on these discussions, the special committee instructed Gibson Dunn to communicate with O’Melveny the preference of the special committee to conduct a pre-signing market check in the Proposed Transaction.

Later on the same date, Gibson Dunn communicated with O’Melveny the preference of the special committee to conduct a pre-signing market check in the Proposed Transaction.

On October 28, 2019, upon the authorization of the special committee, Duff & Phelps sent to O’Melveny the special committee’s request for an increase of the purchase price. The request was not made for a specific price or range of prices.

On October 30, 2019, Duff & Phelps provided the special committee with a proposed list of potential buyers for the pre-signing market check, which includes six potential strategic buyers and fifteen potential financial buyers (the “Proposed Buyer List”).

On October 31, 2019, representatives of Duff & Phelps and representatives of Gibson Dunn held a telephonic meeting with representatives of Huatai Securities and representatives of O’Melveny, to discuss, among other things, the special committee’s request for a price increase from the Buyer Consortium.

Later on the same date, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Duff & Phelps provided the special committee with its price negotiation earlier on the same date with the Buyer Consortium’s advisors. At the request of the special committee, Duff & Phelps then provided more details of the Proposed Buyer List. Members of the special committee and Gibson Dunn asked various questions, which Duff & Phelps answered. Based on these discussions, the special committee authorized Duff & Phelps to commence the pre-signing market check process.

Between October 31, 2019 and November 14, 2019, Duff & Phelps contacted, and subsequently followed up with, each of the potential buyers on the Proposed Buyer List. Duff & Phelps also provided each of the potential buyers with the Company’s latest annual and quarterly reports.

On November 15, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Duff & Phelps updated the special committee with the result of the pre-signing market check. Duff & Phelps contacted six potential strategic buyers and fifteen potential financial buyers on the Proposed Buyer List and none of the potential buyers indicated any interest in pursuing a transaction with the Company. Duff & Phelps then updated the special committee on the progress of its financial analysis on the Company and its projected timeline to complete its financial analysis. Members of the special committee and Gibson Dunn asked various questions, which Duff & Phelps answered. Based on these discussions, the special committee instructed Duff & Phelps to continue its financial analysis and provide further report after completion of the financial analysis.

On or around November 20, 2019, representatives of Duff & Phelps had further discussions with the Buyer Consortium and its advisors with respect to the special committee’s request for an improved offer price.

On November 22, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Duff & Phelps updated the special committee on the progress of Duff & Phelps’ financial analysis on the Company, and answered questions from the special committee and Gibson Dunn. Based on these discussions, the special committee authorized Duff & Phelps and Gibson Dunn to continue the price negotiation and negotiation of the Transaction Documents with the Buyer Consortium and its advisors.

Later on the same date, Gibson Dunn sent to O’Melveny a revised draft of the merger agreement, and an updated issues list of the merger agreement, which includes, among other things, the special committee’s request for the Buyer Consortium to raise the offer price.

On November 25, 2019, O’Melveny sent to Gibson Dunn an updated issues list of the merger agreement, which sets forth the Buyer Consortium’s revised positions on the outstanding issues of the merger agreement including, among other things, an increased offer price of $4.72 per share from its original offer price of $4.26 in the Proposal. O’Melveny also confirmed to Gibson Dunn via telephone that $4.72 per share was the final offer from the Buyer Consortium.

On the same date, O’Melveny also confirmed to Gibson Dunn in writing that the Buyer Consortium has no further comments on the Equity Commitment Letter circulated by Gibson Dunn on October 16, 2019.

Between November 22 and November 28, 2019, representatives of Gibson Dunn and representatives of O’Melveny had various negotiations via telephone on the outstanding issues in the Transaction Documents.

On November 27, 2019, O’Melveny informed Gibson Dunn in writing that the Buyer Consortium has deposited the RMB amount of the Parent Termination Fee into a bank account of Ruian.

Later on the same date, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the special committee, Gibson Dunn walked the special committee through the Buyer Consortium’s revised positions on the outstanding issues of the merger agreement and Ruian’s receipt of the deposit with respect to the Parent Termination Fee. Members of the special committee, Gibson Dunn, and Duff & Phelps discussed the outstanding issues in the Buyer Consortium’s revised positions, including the closing condition relating to dissenting stockholders and the Parent Regulatory Approvals. Members of the special committee asked various questions, which Gibson Dunn and Duff & Phelps answered. Members of the special committee also discussed some of these issues extensively among themselves. Based on these discussions, the special committee instructed Gibson Dunn to continue the negotiation of the outstanding issues in the Buyer Consortium’s revised positions with O’Melveny. Member(s) of the special committee will also directly discuss with representative(s) of the Buyer Consortium regarding the outstanding issues.

On November 28, 2019, Gibson Dunn and O’Melveny negotiated and revised the Transaction Documents. On the same date, the special committee also discussed with the Buyer Consortium on the outstanding issues.

On November 29, 2019, the special committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. During the meeting, at the request of the special committee, Gibson Dunn reviewed with the special committee the terms and conditions of the revised Transaction Documents, pursuant to which the Buyer Consortium would acquire the Company (the “Merger”). The special committee asked questions of Gibson Dunn regarding the revised Transaction Documents, which Gibson Dunn answered. Additionally, Duff & Phelps reviewed with the special committee its fairness analysis on the Company and the Buyer Consortium’s increased offer price of $4.72 per share of common stock. Members of the special committee and Gibson Dunn asked various questions, which representatives of Duff & Phelps answered. Duff & Phelps then orally delivered its opinion, with its written opinion to follow, that, as of November 29, 2019 and based upon and subject to the various qualifications, assumptions and limitations described in its opinion, the merger consideration of $4.72 per share of common stock to be received by the Company’s stockholders, other than the Buyer Consortium and its affiliates and Dissenting Stockholders, in the proposed Merger is fair, from a financial point of view, to such holders. See “Special Factors Relating to the Merger—Opinion of Duff & Phelps, Financial Advisor to the Special Committee” beginning on page 32 for additional information. Following a comprehensive and detailed discussion of the proposed terms of the revised Transaction Documents, the financial presentation provided by Duff & Phelps and its fairness opinion, and taking into account the other factors described below under the headings titled “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 25 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 26, the special committee determined that the terms and conditions of the revised Transaction Documents, including the Buyer Consortium’s final offer price of $4.72 per share, are in the best interests of the Company and its stockholders. Upon a motion by Chairman Mr. Xiao Lin, seconded by Mr. Binhua Feng, the special committee unanimously adopted resolutions approving the revised Transaction Documents and resolutions recommending to the Board that they adopt the revised Transaction Documents and recommend the acquisition of the Company by the Buyer Consortium to the Company’s stockholders.

Following the meeting of the special committee, on the same date, the Board convened and based upon the unanimous recommendation of the special committee, and taking into accounts the other factors described below under the headings titled “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 25 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 26, the Board (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, members of the Buyer Consortium who abstained from voting) unanimously adopted resolutions approving the terms of the revised Transaction Documents and the transactions contemplated thereby and resolutions recommending that the Company’s stockholders vote to approve the terms of the merger agreement.

Upon the adoption and approval of the terms of the Transaction Documents by the Company’s Board, the Company, Parent and Merger Sub subsequently executed and delivered the Transaction Documents.

Later on the same date, the Company issued a press release announcing the execution of the Merger Agreement and other Transaction Documents, and subsequently furnished the press release as an exhibit to its current report on Form 8-K with the SEC on December 2, 2019.

On December 3, 2019, Mr. Xiaoping Zhang, Ms. Shuping Chi, Mr. Xiaofeng Zhang and Parent filed with the SEC the Amendment No. 2 to the Schedule 13D filed with the SEC on October 30, 2015 (as amended by the Amendment No. 1 to the Schedule 13D filed with the SEC on April 25, 2019).

Neither the Company, the special committee nor Duff & Phelps has received any communications from Stockholder A since August 2, 2019.

Purposes and Reasons of Our Board of Directors and Special Committee for the Merger

At a meeting on May 21, 2019, our Board (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang who, as members of the Buyer Consortium, recused themselves from the board meeting and abstained from voting) granted the special committee, by way of a unanimous vote cast by all members of the Board present at the meeting, the exclusive power and authority to, among other things, (i) to establish and direct the process and procedures related to the review and evaluation of the proposed going private transaction and any other proposed transaction to acquire all or a substantial portion of the stock or assets of the Company, or to engage in a merger, combination or other similar transaction involving the Company; (ii) to review, evaluate, investigate, pursue and negotiate the terms and conditions of any Strategic Transaction; (iii) to solicit expressions of interest or other proposals for Strategic Transactions to the extent the special committee deems appropriate; (iv) to determine whether any Strategic Transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders (or any subset of the stockholders of the Company that the special committee determines to be appropriate); (v) to reject any Strategic Transaction or approve, or recommend to the Board the approval of, any Strategic Transaction; (vi) to the extent applicable, to determine, or recommend to the Board, whether to recommend any Strategic Transaction to the stockholders of the Company (or any subset of the stockholders of the Company that the special committee determines to be appropriate); (vii) to review, analyze, evaluate, monitor and control all proceedings (including, without limitation, litigation) and activities of the Company related to any Strategic Transaction; (viii) to participate in the preparation of, review and comment upon any and all documents and other instruments used in connection with a Strategic Transaction; and (ix) to take such other actions as the special committee may deem, in its sole judgment and discretion, to be necessary, advisable or appropriate for the special committee to discharge its duties. In addition, the Board further resolved that the Board shall not recommend any Strategic Transaction for approval by the Company’s stockholders, or otherwise approve any Strategic Transaction, without a prior favorable recommendation of such Strategic Transaction by the special committee. Moreover, the Board also authorized the special committee to retain and compensate, on terms and conditions acceptable to the special committee, at the Company’s expense, such advisors, including, without limitation, financial and legal advisors, as the special committee deems appropriate to assist it in discharging its responsibilities. Finally, the Board directed the officers, employees and agents of the Company and the advisors to the Company (including, without limitation, legal counsel and financial advisors) to cooperate fully with the special committee and its advisors, agents, counsel and designees in all respects related to any Strategic Transaction, to take direction from the special committee and to provide such information and materials about the Company or which may otherwise be in the possession of the Company, including, without limitation, the books, records, projections and financial statements of the Company and any documents, reports or studies pertaining to the Company or any Strategic Transaction, as may be helpful in the discharge of the special committee’s duties.

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $4.72 per share in cash, without interest, less any applicable withholding taxes, which represents approximately a 26.2% premium over the closing price of $3.74 per share of the Company’s common stock as quoted by NASDAQ on April 24, 2019, the last trading day prior to the date that the Company received a non-binding “going private” proposal from the Buyer Consortium, and a premium of approximately 39.2% over the closing price of $3.39 per share of the Company’s common stock on November 27, 2019, the last trading day prior to the announcement relating to the execution of the merger agreement.

As a publicly traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per share price of the Company’s publicly traded common stock. The special committee and our board of directors believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the Company common stock at this time due to the high costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 (“SOX”) and other U.S. federal securities laws. We estimate such costs to be, on an annualized basis, approximately $[         ] for fees and expenses of public accountants (excluding fees and expenses relating to the merger), approximately $100,000 for fees and expenses of U.S. securities counsel (excluding fees and expenses relating to the merger) and $108,000 for fees and expenses of the Company’s investor relations firm (excluding fees and expenses relating to the merger). These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with the SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Based on the foregoing considerations, each of the special committee and our board of directors has concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company as a result of the proposed merger than to remain a public company.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of its independent financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on November 29, 2019, the special committee unanimously recommended that our board of directors adopt resolutions that:

●	determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and the Unaffiliated Stockholders, and declare it advisable to enter into the merger agreement;

●	authorize and approve the execution, delivery, and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

●	direct that the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at a special meeting of the stockholders of the Company with the recommendation that the stockholders of the Company authorize and approve the merger agreement and the transactions contemplated under the merger agreement, including the merger.

At a meeting on November 29, 2019, our board of directors (other than Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang who, as members of the Buyer Consortium, recused themselves from the board meeting and abstained from voting) unanimously adopted the resolutions recommended by the special committee. Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, members of the Buyer Consortium, recused themselves from the board meeting and abstained from voting because of the potential conflicts of interest arising from his or her role as a member of the board of directors of the Company and his or her interests in the transactions contemplated under the merger agreement. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 55 for additional information.

On November 29, 2019, each of the special committee and our board of directors determined that the proposed merger was substantively and procedurally fair to the Unaffiliated Stockholders based upon the following substantive factors and potential benefits of the merger, which are not listed in any relative order of importance:

●	the current and historical market prices of the Company common stock, including the fact that the per share merger consideration of $4.72 per share offered to our Unaffiliated Stockholders represents a 26.2% premium to the closing price of the Company common stock on April 24, 2019, the last trading day immediately prior to April 25, 2019, the date that the Company received the Proposal from the Buyer Consortium. The $4.72 per share merger consideration to be paid to our Unaffiliated Stockholders also represents (i) a premium of 39.2% over the closing price of $3.39 per share of Company common stock on November 27, 2019, the last trading day immediately before the merger agreement was signed, and (ii) a premium of 46.1%, 46.3%, and 61.2%, respectively, to the volume-weighted average price of the Company common stock during the 30, 60, and 90 trading days prior to April 25, 2019, the date that the Company received the Proposal from the Buyer Consortium;

●	the lack of interested bidders following the Company’s announcement on April 26, 2019 that it received a “going private” proposal and after a pre-signing market check;

●	the limited trading volume of our common stock on NASDAQ and the possibility that it could take a considerable period of time before the trading price of the Company common stock would reach and sustain the level of the per share merger consideration of $4.72, as adjusted for the time value of money, and the possibility that such value might never be obtained;

●	the negotiations with respect to the per share merger consideration and the special committee’s determination that, following extensive negotiations with the Buyer Consortium, $4.72 per share was the highest price that the Buyer Consortium would agree to pay, which represents a 10.8% increase to the price initially offered by the Buyer Consortium in its Proposal on April 25, 2019 of $4.26 per share;

●	the all-cash merger consideration, which will allow our Unaffiliated Stockholders to realize liquidity for their investment after the consummation of the Transactions and provide them with certainty as to the amount of the merger consideration;

●	the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

●	the likelihood that the merger would be completed based on, among other things (not in any order of importance):

●	the absence of a financing condition in the merger agreement;

●	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion;

●	Parent’s agreement in the merger agreement to use its reasonable best efforts to consummate the merger;

●	the fact the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay, or cause to be paid, to the Company a parent termination fee of $1,125,085.35, and the deposit arrangement and undertaking of such payment obligation by the Buyer Consortium pursuant to the Undertaking;

●	the fact that Parent has deposited the RMB-equivalent amount of such parent termination fee into a bank account of Ruili Group Ruian Auto Parts Co., Ltd., the principal operating subsidiary of the Company, prior to the execution of the merger agreement, which deposit will be used to pay the parent termination fee in certain circumstances;

●	the Company’s ability, under certain circumstances, to seek specific performance pursuant to the merger agreement to cause Parent and Merger Sub to consummate the merger;

●	the Company’s ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “The Merger Agreement—No Solicitation; Competing Proposals; Change in Company Recommendation” below); and

●	the Company’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s stockholders vote to authorize and approve the merger agreement and the transactions contemplated under the merger agreement, including the merger (as further explained under “The Merger Agreement—No Solicitation; Competing Proposals; Change in Company Recommendation” below);

●	the financial analysis reviewed and discussed with the special committee (the “Financial Analysis”) by representatives of Duff & Phelps, as well as the oral opinion of Duff & Phelps to the special committee on November 29, 2019 (which was subsequently confirmed by delivery of a written opinion) with respect to the fairness, from a financial point of view, of the $4.72 per share merger consideration to be received by holders of the shares (other than the Excluded Shares and Dissenting Shares) in the merger, as of November 29, 2019, subject to the various assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. See “Special Factors Relating to the Merger—Opinion of Duff & Phelps, Financial Advisor to the Special Committee” beginning on page 32 for additional information. The special committee notes that the opinion delivered by Duff & Phelps addresses the fairness, from a financial point of view, of the $4.72 per share merger consideration to be received by holders of the shares (other than the Excluded Shares and Dissenting Shares), including the Company’s director and officer stockholders. These director and officer stockholders are treated in the same way as the Unaffiliated Stockholders in connection with the merger, and will receive the same amount of per share merger consideration as the Unaffiliated Stockholders. The special committee does not believe the inclusion of these director and officer stockholders in the opinion affects its ability to rely on the opinion of Duff & Phelps as one of the factors, based on which the special committee determines that the merger is fair to the Unaffiliated Stockholders. However, the special committee has not made any determination, nor does it intend to express any view, as to the fairness of the merger to any stockholder who is an affiliate of the Company, such as the director and officer stockholders identified in the preceding sentence. The special committee and the Board expressly adopted these analyses and opinions of Duff & Phelps as their own, among other factors considered, in reaching their respective determination as to the fairness of the Transactions, including the merger;

●	the availability of appraisal rights to the Unaffiliated Stockholders who comply with all of the required procedures under the DGCL for exercising dissenters’ and appraisal rights, which allow such stockholders to seek appraisal of the fair value of their shares of Company common stock as determined by the courts of Delaware;

●	the consideration and negotiation of the merger agreement was conducted entirely under the oversight of the members of the special committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the authority of the special committee, which was advised throughout the process by independent legal and financial advisors;

●	the overall slowdown in the PRC economy in general and in the auto sector in particular which will likely have an adverse effect on the Company’s business, financial condition and projections, and results of operations;

●	the increased costs of regulatory compliance for public companies, especially considering few China-based companies in our industry continue to be publicly listed and traded;

●	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

●	the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

●	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

●	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent publicly traded entity and the perceived risks of that alterative), the range of potential benefits to its stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the special committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its stockholders than the merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

●	forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position; and

●	the special committee’s belief that the merger is financially more favorable to the Unaffiliated Stockholders than any other alternative reasonably available to the Company and the Unaffiliated Stockholders.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our Unaffiliated Stockholders and to permit the special committee and our board of directors to represent effectively the interests of such Unaffiliated Stockholders. These procedural safeguards, which are not listed in any order of importance, are discussed below:

●	in considering the transaction with the Buyer Consortium, the special committee acted solely to represent the interests of the Unaffiliated Stockholders, and the special committee had independent control of the extensive negotiations on behalf of such Unaffiliated Stockholders with the Buyer Consortium and its advisors;

●	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation or business dealing with the Buyer Consortium. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates;

●	the fact that, other than their receipt of board and special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or Board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, members of the special committee do not have interests in the merger different from, or in addition to, those of the Unaffiliated Stockholders;

●	the fact that the special committee was assisted in negotiations with the Buyer Consortium and in its evaluation of the proposed merger by Duff & Phelps, its independent financial advisor, and Gibson Dunn, its independent legal advisor, each reporting solely to the special committee;

●	the fact that the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Consortium and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

●	the fact that the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the Buyer Consortium and their advisors, on the other hand, which, among other things, resulted in an increase in the per share merger consideration from the Buyer Consortium’s initial offer of $4.26 per share to $4.72 per share;

●	the fact that the special committee had the authority to reject the terms of any strategic transaction, including the merger;

●	the fact that the special committee met regularly to consider and review the proposed merger with advice from its advisors, and each member of the special committee was actively engaged in the process on a continuous and regular basis;

●	the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of any merger proposal from the Buyer Consortium or any other transaction;

●	the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date our stockholders vote upon and authorize and approve the merger agreement;

●	the special committee, with the assistance of its financial and legal advisors, had extensive opportunity to evaluate and negotiate the Buyer Consortium’s going private proposal as well as to explore and evaluate other alternative transactions for the Company, and more than seven months elapsed from the date the Buyer Consortium delivered its going private proposal to the date the merger agreement was entered into;

●	the ability of the Company to terminate the merger agreement in order to enter into an agreement relating to a superior proposal;

●	the fact that the special committee conducted a pre-signing market check to identify and seek offers from potentially interested buyers, during which (i) Duff & Phelps contacted six potential strategic buyers and fifteen potential financial buyers, and (ii) none of the potential buyers indicated any interest in pursuing a transaction with the Company; and

●	the fact that, under the terms of the merger agreement, the merger must be approved by an affirmative vote (in person or by proxy) of (i) the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon and (ii) Unaffiliated Stockholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon owned by all Unaffiliated Stockholders.

The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the transactions contemplated therein, which are not listed in any order of importance:

●	the fact that the Company’s stockholders, other than the Rollover Stockholders, will have no ongoing equity participation in the Company following the merger, and that the Company’s stockholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of Company common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to stockholders;

●	the possibility that the Buyer Consortium could sell some or all of their interest in the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

●	the fact that members of the Buyer Consortium (other than Ruili Group), who collectively beneficially own approximately 58.83% of the total number of outstanding shares of Company common stock, have expressed unwillingness to consider any transaction involving the sale of all or any portion of their shares to any third party, which may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the merger, noting that this fact may have accounted, in whole or in part, for the absence of any alternative acquisition proposal with a higher price to our stockholders despite our having made contact with multiple strategic and financial parties regarding a potential acquisition;

●	the fact that there are restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it might otherwise take with respect to the operations of the Company pending completion of the proposed merger;

●	the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, that the merger may not be completed even if the merger agreement is adopted by the Company’s stockholders;

●	the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

●	the fact that the Company will be required to, under certain circumstances, pay Parent a termination fee of $562,542.67 in connection with the termination of the merger agreement;

●	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the rollover commitment of the Rollover Stockholders and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to seeking specific performance or receipt of a parent termination fee of $1,125,085.35;

●	the fact that the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver by Parent and Merger Sub of receiving the Parent Required Approvals (as defined in the merger agreement; see “The Merger Agreement—Parent Required Approvals” below), and that the Company may not have a remedy in the event the merger fails to close because the Parent Required Approvals have not been obtained, except, under certain circumstances, a right to receive a Parent Termination Fee in an amount equal to the reasonable and documented out-of-pocket expenses incurred by the Company and the special committee in connection with the transactions contemplated by the merger agreement;

●	the terms of the Rollover Stockholders’ participation in the merger and the fact that certain members of the Company’s management may have interests in the transaction that are different from, or in addition to, those of our Unaffiliated Stockholders; see “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” for additional information;

●	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

●	the taxability of an all cash transaction to our Unaffiliated Stockholders who are U.S. Holders for U.S. federal income tax purposes (as defined under “Special Factors Relating to the Merger—Material United States Federal Income Tax Consequences”); and

●	the possibility of the imposition of PRC or other foreign taxes in connection with the merger.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors quantified or otherwise assigned relative weights to the foregoing factors in reaching its conclusion, nor did either find it practicable to do so. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

Neither the special committee nor our board of directors considered the liquidation value of Company’s assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the special committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the special committee and the board of directors of the Company also considered the historical market prices of the Company common stock as described on page 27. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s unaudited net book value per share of Company common stock as of September 30, 2019 was $9.79. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development, manufacturing, and distribution of automotive brake systems and other key safety related auto parts to automotive original equipment manufacturers, or OEMs, and the related aftermarket both in China and abroad, or the business risks inherent in competing with larger companies in that industry.

The special committee and our board of directors, in reaching their respective determinations to approve and recommend to the Unaffiliated Stockholders the merger agreement and the transactions contemplated thereby, including the merger, also considered the risk of losing the opportunity to enter into a transaction with the Buyer Consortium at the per share merger consideration that was considered fair, from a financial point of view, to the Unaffiliated Stockholders.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests to the Company and our Unaffiliated Stockholders and its decision to approve the merger agreement and recommend the adoption of the merger agreement by our stockholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under the captions “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” and expressly adopted such determinations, recommendations and analysis as its own. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of the Company and our Unaffiliated Stockholders.

Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Duff & Phelps, Financial Advisor to the Special Committee

Pursuant to an engagement letter dated July 1, 2019, the special committee engaged Duff & Phelps to serve as its independent financial advisor and to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the special committee on November 29, 2019, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by delivery of its written opinion later on the same date) to the special committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the $4.72 per share merger consideration to be received by the holders of the Company common stock, other than the Excluded Shares and Dissenting Shares, in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Company common stock other than in their capacity as holders of Company common stock). No limitations were imposed by the special committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps, dated November 29, 2019, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The stockholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ opinion is addressed to the special committee (in its capacity as such), and is directed only to the fairness, from a financial point of view, the per share merger consideration and does not constitute a recommendation to any stockholders of the Company as to how such stockholder should vote or act with respect to the merger or any other matter. The per share merger consideration was determined through arms-length negotiations between the special committee and the Buyer Consortium and was approved by the special committee and the Board, and Duff & Phelps did not recommend any specific amount of consideration for the merger or that any specific amount of consideration constituted the only appropriate consideration for the merger. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

●	reviewed the Company’s annual reports and audited financial statements on Form 10-K filed with the SEC for the fiscal years ended December 31, 2014 through 2018 and the Company’s unaudited interim financial statements for the nine months ended September 30, 2018 and September 30, 2019 included in the Company’s Form 10-Q filed with the SEC;

●	reviewed the unaudited balance sheet of Ruili Group Ruian Auto Parts Co., Ltd. as of September 30, 2019, prepared in accordance with accounting principles generally accepted in the U.S., provided by management of the Company;

●	reviewed a detailed financial projections model for the years ending December 31, 2019 through 2024, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has, with the special committee’s consent, relied in performing its analysis (the “Management Projections”);

●	reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

●	reviewed a letter dated November 25, 2019 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

●	reviewed documents related to the Transaction, including the execution version, each dated as of November 29, 2019, of (i) the merger agreement; (ii) the Equity Contribution and Voting Agreement; (iii) the Undertaking; and (iv) the Equity Commitment Letter;

●	discussed the information referred to above and the background and other elements of the Transaction with the management of the Company;

●	discussed with the management of the Company with respect to the Company’s future business operations;

●	reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

●	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

●	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its financial analyses and rendering its opinion with respect to the Transaction, Duff & Phelps, with the Company’s and the special committee’s consent:

●	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

●	relied upon the fact that the special committee, the Board, and the Company have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly, and timely taken;

●	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts, or projections, or their underlying assumptions;

●	assumed that the information supplied and representations made by Company management are substantially accurate regarding the Company and the Transaction;

●	assumed that the representations and warranties made in the merger agreement are substantially accurate;

●	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed;

●	assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, businesses, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

●	assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the Transaction Documents without any material amendments or waivers thereto; and

●	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based is proven to be untrue in any material respect, the opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Duff & Phelps prepared its opinion effective as of November 29, 2019. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps is not expressing any opinion as to the market price or value of the Company common stock (or anything else) after the announcement or the consummation of the Transaction. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the per share merger consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion was furnished solely for the use and benefit of the special committee in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent, except that a copy of this opinion may be provided to the Board and included in the filings with the SEC in relation to the Transaction. The opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Transaction; (iii) is not a recommendation as to how the special committee, the Board, the Company or any other person including stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction; and (iv) does not indicate that the per share merger consideration is the best possibility attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction, or advise the special committee or any other party with respect to alternatives to the Transaction, other than a pre-signing market check with certain potential buyers, or (ii) negotiate the terms of the Transaction (other than its participation in the negotiation of the per share merger consideration).

Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Summary of Financial Analyses

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the special committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2019 through December 31, 2024, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors Relating to the Merger—Prospective Financial Information” beginning on page 51. The costs associated with the Company being a publicly listed company, as provided by Company management, were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2024 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.50% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 12.00% to 13.00%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB 1,530.00 million to RMB 1,760.00 million and a range of implied values of the Company’s common stock of US$3.19 to US$4.72 per share of common stock.

The estimated future unlevered free cash flows Duff & Phelps used are summarized as follows (RMB in thousands):

2019Q4P	2020P	2021P	2022P	2023P	2024P	Terminal Year
(76,418)	(48,038)	58,674	109,034	156,558	206,893	236,864

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Transaction. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Transaction cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis.

Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the auto parts industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The nineteen companies included in the selected public company analysis in the auto parts industry were:

China Auto Parts Companies	● Minth Group Limited
● China XD Plastics Company Limited
● Xiezhong International Holdings Limited
● China Yuchai International Limited
● China Automotive Systems, Inc.

Global Brake Companies	● Knorr-Bremse Aktiengesellschaft
● Brembo S.p.A.
● Nabtesco Corporation
● Meritor, Inc.
● Akebono Brake Industry Co., Ltd.
● Haldex AB (publ)

U.S. Auto Parts Companies	● Magna International Inc.
● Autoliv, Inc.
● BorgWarner Inc.
● Lear Corporation
● American Axle & Manufacturing Holdings, Inc.
● Delphi Technologies PLC
● Cooper-Standard Holdings Inc.
● Stoneridge, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2019, 2020 and 2021 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses). Government grants are included in EBITDA and EBIT metrics.

	Revenue Growth					EBITDA Growth					EBITDA Margin					EBIT Growth					EBIT Margin
	3-YR CAGR[1]	LTM[2]	2019	2020	2021	3-YR CAGR	LTM	2019	2020	2021	3-YR AVG	LTM	2019	2020	2021	3-YR CAGR	LTM	2019	2020	2021	3-YR AVG	LTM	2019	2020	2021
China Auto Parts Companies
Minth Group Limited	17.9%	4.8%	5.4%	13.5%	11.2%	17.1%	-4.9%	14.6%	13.9%	8.1%	23.4%	21.3%	23.7%	23.7%	23.1%	15.0%	-13.7%	15.2%	14.9%	13.7%	18.7%	15.5%	18.2%	18.4%	18.8%
China XD Plastics Company Limited	8.5%	10.0%	NA	NA	NA	-0.3%	2.2%	NA	NA	NA	15.5%	14.0%	NA	NA	NA	-5.1%	-11.3%	NA	NA	NA	12.2%	9.8%	NA	NA	NA
Xiezhong International Holdings Limited	NM	3.3%	16.5%	15.4%	16.3%	NM	NM	NM	NM	15.7%	NM	NM	7.1%	11.9%	11.8%	NM	NM	NM	NM	27.9%	NM	NM	0.1%	5.1%	5.6%
China Yuchai International Limited	5.8%	8.7%	1.9%	10.5%	NA	10.3%	-21.3%	-32.5%	38.3%	NA	11.5%	9.6%	7.1%	8.9%	NA	16.3%	-26.7%	-42.9%	59.8%	NA	8.6%	7.1%	4.5%	6.6%	NA
China Automotive Systems, Inc.	3.8%	-14.7%	-14.0%	8.0%	NA	-30.5%	-28.6%	76.2%	6.2%	NA	6.1%	3.6%	6.3%	6.2%	NA	NM	NM	NM	23.6%	NA	2.9%	-0.1%	2.2%	2.6%	NA
Group Median	7.1%	4.8%	3.6%	12.0%	13.7%	5.0%	-13.1%	14.6%	13.9%	11.9%	13.5%	11.8%	7.1%	10.4%	17.4%	15.0%	-13.7%	-13.9%	23.6%	20.8%	10.4%	8.4%	3.4%	5.8%	12.2%
Global Brake Companies
Knorr-Bremse Aktiengesellschaft	4.5%	-19.5%	4.9%	-2.1%	4.8%	-0.9%	-14.8%	12.1%	-2.4%	6.7%	17.9%	18.6%	18.8%	18.7%	19.0%	-1.4%	-18.8%	8.5%	-4.5%	8.6%	14.9%	14.9%	15.3%	14.9%	15.4%
Brembo S.p.A.	8.6%	3.5%	-2.7%	2.5%	3.1%	11.4%	7.8%	8.4%	2.3%	3.2%	18.0%	18.2%	19.6%	19.5%	19.5%	10.3%	-2.1%	-2.3%	3.4%	3.3%	13.1%	12.0%	12.3%	12.4%	12.5%
Nabtesco Corporation	5.9%	1.6%	-0.6%	4.1%	4.9%	3.5%	45.5%	3.8%	8.7%	10.0%	13.0%	15.1%	13.0%	13.6%	14.2%	5.0%	58.5%	-4.9%	12.8%	12.3%	9.6%	11.0%	8.6%	9.4%	10.0%
Meritor, Inc.	11.1%	5.0%	-0.1%	-14.0%	4.8%	16.7%	9.7%	-0.4%	-17.4%	10.6%	11.2%	11.9%	11.4%	11.0%	11.6%	18.5%	11.0%	-7.8%	-23.3%	21.6%	9.1%	9.9%	9.3%	8.3%	9.6%

	Revenue Growth					EBITDA Growth					EBITDA Margin					EBIT Growth					EBIT Margin
	3-YR CAGR[1]	LTM[2]	2019	2020	2021	3-YR CAGR	LTM	2019	2020	2021	3-YR AVG	LTM	2019	2020	2021	3-YR CAGR	LTM	2019	2020	2021	3-YR AVG	LTM	2019	2020	2021
Akebono Brake Industry Co., Ltd.	-4.7%	-14.0%	NA	NA	NA	9.5%	-45.1%	NA	NA	NA	6.2%	4.6%	NA	NA	NA	NM	NM	NA	NA	NA	1.5%	-0.3%	NA	NA	NA
Haldex AB (publ)	2.3%	5.9%	0.1%	-4.3%	4.8%	-8.0%	11.6%	3.3%	12.2%	15.1%	9.5%	10.1%	9.1%	10.7%	11.7%	-11.8%	-6.6%	2.0%	-6.3%	25.2%	6.4%	5.9%	6.1%	5.9%	7.1%
Group Median	5.2%	2.5%	-0.1%	-2.1%	4.8%	6.5%	8.8%	3.8%	2.3%	10.0%	12.1%	13.5%	13.0%	13.6%	14.2%	5.0%	-2.1%	-2.3%	-4.5%	12.3%	9.4%	10.4%	9.3%	9.4%	10.0%
U.S. Auto Parts Companies
Magna International Inc.	8.3%	-0.5%	-4.0%	1.4%	-0.3%	9.4%	-5.9%	-10.4%	3.8%	0.7%	10.8%	10.1%	9.8%	10.0%	10.1%	6.3%	-13.2%	-11.7%	3.7%	-3.8%	7.4%	6.3%	6.4%	6.5%	6.3%
Autoliv, Inc.	-1.8%	-1.1%	-2.0%	4.4%	5.0%	3.3%	-12.1%	-10.2%	11.5%	8.2%	14.4%	12.5%	13.2%	14.1%	14.5%	3.7%	-15.7%	-15.4%	16.3%	10.9%	10.7%	9.0%	9.0%	10.0%	10.6%
BorgWarner Inc.	5.5%	-3.4%	-4.6%	2.3%	6.9%	NM	-6.9%	-6.2%	3.4%	4.2%	16.5%	15.8%	16.1%	16.3%	15.9%	NM	-9.0%	-8.3%	3.0%	4.2%	12.3%	11.6%	11.8%	11.9%	11.6%
Lear Corporation	3.3%	-7.6%	-8.2%	3.4%	3.2%	11.2%	-12.1%	-18.0%	5.1%	6.0%	10.2%	9.9%	9.3%	9.4%	9.7%	11.1%	-16.9%	-25.2%	7.4%	4.8%	8.1%	7.4%	6.6%	6.9%	7.0%
American Axle & Manufacturing Holdings, Inc.	NM	-7.3%	-9.3%	-6.9%	-1.8%	NM	NM	-18.3%	4.3%	-1.5%	NM	NM	14.6%	16.4%	16.4%	NM	NM	-35.2%	23.0%	0.7%	NM	NM	6.4%	8.5%	8.7%
Delphi Technologies PLC	0.2%	-10.0%	-11.2%	-4.1%	1.9%	1.3%	-28.4%	-27.8%	2.3%	10.9%	15.7%	11.9%	12.2%	13.1%	14.2%	0.7%	-41.2%	-42.4%	-1.3%	17.4%	11.7%	7.2%	7.1%	7.3%	8.4%
Cooper-Standard Holdings Inc.	NM	NM	NM	-2.5%	4.1%	NM	NM	NM	19.2%	19.7%	NM	NM	6.6%	8.1%	9.3%	NM	NM	NM	83.7%	54.8%	NM	NM	1.5%	2.8%	4.2%
Stoneridge, Inc.	10.3%	-0.9%	-5.6%	0.8%	6.6%	24.8%	-8.3%	-14.0%	9.1%	15.9%	11.1%	10.9%	10.5%	11.4%	12.4%	34.6%	-12.3%	-23.7%	14.7%	22.6%	7.8%	7.4%	6.6%	7.5%	8.6%
Group Median	4.4%	-3.4%	-5.6%	1.1%	3.6%	9.4%	-10.2%	-14.0%	4.7%	7.1%	12.8%	11.4%	11.4%	12.2%	13.3%	6.3%	-14.4%	-23.7%	11.1%	7.8%	9.4%	7.4%	6.6%	7.4%	8.5%
Aggregate
Mean	5.6%	-2.0%	-2.1%	1.9%	5.0%	5.3%	-7.0%	-1.3%	7.5%	8.9%	13.2%	12.4%	12.3%	13.1%	14.2%	7.9%	-8.4%	-13.9%	14.4%	14.9%	9.7%	8.4%	7.8%	8.5%	9.6%
Median	5.6%	-0.7%	-2.3%	2.3%	4.8%	9.4%	-7.6%	-6.2%	5.6%	8.2%	12.2%	11.9%	11.4%	11.9%	14.2%	6.3%	-12.7%	-10.0%	10.1%	12.3%	9.4%	8.2%	6.6%	7.5%	8.7%
SORL Auto Parts, Inc.	31.5%	11.1%	18.0%	12.0%	8.0%	25.3%	-2.9%	13.3%	6.4%	5.5%	11.6%	9.7%	10.5%	10.0%	9.8%	27.3%	-9.0%	8.4%	-0.8%	2.2%	9.1%	7.1%	7.8%	6.9%	6.5%

1 CAGR = Compounded Annual Growth Rate

2 LTM = Latest Twelve Months

	Enterprise Value as a Multiple of
	LTM EBITDA		2019 EBITDA		2020 EBITDA		LTM EBIT		2019 EBIT		2020 EBIT		LTM EBITDA - Capex		2019 EBITDA - Capex		2020 EBITDA - Capex		LTM Revenue		2019 Revenue		2020 Revenue
China Auto Parts Companies
Minth Group Limited	10.2	x	8.8	x	7.8	x	14.1	x	11.5	x	10.0	x	32.4	x	23.1	x	16.5	x	2.18	x	2.09	x	1.84	x
China XD Plastics Company Limited	4.8	x	NA		NA		6.9	x	NA		NA		6.5	x	NA		NA		0.68	x	NA		NA
Xiezhong International Holdings Limited	NM		NM		7.3	x	NM		NM		16.9	x	NM		NM		NM		1.18	x	0.99	x	0.86	x
China Yuchai International Limited	1.7	x	2.3	x	1.6	x	2.2	x	3.5	x	2.2	x	2.2	x	3.3	x	2.3	x	0.16	x	0.16	x	0.15	x
China Automotive Systems, Inc.	4.6	x	2.7	x	2.6	x	NM		NM		6.2	x	NM		NA		NA		0.17	x	0.17	x	0.16	x
Group Median	4.7	x	2.7	x	4.9	x	6.9	x	7.5	x	8.1	x	6.5	x	13.2	x	9.4	x	0.68	x	0.58	x	0.51	x
Global Brake Companies
Knorr-Bremse Aktiengesellschaft	14.0	x	10.6	x	10.6	x	17.5	x	13.1	x	13.0	x	16.5	x	13.6	x	13.5	x	2.61	x	2.00	x	2.03	x
Brembo S.p.A.	8.0	x	7.6	x	7.5	x	12.2	x	12.1	x	11.7	x	15.6	x	NA		NA		1.46	x	1.49	x	1.46	x
Nabtesco Corporation	8.6	x	10.0	x	9.2	x	11.8	x	15.1	x	13.3	x	13.3	x	23.3	x	16.3	x	1.29	x	1.30	x	1.25	x
Meritor, Inc.	5.7	x	6.0	x	7.2	x	6.8	x	7.4	x	9.6	x	7.1	x	7.9	x	9.9	x	0.67	x	0.68	x	0.79	x
Akebono Brake Industry Co., Ltd.	6.0	x	NA		NA		NM		NA		NA		NM		NA		NA		0.28	x	NA		NA
Haldex AB (publ)	6.5	x	7.4	x	6.6	x	11.1	x	11.1	x	11.9	x	13.4	x	26.5	x	14.7	x	0.66	x	0.68	x	0.71	x
Group Median	7.3	x	7.6	x	7.5	x	11.8	x	12.1	x	11.9	x	13.4	x	18.5	x	14.1	x	0.98	x	1.30	x	1.25	x
U.S. Auto Parts Companies
Magna International Inc.	4.7	x	5.0	x	4.8	x	7.6	x	7.7	x	7.4	x	7.7	x	8.5	x	8.0	x	0.48	x	0.49	x	0.48	x
Autoliv, Inc.	8.6	x	8.2	x	7.4	x	11.9	x	12.0	x	10.3	x	16.1	x	14.4	x	11.7	x	1.08	x	1.08	x	1.04	x

	Enterprise Value as a Multiple of
	LTM EBITDA		2019 EBITDA		2020 EBITDA		LTM EBIT		2019 EBIT		2020 EBIT		LTM EBITDA - Capex		2019 EBITDA - Capex		2020 EBITDA - Capex		LTM Revenue		2019 Revenue		2020 Revenue
BorgWarner Inc.	6.0	x	6.0	x	5.8	x	8.2	x	8.1	x	7.9	x	8.7	x	9.2	x	8.9	x	0.95	x	0.96	x	0.94	x
Lear Corporation	4.6	x	5.0	x	4.7	x	6.1	x	7.0	x	6.5	x	6.5	x	7.5	x	7.2	x	0.45	x	0.46	x	0.45	x
American Axle & Manufacturing Holdings, Inc.	4.7	x	5.0	x	4.8	x	10.3	x	11.4	x	9.3	x	8.7	x	9.5	x	7.6	x	0.71	x	0.73	x	0.79	x
Delphi Technologies PLC	5.4	x	5.5	x	5.4	x	8.9	x	9.4	x	9.5	x	21.9	x	16.7	x	10.4	x	0.65	x	0.67	x	0.70	x
Cooper-Standard Holdings Inc.	5.1	x	5.7	x	4.8	x	14.7	x	25.1	x	13.6	x	29.7	x	36.1	x	12.9	x	0.36	x	0.38	x	0.39	x
Stoneridge, Inc.	9.5	x	10.3	x	9.5	x	14.0	x	16.5	x	14.3	x	15.8	x	16.6	x	13.9	x	1.04	x	1.09	x	1.08	x
Group Median	5.2	x	5.6	x	5.1	x	9.6	x	10.4	x	9.4	x	12.3	x	11.9	x	9.7	x	0.68	x	0.70	x	0.74	x
Aggregate
Mean	6.6	x	6.6	x	6.3	x	10.3	x	11.4	x	10.2	x	13.9	x	15.5	x	11.0	x	0.90	x	0.91	x	0.89	x
Median	5.8	x	6.0	x	6.6	x	10.7	x	11.4	x	10.0	x	13.3	x	14.0	x	11.1	x	0.68	x	0.73	x	0.79	x

Selected M&A Transactions Analysis.

Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Transaction and the availability of public information related to the transaction. The selected auto parts transactions indicated enterprise value to LTM revenue multiples ranging from 0.15x to 2.12x with a median of 0.75x, enterprise value to LTM EBITDA multiples ranging from 2.2x to 16.9x with a median of 6.7x and enterprise value to LTM EBIT multiples ranging from 3.3x to 17.2x with a median of 8.7x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

			Enterprise	LTM	LTM	LTM	EBITDA	EBIT	EV /		EV /		EV /
Announced	Target Name	Acquirer Name	Value ($ in millions)	Revenue ($ in millions)	EBITDA ($ in millions)	EBIT ($ in millions)	Margin	Margin	Revenue		EBITDA		EBIT
1/19/2019	Dongfeng Motor Parts & Components (Group) Co., Ltd.	Dongfeng Electronic Technology Co.,Ltd.	$567	$1,854	$163	$108	8.8%	5.8%	0.31	x	3.5	x	5.2	x
6/11/2018	Jiangshu Hengyi Automobile Fittings .,LTD	Huada Automotive Technology Corp.,Ltd	$62	$61	$12	$10	19.9%	16.6%	1.01	x	5.1	x	6.1	x
10/9/2017	Shanghai Guangyu Automobile Air Conditioning Compressor CO., Ltd	Shanghai Beite Technology Co., Ltd.	$76	$36	$6	$5	17.4%	14.7%	2.12	x	12.2	x	14.5	x
11/8/2018	Agility Fuel Solutions LLC	Hexagon Composites ASA	$249	$157	$15	$1	9.3%	0.3%	1.58	x	16.9	x	NM
11/7/2018	U-Shin Ltd.	MinebeaMitsumi Inc.	$546	$1,292	$110	$51	8.5%	3.9%	0.42	x	5.0	x	10.8	x
5/22/2018	Valves Business of Sensata Technologies Holding PLC	Pacific Industrial Co., Ltd.	$173	$117	NA	$20	NA	17.1%	1.48	x	NA		8.7	x
4/2/2018	Reydel Automotive France SAS	Samvardhana Motherson Automotive Systems Group B.V.	$153	$1,048	$68	$47	6.5%	4.4%	0.15	x	2.2	x	3.3	x
12/11/2017	Trimet Automotive Holding GmbH	Bohai Automotive Systems CO., LTD.	$101	$183	$12	$6	6.4%	3.2%	0.55	x	8.7	x	17.2	x
6/8/2017	Esmo Corporation	Rootone Consortium; Route One Fund 2; Route One Fund 3	$66	$69	$6	$5	8.3%	6.7%	0.95	x	11.4	x	14.1	x
5/2/2017	SEG Automotive Germany GmbH	China Renaissance Capital; Zhengzhou Coal Mining Machinery Group ; Chizhou Zhongan Zhaoshang Equity Investment	$527	$1,624	$79	($58)	4.8%	-3.6%	0.32	x	6.7	x	NM
3/21/2017	Halla Stackpole Corporation	Johnson Electric International (UK) Limited	$160	$141	$26	$20	18.5%	14.2%	1.14	x	6.1	x	8.0	x
2/9/2017	erae Automotive Systems Co., Ltd.	Shanghai Aerospace Automobile Electromechanical Co., Ltd.	$357	$870	$26	($6)	2.9%	-0.7%	0.41	x	14.0	x	NM

Mean									0.87	x	8.3	x	9.8	x
Median									0.75	x	6.7	x	8.7	x

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM EBITDA ending September 30, 2019 and projected EBITDA for the fiscal year ending December 31, 2019 and December 31, 2020. The LTM EBITDA and projected EBITDA were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses) and include government grants. Duff & Phelps’ selected valuation multiples were as follows: LTM EBITDA multiple ranged from 4.75x to 5.25x, projected fiscal 2019 EBITDA multiple ranged from 4.00x to 4.50x and projected fiscal 2020 EBITDA multiple ranged from 3.75x to 4.25x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgement, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of RMB 1,580.00 million to RMB 1,770.00 million and a range of implied values of the Company’s common stock of US$3.52 to US$4.78 per share.

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB1,530.00 million to RMB1,760.00 million while from its public companies analysis was RMB 1,580.00 million to RMB 1,770.00 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB 1,555.00 million to RMB 1,765.00 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB 455.34 million to RMB 644.34 million by:

●	adding cash and restricted cash of RMB 332.07 million;

●	adding deposits related to loan agreements of RMB 80.00 million;

●	adding loan to related party of RMB 172.82 million;

●	adding excess net working capital of RMB 111.00 million;

●	subtracting borrowings from related party of RMB 57.17 million;

●	subtracting transition tax payable and other non-recurring tax items of RMB 63.96 million;

●	subtracting non-controlling interest of RMB 57.70 million;

●	subtracting short-term bank loans of RMB 1,583.97 million; and

●	subtracting long-term debt of RMB 32.75 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each share to range from US$3.36 to US$4.75. Duff & Phelps noted that the per share merger consideration to be received by the holders of the shares of common stock (other than shares owned by Parent, Merger Sub and their affiliates, the Rollover Stockholders and holders of the Dissenting Shares) in the merger was within the range of the per share value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the special committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the special committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the special committee, the Company agreed to pay Duff & Phelps a fee of US$475,000, consisting of a nonrefundable retainer of US$255,000 payable upon engagement, and US$220,000 payable upon Duff & Phelps informing the special committee in writing that it is prepared to render the opinion.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Transaction, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for all its reasonable out-of-pocket expenses (including fees of legal counsel) incurred in connection with the rendering of its opinion not to exceed US$50,000.

The special committee also retained DPS, an affiliate of Duff & Phelps, LLC, to act as its financial advisor to the special committee to provide such financial and market related advice and assistance as may be appropriate in connection with the Transaction. If the special committee requests DPS to conduct a pre-signing market check and/or a post-signing go-shop, the Company agreed to pay DPS a fee of US$100,000, including (i) US$50,000 upfront non-refundable retainer at the time that a pre-signing market check or go-shop is authorized by the special committee and (ii) US$50,000 immediately upon the completion of such market check or go-shop process by DPS. The Company also agreed to pay DPS a deal fee (the “Deal Fee”) equal to 5% of the amount by which the purchase price exceeds per share exceeds US$4.26 multiplied by the number of shares of common stock to be acquired in the merger, up to US$75,000. The Company also agreed to pay DPS a success fee of US$175,000 (with the Deal Fee netting such fee) if the Transaction is consummated with a third party buyer that (i) is identified by DPS in the market check or go-shop, and (ii) does not include any member of the existing Buyer Consortium or any affiliate of any member of the existing Buyer Consortium.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the Company’s Board are aware of these fee arrangements. Other than the Duff & Phelps’ engagement to render its opinion to the special committee and the DPS engagement described above, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with any party to the Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purposes and Reasons of the Buyer Consortium for the Merger

Under the SEC rules governing “going private” transactions, each member of the Buyer Consortium is required to express his, her or its belief as to the fairness of the merger to the Unaffiliated Stockholders. Each member of the Buyer Consortium is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Consortium, the purpose of the merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s stockholders other than the holders of the Excluded Shares and the Dissenting Shares will be cashed out in exchange for the $4.72 per share merger consideration, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the merger will allow the Rollover Stockholders to maintain a significant portion of their investment and their leadership role in the Company through their respective direct or indirect ownership in Parent as described under “Special Factors Relating to the Merger — Interests of the Company’s Directors and Officers in the Merger” below.

The Buyer Consortium believes the operating environment has become more challenging due to recent operating conditions, industry trends and macroeconomic factors, including among the others:

●	slow commercial vehicle sales in the Chinese market and soft demand for the commercial vehicles from international markets;

●	global trade headwinds facing PRC based manufacturers and distributors and the uncertain outlook for global trade relations;

●	greater competition against both domestic and multinational companies in many of the product lines of the Company, especially in the sales of replacement parts; and

●	recent economic slowdown in China and expected sustained macroeconomic challenges.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Consortium is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Furthermore, to stay competitive, devote efforts to enhancing the Company’s product portfolio and sales channels as well as developing new technologies and upgrading the Company’s traditional products to capture greater market share, the Company may need to continue investing in its global sales network, facilities, research, and development. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business, commitment, and ability to make capital expenditure and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Consortium believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

As a privately held entity controlled by the Rollover Stockholders directly and indirectly through Ruili Group, there will be no conflicts of interests between the Company and Ruili Group which may occur from time to time due to the fact that the management of our subsidiary and the joint venture with Ruili Group, Ruili Group Ruian Auto Parts Co., Ltd., is currently shared with Ruili Group.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Consortium decided to undertake the Transactions at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the Transactions, the Buyer Consortium did not consider alternative transaction structures, because the Buyer Consortium believed the merger was the most direct and effective way to enable the Buyer Consortium to acquire ownership and control of the Company.

Position of the Buyer Consortium Regarding the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Consortium is required to express its his, her or belief as to the fairness of the merger to the Unaffiliated Stockholders. The Buyer Consortium is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Consortium as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any stockholder of the Company as to how that stockholder should vote on the proposal to approve the merger and to approve and adopt the merger agreement and the Transactions, including the merger. The Buyer Consortium has interests in the merger that are different from, and/or in addition to, those of the other stockholders of the Company by virtue of its continuing interests in the Company after the completion of the merger. These interests are described under “Special Factors Relating to the Merger — Interests of the Company’s Directors and Officers in the Merger — Interests of the Buyer Consortium” below.

The Buyer Consortium believes that the interests of the Unaffiliated Stockholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Consortium attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Stockholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Stockholders. None of the Buyer Consortium members or their respective affiliates participated in the deliberations of the special committee regarding, nor received any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Unaffiliated Stockholders.

Furthermore, no financial advisor, including Huatai Securities, provided any of the Buyer Consortium members or their affiliates with any analysis or opinion with respect to the fairness of the per share merger consideration to the Unaffiliated Stockholders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the Board discussed under “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 25, and based on the following factors, which are not listed in any relative order of importance, the Buyer Consortium believes that the merger is both substantively and procedurally fair to the Unaffiliated Stockholders of the Company:

●	the per share merger consideration of $4.72 represents approximately a 26.2% premium over the closing price of the Company’s common stock as quoted by NASDAQ on April 24, 2019, the last trading day prior to the date that the Company received a non-binding “going private” proposal from the Buyer Consortium. The per share merger consideration also represents an increase of approximately 10.8% over the $4.26 per share initially offered by members of the Buyer Consortium in their initial “going private” proposal on April 25, 2019 and a premium of approximately 39.2% over the Company’s closing price of $3.39 per share of common stock on November 27, 2019, the last trading day prior to the announcement relating to the execution of the merger agreement;

●	the lowest closing price of the Company’s common stock during the 52-week period prior to November 27, 2019, the last trading day prior to the announcement relating to the execution of the merger agreement, was $1.88;

●	the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) increased costs of regulatory compliance; (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be, and (iii) the limited trading volume of the Company’s common stock on NASDAQ;

●	notwithstanding that the fairness opinion of Duff & Phelps was delivered to the special committee only and none of the Buyer Consortium members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the special committee received an opinion from Duff & Phelps to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps set forth in its written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of shares of common stock, other than the Excluded Shares and the Dissenting Shares;

●	the consideration to be paid to the Unaffiliated Stockholders in the merger is all cash, allowing the Unaffiliated Stockholders to promptly realize a certain and fair value for all of their shares of the Company’s common stock after the consummation of the Transactions;

●	all of the members of the special committee during the Company’s sale process were and are independent directors and were and are unaffiliated with any member of the Buyer Consortium; in addition, none of such special committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates;

●	the special committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Board what action should be taken by the Company, including not to engage in the merger;

●	members of the special committee do not have any interests in the merger different from, or in addition to, those of the Unaffiliated Stockholders, other than (i) the members’ receipt of special committee compensation in connection with its evaluation of the merger (none of which is contingent upon the completion of the merger or the special committee’s or the Board’s recommendation of the merger), and (ii) their indemnification and liability insurance rights under the merger agreement;

●	the special committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

●	the special committee met regularly to consider and review the terms of the merger agreement and the Transactions;

●	the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the Buyer Consortium and its advisors, on the other hand, over the course of approximately five months;

●	the special committee was empowered to exercise any power or authority of the Board that the special committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

●	the special committee and the Board had no obligation to recommend the approval and authorization of the merger agreement and the Transactions, including the merger, or any other transaction and under the delegation of authority by the Board to the special committee, the merger agreement and the Transactions require approval from the special committee;

●	none of the Buyer Consortium members participated in or sought to influence the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

●	the special committee and the Board was fully informed about the extent to which the interests of certain stockholders of the Company who are also members of the Buyer Consortium in the merger differed from those of the Unaffiliated Stockholders;

●	the merger was unanimously approved by the special committee;

●	the special committee and, acting upon the unanimous recommendation of the special committee, the Board (excluding the Rollover Stockholders, who did not participate in the vote due to their respective interests in the merger) determined that the merger agreement and the Transactions, including the merger, are in the best interests of the Unaffiliated Stockholders;

●	the conditions that (i) the “going private” proposal from the Buyer Consortium was conditioned on the approval of the special committee and (ii) the “going private” proposal from the Buyer Consortium included a non-waivable condition requiring the approval of the proposal by the Unaffiliated Stockholders (i.e., a “majority-of-the-minority vote”), which approval requirement the Buyer Consortium considered, for purposes of the Buyer Consortium’s fairness determination, to be equivalent to a requirement that the merger agreement be adopted by the Unaffiliated Stockholders;

●	under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite shareholder approval of the merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals, and the Board is permitted to withdraw or modify its recommendation of the merger agreement if the proposal constitutes a superior proposal under the merger agreement;

●	the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) in order to enter into an acquisition agreement relating to a superior proposal (as defined in the merger agreement and further explained under “The Merger Agreement—No Solicitation; Competing Proposals; Change in Company Recommendation” beginning on page 72);

●	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s stockholders vote to authorize and approve the merger agreement and the Transactions, including the merger;

●	the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be consummated and the per share merger consideration will be paid to the Unaffiliated Stockholders;

●	the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

●	the Company has the ability, under certain circumstances, to specifically enforce the Equity Commitment Letter between Ruili Group and Parent, in its capacity as the express third party beneficiary;

●	the merger agreement requires Parent to pay a parent termination fee of $1,125,085.35, if the merger agreement is terminated under certain circumstances;

●	Parent has deposited the RMB-equivalent amount of the parent termination fee of $1,125,085.35 into a bank account of Ruili Group Ruian Auto Parts Co., Ltd., the principal operating subsidiary of the Company, as of the date of the merger agreement, which deposit will be used to pay the Company (or its designee) the parent termination fee in certain circumstances; and

●	the availability of appraisal rights under Delaware law to holders of shares of the Company’s common stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

The Buyer Consortium’s consideration of the factors described above reflects its assessment of the fairness of the per share merger consideration payable in the merger to the Unaffiliated Stockholders in relation to the going-concern value of the Company on a stand-alone basis. The Buyer Consortium implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Buyer Consortium did not, however, explicitly calculate a stand-alone pre-merger going-concern value of the Company as a public company because the Company will have a significantly different capital structure following the merger. Therefore, the Buyer Consortium does not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of per share merger consideration payable in the merger to the Unaffiliated Stockholders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the shares of the Company’s common stock, the per share merger consideration represented a premium to the going concern value of the Company.

The Buyer Consortium did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and views the trading history of the shares of the Company’s common stock as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Buyer Consortium did not consider net book value, which is an accounting concept, as a factor, because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. The Buyer Consortium notes, however, that $4.72 per share merger consideration receivable by the Unaffiliated Stockholders in connection with the merger is lower than the net book value of the shares of the Company’s common stock disclosed in the Company’s Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 14, 2019.

Except as set forth under “Special Factors Relating to the Merger—Background of the Merger” beginning on page 17, the Buyer Consortium is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Consortium, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company, or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

No member of the Buyer Consortium purchased any shares of the Company’s common stock during the past two years.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Consortium in connection with its evaluation of the fairness of the merger to the Unaffiliated Stockholders, which is not intended to be exhaustive, but is believed by the Buyer Consortium to include all material factors considered by it. The Buyer Consortium did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the Unaffiliated Stockholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Consortium believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Unaffiliated Stockholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Consortium to any stockholder of the Company as to how such stockholder should vote with respect to the approval and adoption of the merger agreement.

Certain Effects of the Merger

If the merger is completed, all of the Company’s equity interests will be owned by Parent. Except for the Rollover Stockholders, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our current stockholders (other than the Rollover Stockholders) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the merger, each share of Company common stock issued and outstanding immediately prior to the closing (other than the Excluded Shares and Dissenting Shares) will be converted into the right to receive the per share merger consideration.

The common stock is currently traded on the NASDAQ under the symbol “SORL.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Consortium. Following the completion of the merger, the common stock will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act may be terminated upon the Company’s application to the SEC if the common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the common stock. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the merger, the Company’s stockholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings attributable to the common stockholders of the Company for each member of the Buyer Consortium before and after the merger, based on the historical net book value and net earnings of the Company attributable to the common stockholders of the Company as of September 30, 2019. The Company’s net earnings for the nine months ended September 30, 2019 attributable to the common stockholders of the Company were approximately $18,793,554, and its net book value attributable to the common stockholders of the Company as of September 30, 2019 was approximately $189,051,165.

	Ownership Interest Prior to the Merger				Ownership Interest After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000	%(1)	$’000	%(1)	$’000%		$’000%
Xiaoping Zhang	88,993	47.07	8,847	47.07	88,993	47.07	8,847	47.07
Shuping Chi	11,124	5.88	1,106	5.88	11,124	5.88	1,106	5.88
Xiaofeng Zhang	11,124	5.88	1,106	5.88	11,124	5.88	1,106	5.88
Ruili Group(2)	-	-	-	-	77,810	41.16	7,735	41.16

(1) Ownership percentage based on 19,304,921 issued and outstanding shares of the Company’s common stock as of the date of this proxy statement.

(2) The Rollover Stockholders collectively control Ruili Group which is owned as to 63.13%, 15.86%, and 0.92% by Mr. Xiaoping Zhang, Ms. Shuping Chi, and Mr. Xiaofeng Zhang, respectively.

Effects on the Company if Merger is not Completed

If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive the payment for their shares of Company common stock provided by the merger agreement. Instead, unless the Company is sold to a third party, we will remain an independent publicly traded company, the management expects to operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, the board of directors of the Company will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the merger agreement or the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and recommend an alternative transaction, see “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Also under other circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee and reimburse certain of Parent’s expenses. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” for additional information.

Plans for the Company

After the effective time of the merger, Parent will own 100% of the equity interests in the Company. The Buyer Consortium anticipates that the Company will continue its current operations, except that it will cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent, beneficially owned by the Buyer Consortium.

Subsequent to the consummation of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Consortium has advised the Company that, except as set forth in this proxy statement and the transactions already under consideration by the Company, the Buyer Consortium does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company’s assets. However, subsequent to the consummation of the merger, the Company’s management and Board will continuously evaluate and review the Company’s entire business and operations from time to time, and may propose or develop plans and proposals, including (i) any of the foregoing actions and any actions to address the challenges referred to in “Special Factors Relating to the Merger — Purposes and Reasons of the Buyer Consortium for the Merger” above, and (ii) the disposition or acquisition of material assets or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange, in each case, which they consider to be in the best interests of the surviving company and its stockholders. The Buyer Consortium expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Prospective Financial Information

The Company’s management does not, as a matter of course, make available to the public future financial projections due to, among other reasons, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the Company’s management prepared and made available the Management Projections to Duff & Phelps, in its capacity as the special committee’s financial advisor, for purposes of performing the financial analyses and opinion summarized under “Special Factors Relating to the Merger—Opinion of Duff & Phelps, Financial Advisor to the Special Committee.” The Company has included the Management Projections below in order to give its stockholders access to this information as well.

The Management Projections reflect numerous assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Management Projections were prepared. However, this information is not factual and should not be relied upon as being indicative of actual future results. In addition, factors, such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction, general business, economic, regulatory, market and financial conditions, and other factors described under “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of the Company’s management, may cause the Management Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented or that were not anticipated after the time the Management Projections were prepared, or to the completion of the merger or the impact of any failure to complete the merger. Except as may be required in order to comply with applicable securities laws, the Company does not intend to update, or otherwise revise, the Management Projections, or the specific portions disclosed in this proxy statement, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Since the Management Projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, the Management Projections may not be realized, and actual results may be materially different than those contained in the Management Projections.

The Management Projections were not prepared with a view toward public disclosure, soliciting proxies or complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither the Company’s independent registered public accounting firm, MaloneBailey, LLP, nor any other independent accountants has examined, compiled or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon, and, accordingly, they have not expressed any opinion or given any form of assurance with respect to the Management Projections or their achievability.

For the foregoing reasons, as well as the bases and assumptions on which the Management Projections were compiled, the inclusion of specific portions of the Management Projections in this proxy statement should not be regarded as an indication that the Company considers such Management Projections to be necessarily predictive of actual future events, and the Management Projections should not be relied on as such an indication. No one has made any representation to any stockholder of the Company regarding the information included in the Management Projections, and the Company’s stockholders are cautioned not to place undue reliance, if any, on the Management Projections included in this proxy statement.

The following table sets forth the Management Projections prepared by our management and considered by the special committee in evaluating the merger.

	Management Projections
	Fiscal Year Ending December 31,
	2019E	2020E	2021E	2022E	2023E	2024E
	(in RMB million except percentages)[1]
Net Revenues	3,700	4,144	4,476	4,744	4,981	5,181

Commercial Vehicle Brake Systems Revenue	3,034	3,398	3,670	3,890	4,085	4,248

Passenger Vehicle Brake Systems Revenue	666	746	806	854	897	932

Gross Profit[2]	1,056	1,175	1,261	1,328	1,395	1,451
% Margin	28.5%	28.4%	28.2%	28.0%	28.0%	28.0%

Commercial Vehicle Brake Systems Gross Profit	850	951	1,028	1,089	1,144	1,189

Passenger Vehicle Brake Systems Gross Profit	206	224	234	239	251	261

Operating Expenses[2]	770	863	933	989	1,039	1,081
As % of Revenue	20.8%	20.8%	20.8%	20.9%	20.9%	20.9%

Selling and distribution expenses	407	456	492	522	548	570

General and administrative expenses	215	242	262	278	292	304

Research and development expenses	148	166	179	190	199	207

Other Operating Income, net	74	83	90	95	100	104
As % of Revenue	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%

EBITDA[3]	360	395	418	434	455	473
% Margin	9.7%	9.5%	9.3%	9.1%	9.1%	9.1%

Adjusted EBITDA[3,4]	390	415	438	454	475	493
% Margin	10.5%	10.0%	9.8%	9.6%	9.5%	9.5%

Depreciation and Amortization	103	130	147	160	174	190
As % of Revenue	2.8%	3.1%	3.3%	3.4%	3.5%	3.7%

Income from Operations	257	265	271	274	282	283
% Margin	6.9%	6.4%	6.1%	5.8%	5.7%	5.5%

Adjusted EBIT[4]	287	285	291	294	302	303
% Margin	7.8%	6.9%	6.5%	6.2%	6.1%	5.9%

Total Non-Operating Income (Expenses)	(37)	(62)	(70)	(77)	(77)	(77)

Interest income	30	15	8	0	0	0

Government grants	30	20	20	20	20	20

Interest expenses	(97)	(97)	(97)	(97)	(97)	(97)

Income Taxes	33	30	30	30	31	31

Net Income	187	172	171	168	174	175
% Margin	5.1%	4.2%	3.8%	3.5%	3.5%	3.4%

Net Income Attributable to Noncontrolling Interest in Subsidiaries	19	17	17	17	17	18

Net Income Attributable to Common Stockholders	168	155	154	151	157	158

Capital Expenditures	356	328	224	213	199	181
As % of Revenue	9.6%	7.9%	5.0%	4.5%	4.0%	3.5%

Net Working Capital	1,445	1,555	1,681	1,782	1,871	1,946
As % of Revenue	39.0%	37.5%	37.6%	37.6%	37.6%	37.6%

(1)	Financial projections were prepared and provided in only RMB.
(2)	Management projected gross profit and operating expenses exclude depreciation, amortization and public company cost.
(3)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.
(4)	In connection with its fairness analysis, the special committee’s financial advisor derived adjusted EBITDA from EBITDA by adding estimated government grants to the EBITDA forecasts in the Management Projections, and derived adjusted EBIT by adding estimated government grants to the income from operations forecasts in the Management Projections. For further details, see “Special Factors Relating to the Merger—Opinion of Duff & Phelps, Financial Advisor to the Special Committee” beginning on page 32.

Financing of the Merger

The Company and Parent estimate that the total amount of funds necessary to complete the merger and related transactions, including the payment of merger consideration to the Unaffiliated Stockholders and fees and expenses in connection with the merger, is anticipated to be approximately $38 million, assuming no exercise of appraisal rights by stockholders of the Company. This amount includes cash to be paid to holders of shares of common stock, other than the Excluded Shares and the Dissenting Shares, as well as the related costs and expenses in connection with the transactions, including the merger. It does not include the value of the Rollover Shares, which will be contributed to Parent in exchange for shares of its common stock and cancelled without payment of the per share merger consideration. Parent expects to provide this amount through equity contributions in cash as contemplated by the Equity Commitment Letter, dated as of November 29, 2019, between Parent and Ruili Group.

As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the merger and the other Transactions.

Equity Commitment Letter

Pursuant to the Equity Commitment Letter, Ruili Group has committed, on the terms and subject to the conditions set forth therein, to purchase, or cause to be purchased, equity interests of Parent for an aggregate cash purchase price in immediately available funds up to $37,502,844.96, which will be used to fund the merger. Ruili Group’s commitment and obligation to make the above contribution under the Equity Commitment Letter is conditioned upon the satisfaction or waiver by Parent of the conditions to Parent’s and Merger Sub’s obligations to complete the merger under the merger agreement.

The obligation of Ruili Group to fund its equity commitment under its Equity Commitment Letter will terminate automatically upon the earlier to occur of  (a) consummation of the merger and the payment by Parent and Merger Sub of all amounts required to be made by them under the merger agreement; or (b) the valid termination of the merger agreement in accordance with its terms, except that if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the consummation of the merger pursuant to the merger agreement, then Ruili Group’s obligation to fund shall survive until the earlier of (i) a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding and (ii) the consummation of the merger and the payment by Parent and Merger Sub of all amounts required to be made by them under the merger agreement.

The Company is an express third-party beneficiary of the Equity Commitment Letter, pursuant to the terms and subject to the conditions in the merger agreement, to cause Ruili Group to perform its funding obligations under the Equity Commitment Letter.

Equity Contribution and Voting Agreement

Pursuant to the Equity Contribution and Voting Agreement, the Rollover Stockholders have agreed, subject to the terms and conditions of the Equity Contribution and Voting Agreement, to (i) vote the Rollover Shares in favor of the approval and adoption of the merger agreement, the merger and the Transactions, and (ii) contribute the Rollover Shares to Parent in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with the merger agreement.

In addition, pursuant to the Equity Contribution and Voting Agreement, the Rollover Stockholders also agreed that, until the effective time of the merger or the termination of the merger agreement, (i) when a meeting of the shareholders of the Company is held, to appear at such meeting or otherwise cause their Rollover Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting will be a poll vote and (ii) to vote or otherwise cause to be voted at such meeting all of their Rollover Shares (A) in favor of the adoption of the merger agreement and any related action reasonably required in furtherance thereof, (B) against any Competing Proposal (as defined in the merger agreement) or other action in competition with or inconsistent with the merger, (C) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the Equity Contribution and Voting Agreement or the performance by such Rollover Stockholder of its obligations under the Equity Contribution and Voting Agreement, (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Stockholder contained in the Equity Contribution and Voting Agreement, (E) in favor of any adjournment of any shareholders’ meeting as may be requested by Parent, and (F) in favor of any other matter necessary to consummate the transactions contemplated by the merger agreement. Under the Equity Contribution and Voting Agreement, each Rollover Stockholder has appointed Parent and any other designee of Parent such Rollover Stockholder’s irrevocable (for the period until termination of the Equity Contribution and Voting Agreement in accordance with its terms) proxy and attorney-in-fact (with full power of substitution) to vote its respective Rollover Shares as indicated above.

The Company is an express third-party beneficiary of the Equity Contribution and Voting Agreement, and is entitled to specific performance of the terms thereof (in addition to any other available remedy at law or in equity). The consummation of the contribution and transfer by the Rollover Stockholders of the Rollover Shares is subject to the satisfaction in full (or waiver) of each of the conditions to the Company’s, Parent’s and Merger Sub’s obligations to consummate the merger (other than those to be satisfied at the closing). Subject to the foregoing, the closing of the contribution will take place immediately prior to the closing of the Merger. The Equity Contribution and Voting Agreement will terminate immediately upon the valid termination of the merger agreement in accordance with its terms.

Deposit and Undertaking

Pursuant to the merger agreement, prior to or contemporaneously with the execution of the merger agreement, Ruili Group is required to deposit an amount in RMB that is at least equal to the RMB-equivalent of parent termination fee payable by Parent under the merger agreement (the “Deposit Amount”) into a RMB-denominated bank account owned by Ruili Group Ruian Auto Parts Co., Ltd. (“Ruian”), the principal operating subsidiary of the Company. Any amounts (including any applicable parent termination fee) payable by Parent to the Company in connection with the termination of the merger agreement will be paid out of the Deposit Amount.

Maintenance of the Deposit Amount is governed by the terms of the Undertaking. Pursuant to the Undertaking, Ruian has sole and exclusive control over the Deposit Amount from the date of the Undertaking until the earlier of the closing of the merger or the date on which the Company is required to return the Deposit to Ruili Group pursuant to the terms of the merger agreement. During such period, none of Ruili Group, Parent, Merger Sub, the Rollover Stockholders or any of their affiliates (other than the Company, Fairford and Ruian) (the “Undertaking Persons”) shall receive or be entitled to any portion of the Deposit Amount or, directly or indirectly, cause Ruian to distribute, convey, transfer, assign or otherwise, whether by way of dividend, distribution of capital or other distribution or upon the liquidation or dissolution of Ruian or otherwise, any portion of the Deposit Amount to any Undertaking Persons (other than the Company, Fairford, and Ruian).

In the event that the merger agreement is terminated in circumstances in which the Company is entitled to retain the Deposit Amount to satisfy the Buyer Consortium’s payment obligation of the parent termination fee, the Undertaking Persons shall not, and shall cause their respective affiliates not to, cause the Company or any of its affiliates (including Ruian and Fairford) to distribute all or any portion of the Deposit Amount to any of the Undertaking Persons or their affiliates (other than the Company, Fairford, and Ruian).

In the event that Ruian makes distributions to its equity holders up to a cumulative amount equal to the parent termination fee, the Undertaking Persons and their Affiliates (other than the Company and Fairford) (x) shall have no right to any such distributions; and (y) irrevocably and permanently convey, transfer and assign to Fairford all of its and their rights to receive any portion of such distribution.

Any actions to be taken by the Company, Fairford, and Ruian under the Undertaking can only be made or taken at the direction and upon the approval of the special committee.

Limitation on Remedies

Other than certain equitable remedies that Parent may be entitled to, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Buyer Consortium and certain related parties as described in the merger agreement against the Company, its subsidiaries and certain related parties as described in the merger agreement for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the merger agreement or other failure of the transactions contemplated by the merger agreement to be consummated shall be Parent’s right to (i) terminate the merger agreement and receive from the Company a termination fee of $562,542.67, and (ii) receive reimbursement and interest if such termination fee is not paid when due and in accordance with the merger agreement.

Other than certain equitable remedies that the Company may be entitled to, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its subsidiaries and certain related parties as described in the merger agreement against the Buyer Consortium and certain related parties as described in the merger agreement for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the merger agreement or other failure of the transactions contemplated by the merger agreement to be consummated shall be the Company’s right to (i) terminate the merger agreement and receive from Parent a termination fee in an amount (x) of $1,125,085.35 or (y) equal to the reasonable and documented out-of-pocket expenses incurred by the Company and the special committee in connection with the Transactions, as the case may be, and (ii) receive reimbursement and interest if such termination fee is not paid when due and in accordance with the merger agreement.

Interests of the Company’s Directors and Officers in the Merger

In considering the recommendations of the special committee and of the Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that, aside from their interests as stockholders of the Company, certain directors and executive officers of the Company and the members of the Buyer Consortium have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, and/or in addition to, the interests of the other stockholders of the Company. The Board and the special committee were aware of these interests and considered them, among other things, during their respective deliberations of the merits of the merger and in determining to recommend that the Company’s stockholders vote in favor of the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Interests of the Buyer Consortium

As a result of the merger, Mr. Xiaoping Zhang (the Company’s Chairman of the Board, and Chief Executive Officer), Ms. Shuping Chi (a director of the Board), and Mr. Xiaofeng Zhang (a director of the Board) and Ruili Group will directly hold 47.07%, 5.88%, 5.88% and 41.16%, respectively, of the fully diluted equity interests of Parent, which will, in turn, own 100% of the equity interests of the Company immediately following the completion of the merger. Because of the equity ownership of the Buyer Consortium in Parent, each of the members of the Buyer Consortium will enjoy the benefits from any future earnings, growth or increases in the value of the Company after the merger which, could result in the value of the Company that exceeds the amount paid by Parent as the per share merger consideration. The Buyer Consortium will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company and will have no certainty of any future opportunity to sell shares in Parent at an attractive price (or any price), or that any dividends paid by Parent will be sufficient to recover the Buyer Consortium’s investment.

The merger may provide additional means to enhance stockholder value for the Buyer Consortium, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance requirements, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the special committee and the Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, and/or in addition to, those of other stockholders of the Company generally. These interests include, among others:

●	the beneficial ownership of equity interests in Parent and Merger Sub by the Rollover Stockholders and the prospective beneficial ownership of equity interests in Parent by Ruili Group at and after the effective time of the merger;

●	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions;

●	beginning from July of 2019, the monthly compensation of $9,000 of Mr. Xiao Lin and $5,000 of Mr. Binhua Feng, each of which is a member of the special committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the special committee’s or the Board’s recommendation of the merger); and

●	continued indemnification and liability insurance for directors and officers following completion of the merger.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. For more information regarding such indemnification and insurance coverage, see “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 75.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, the Board of directors of the Company determined that, beginning from July of 2019, Mr. Xiao Lin, the Chairman of the special committee shall receive the monthly compensation of $9,000 and Mr. Binhua Feng, a member of the special committee, shall receive the monthly compensation of $5,000, in exchange for their services in such capacity. Such payment is not contingent upon the completion of the merger or the special committee’s or the Board’s recommendation of the merger.

Position with the Surviving Corporation

Pursuant to the merger agreement, the directors of Merger Sub immediately prior to the effective time shall become the directors of the surviving corporation at the effective time of the merger and the officers of the Company immediately prior to the effective time of the merger shall become the officers of the surviving corporation at the effective time of the merger, in each case, unless otherwise notified by Parent. Accordingly, unless otherwise notified by Parent, subject to any changes that the Buyer Consortium may deem appropriate, it is anticipated that, at the effective time, Mr. Xiaoping Zhang, who is currently the sole director of Merger Sub, will become the sole director of the surviving corporation, and Mr. Xiaoping Zhang, who is Chief Executive Officer of the Company, will become the Chief Executive Officer of the surviving corporation. Other executive officers of the Company are expected to continue their service with the surviving corporation in positions that are substantially similar to their current position with the Company.

As of the date of this proxy statement, none of the Buyer Consortium members or their representatives had any communication with the Company’s directors or officers who are not members of the Buyer Consortium regarding their post-transaction employment, directorship or rollover arrangements.

Consideration to Be Received by Directors and Officers in the Merger

As of the date of this proxy statement, of all the directors and executive officers of the Company (other than members of the Buyer Consortium), Mr. Huilin Wang owns 200 shares of common stock of the Company. Mr. Wang is treated in the same way as the Unaffiliated Stockholders in connection with the merger, and will receive the same amount of $4.72 per share merger consideration as the Unaffiliated Stockholders. Mr. Wang will receive $944 for his owned shares of common stock of the Company as a result of the merger. Ms. Jinrui Yu owned 200 shares of common stock of the Company from October 24, 2005 through February 9, 2018 when those shares were escheated to the State of Delaware because the transfer agent of the Company failed to maintain contact with her for a prescribed period of time. Ms. Yu intends to contest the escheat. If Ms. Yu successfully and timely claims the ownership of her 200 shares of common stock, she will be treated in the same way as the Unaffiliated Stockholders in connection with the merger, and will receive the same amount of $4.72 per share merger consideration as the Unaffiliated Stockholders.

Section 16(a) of the Exchange Act and SEC rules require the Company’s directors, executive officers and persons who own more than 10% of any class of the Company’s common stock to file reports of their ownership and changes in ownership of the Company’s common stock with the SEC. Based solely on its review of the reports filed with the SEC and written representations from such reporting persons, the Company determined that certain of our directors and executive officers failed to file on a timely basis certain reports required under Section 16(a) of the Exchange Act. These directors and officers will make the required filings and disclosures in due course before the Company files the definitive proxy statement in relation to the Transaction.

Dividends

Pursuant to the merger agreement, we are prohibited from declaring any dividends following execution of the merger agreement on November 29, 2019.

Determination of the Per Share Merger Consideration

The per share merger consideration was determined as a result of extensive negotiations over an extended period of time between the Buyer Consortium and their advisors, on the one hand, and the special committee, comprising solely of the independent directors, and its legal and financial advisors, on the other hand.

Litigation Related to the Merger

Three putative stockholder class action complaints have been filed against the Company and certain officers and directors thereof in connection with the Transactions. The first, Richard Scarantino v. SORL Auto Parts, Inc., et al., Case No. 1:20-cv-00216, was filed on February 13, 2020, in the United States District Court for the District of Delaware. The second, Jose Carlos Sanjuan Paz v. SORL Auto Parts, Inc., et al., Case No. 1:20-cv-01318, was filed on February 14, 2020, in the United States District Court for the Southern District of New York. The third, Ongarov v. SORL Auto Parts, Inc., et al., Case No. 1:20-cv-1815, was filed on March 2, 2020 in the United States District Court for the Southern District of New York. The complaints allege that the preliminary proxy statement omits material information with respect to the Transactions that renders the preliminary proxy statement false and misleading. The complaints seek to enjoin defendants from consummating the Transaction. The Company believes the allegations in the complaints are without merit, but cannot predict with certainty the results of the litigation.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

●	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders;

●	complying with U.S. federal securities laws; and

●	Parent Required Approvals, including: (i) the overseas investment registration with the competent local counterparts of the National Development and Reform Commission of the PRC, (ii) the outbound investment registration with Zhejiang Provincial Department of Commerce, and (iii) the registration with the competent local branch of the State Administration of Foreign Exchange of the PRC in respect of the Transactions.

As of the date of this proxy statement, the Parent Required Approvals have not been received. It is expected that the Parent Required Approvals will be obtained in the first quarter of 2020.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Consortium in connection with proposed merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financial advisory fees and expenses	$700,000
Legal and accounting fees and expenses	$1,350,000
Special committee fees	$170,000
Miscellaneous (including printing, proxy solicitation, filing fees, mailing costs, etc.)	$150,000
Total	$2,370,000

These expenses will not reduce the per share merger consideration to be received by the Company stockholders. The party incurring any costs and expenses in connection with the proposed merger and the merger agreement will pay such costs and expenses.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative rulings, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). In addition, this discussion does not discuss any consequences to stockholders of the Company that will directly or indirectly hold an ownership interest in Parent or the Company after the merger, to holders of options or warrants to purchase shares of Company common stock, any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This discussion assumes that holders own shares of Company common stock as capital assets.

We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

(a) U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock that is: a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income tax regardless of the source of its income and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

Payments with Respect to Shares of Company Common stock

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges shares of Company common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. Holder’s adjusted tax basis in such shares. If a U.S. Holder acquired different blocks of shares of Company common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of shares of Company common stock. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of completion of the merger. Long term capital gains recognized by a non-corporate U.S. Holder (including an individual) are generally eligible for a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. U.S. Holders of Company common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Information Reporting and Backup Withholding

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is an exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

(b) Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of Company common stock that, for U.S. federal income tax purposes, is not a U.S. Holder and is not a partnership or other entity classified as a partnership.

Payments with Respect to Shares of Company Common stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

●	the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

●	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are met; or

●	the Non-U.S. Holder owned (actually or constructively) more than five percent of the Company’s common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such time.

A Non-U.S. Holder whose gain is described in the first bullet point above will generally be subject to tax on its net gain in the same manner as if it were a U.S. Holder. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such Non-U.S. Holder is not considered a resident of the United States). The Company does not believe that it currently is a United States real property holding corporation or that it has been a United States real property holding corporation during the past five years.

Information Reporting and Backup Withholding

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Material PRC Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council of the PRC adopted the Regulation on the Implementation of Enterprise Income Tax Law, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation of the PRC (the “SAT”) issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, to the extent such gain is derived from sources within the PRC, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business. Under the Individual Income Tax Law of the PRC, an individual who disposes a capital asset in the PRC is subject to PRC individual income tax at the rate of 20% if the gain is from sources within the PRC. Relief from these taxes may be sought under applicable income tax treaties with the PRC.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of the per share merger consideration for each share of common stock would otherwise be subject to PRC tax to holders of such shares of common stock that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the SAT, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the SAT, which became effective as of April 1, 2011, if any non-resident enterprise indirectly transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. On February 3, 2015, the SAT further promulgated the Public Notice of State Administration of Taxation on Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-resident Enterprises (“Circular 7”), effective from February 3, 2015, to replace certain provisions under Circular 698 and Bulletin 24 and to further strengthen the regulation over enterprise income tax applicable to indirect transfer of properties by non-resident enterprises. According to Circular 7, where a non-resident enterprise indirectly transfers equity interests in a PRC resident enterprise, properties of an establishment or place in the PRC or immovable properties in the PRC (collectively, the “PRC Taxable Properties”), through the implementation of a scheme, including transfer of equity interests and other similar rights of an overseas enterprise, without a reasonable commercial purpose and resulting in the avoidance of the enterprise income tax liability, upon review and examination of the documents submitted, such indirect transfer may be re-characterized as a direct transfer of the PRC Taxable Properties by the in-charge tax authorities in accordance with the EIT Law. Circular 698 or Circular 7 may be determined by the tax authorities to be applicable to the merger where non-PRC resident stockholders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Circular 7 and impose tax on the receipt of consideration for shares of common stock, then any gain recognized on the receipt of consideration for such shares of common stock pursuant to the merger by the Company’s stockholders who are not PRC residents could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

However, the Company does not believe that it will be required to withhold any amounts from the per share merger consideration in respect of PRC taxes.

This summary of certain material U.S. federal income tax consequences and material PRC income tax consequences is for general information only and is not, and shall not be construed as, tax advice, especially to any member of the Buyer Consortium. Holders of shares of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any U.S. federal, state and local, PRC and other tax laws.

Delisting and Deregistration of the Company Common stock

If the merger is completed, the shares of Company common stock will be delisted from the NASDAQ and will be deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board of directors of the Company for use at the special meeting.

Date, Time and Place

We will hold the special meeting at [         ], local time (Beijing time), on [         ], at the [         ] of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China. Seating will be limited to the stockholders as of the record date. Admission to the special meeting will be on a first-come, first-served basis. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special meeting

The special meeting is being held for the following purposes:

●	to adopt the merger agreement (see “The Merger Agreement” beginning on page 64); and

●	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

The board of directors of the Company, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, deemed it advisable and in the best interests of the Company and its Unaffiliated Stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its Unaffiliated Stockholders and recommended that the Company’s stockholders adopt the merger agreement at the special meeting. The board of directors of the Company recommends that you vote “FOR” the adoption of the merger agreement.

Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business, New York time, on [           ], the record date, are entitled to notice of and to vote at the special meeting. On the record date, [         ] shares of Company common stock were issued and outstanding and held by [         ] holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the offices of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China.

Shares of Company common stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes will not be counted for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to adopt the merger agreement or the adjournment proposal. The presence at the special meeting in person or by proxy of the holders of a majority of shares of the Company’s common stock issued and outstanding and entitled to vote at the special meeting as of the record date will constitute a quorum for purposes of the special meeting. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement (Proposal 1)

The adoption of the merger agreement by our stockholders requires the affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business, New York time, on the record date and (ii) Unaffiliated Stockholders holding at least a majority of the outstanding shares of the Company’s common stock owned by all Unaffiliated Stockholders at the close of business, New York time, on the record date.

The requirement that the merger agreement be adopted by Unaffiliated Stockholders holding at least a majority of the outstanding shares of the Company’s common stock owned by all Unaffiliated Stockholder at the close of business, New York time, on the record date for the special meeting provides further protection to the interests of the holders of Company common stock other than the Rollover Stockholders in connection with the merger.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For Proposal No. 2 (approval of the adjournment or postponement of the special meeting), the affirmative vote of the holders of at least a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not a quorum is present, is required.

Stock Ownership and Interests of Certain Persons

As of [         ], the record date for the special meeting, our directors (including Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng) and current executive officers owned, in the aggregate, 11,359,403 shares of Company common stock, or collectively approximately 58.83% of the outstanding shares of Company common stock. Our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the merger agreement.

Certain members of our management and the board of directors of the Company have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please read “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 55.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement and the proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

[             ]

Voting by Proxy or in Person at the Special meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the adoption of the merger agreement and the approval to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than (i) the proposal to adopt the merger agreement, and (ii) the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Stockholders who object to the merger and who comply with the provisions of Section 262 of the DGCL are entitled to have the fair value of their shares of Company common stock determined by the Court of Chancery of the State of Delaware, and to receive payment of that fair value instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 84 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board of directors of the Company and will be paid for by the Company. In addition, we has engaged [         ] to assist in the solicitation of proxies for the special meeting and we estimate that we will pay [         ] a fee of $[         ] including certain out-of-pocket expenses. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact [         ], toll free at [         ], collect at [         ] or by email at [         ].

PROPOSAL ONE – ADOPTION OF THE MERGER AGREEMENT

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not include all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included in this proxy statement to provide you with information regarding the terms and conditions of the merger agreement and the transactions, including the merger, and is not intended to modify or supplement any factual disclosures about (a) the Company in the Company’s public reports filed with the SEC or (b) Parent, Merger Sub (or any other members of the Buyer Consortium), any other party or their respective businesses. The representations, warranties, and covenants of the merger agreement have been negotiated only for the purpose of the merger agreement and are intended solely for the benefit of the parties thereto. In many cases, the representations, warranties and covenants are subject to limitations agreed upon by the parties thereto and are qualified by certain supplemental disclosures provided by the parties to one another in connection with the execution of the merger agreement. Furthermore, many of the representations and warranties in the merger agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about the Company, Parent, Merger Sub, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, and those changes may not have been fully reflected in this proxy statement. Accordingly, the summary of the merger agreement provided in this section should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 94.

Structure and Consummation of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving corporation (“Surviving Corporation”) of the merger. If the merger is consummated, the Company will cease to be a publicly traded company. The closing of the merger will occur on a date to be specified by the special committee (on behalf of the Company) and Parent, no later than the fifth business day following the day on which all of the conditions to the merger have been satisfied or waived. At the closing, the Company and Merger Sub will cause the merger to be consummated pursuant to the DGCL by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The merger will become effective upon such filing or at such later time as may be agreed in writing by the Company and Parent and specified in the certificate of merger in accordance with the DGCL (the effective time of the merger, the “Effective Time”).

Certificate of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation

At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and bylaws of the Surviving Corporation, except that at the Effective Time, the certificate of incorporation will be amended to reflect that the name of the Surviving Corporation is “SORL Auto Parts, Inc.” until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws. Unless otherwise notified by Parent to the Company in writing prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Company immediately prior to the Effective Time, will become, respectively, the initial directors and officers of the Surviving Corporation at the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

Per Share Merger Consideration

At the Effective Time, each share (“Share”) of common stock of the Company (other than the Excluded Shares and the Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive $4.72 per share in cash, without interest, less any applicable withholding taxes. All Excluded Shares will be cancelled and cease to exist, without payment of any consideration or distribution therefor. Each Dissenting Share will be cancelled and cease to exist in accordance with the procedures set out in Section 262 of the DGCL.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

Exchange Procedures

At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company acting as paying agent, for the benefit of the holders of shares of Common stock, a cash amount (the “Exchange Fund”) sufficient to make payments of the aggregate merger consideration to be paid in exchange for all outstanding Shares immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares). Promptly after the Effective Time, but in any event no later than five business days following the closing date of the merger, the Surviving Corporation will cause the paying agent to mail to each stockholder of record (other than holders of the Excluded Shares and the Dissenting Shares) (i) a letter of transmittal in customary form specifying the manner in which the delivery of the Exchange Fund will be effected and (ii) instructions for effecting the surrender of the Shares. Upon surrender to the paying agent of (i) a share certificate (or affidavit of loss in lieu thereof) for cancellation, and (ii) a duly executed letter of transmittal, the record holder of such share certificate will receive an amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by the share certificate multiplied by the per share merger consideration. As promptly as practicable after the Effective Time (and in any event within five (5) business days thereafter), the Surviving Corporation shall cause the paying agent to issue and deliver to each holder of book-entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive in respect of such Shares, provided, that an “agent’s message” has been previously delivered to the paying agent regarding such book-entry Shares.

If any share certificate has been lost, stolen or destroyed, the person claiming such share certificate to be lost, stolen or destroyed must (i) make an affidavit of the loss, theft or destruction and (ii) if required by the paying agent or the Surviving Corporation, post a bond in a reasonable amount as directed by the Surviving Corporation as indemnity against any claim that may be made against it with respect to such share certificate, following which the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed share certificate an amount (less any applicable tax withholdings) equal to the number of Shares formerly represented by such lost, stolen or destroyed share certificate multiplied by the per share merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by (i) its public disclosures and filings, in each case, including all amendments, exhibits and schedules thereto and all documents incorporated by reference therein, with the SEC since January 1, 2017, and prior to the date of the merger agreement and (ii) information disclosed within the merger agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

●	due organization, existence, good standing and authority to carry on the Company’s business;

●	the Company’s certificate of incorporation and bylaws or equivalent organizational documents;

●	the Company’s capitalization;

●	the Company’s corporate power and authority to execute, deliver, and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

●	the determination by the Board (acting upon the unanimous recommendation of the special committee) that (i) the terms of the transactions are fair to, and in the best interests of, the Company and its stockholders (other than the holders of the Excluded Shares), and (ii) the merger is in the best interests of the Company and the stockholders (other than the holders of the Excluded Shares) and that it is advisable for the Company to enter into the merger agreement with Parent and Merger Sub;

●	the authorization and approval of the merger agreement and the consummation of the transactions, including the merger, by the Board;

●	the direction by the Board (acting on the unanimous recommendation of the special committee) that the merger agreement be submitted to the Company’s stockholders for their adoption;

●	the receipt by the special committee of an opinion from Duff & Phelps, to the effect that, as of the date of the opinion, the merger consideration to be received by the Unaffiliated Stockholders is fair from a financial point of view to such stockholders;

●	the subsidiaries of the Company and the equity interests in the Company’s subsidiaries held by the Company or any other subsidiary of the Company;

●	governmental consents and approvals in connection with the Transactions;

●	the absence of certain violations, breaches or defaults under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

●	the Company’s SEC filings since January 1, 2017 and the financial statements included in such SEC filings;

●	compliance with the applicable rules and regulations of NASDAQ and the applicable provisions of the Sarbanes-Oxley Act of 2002;

●	the Company’s disclosure controls and procedures and internal control over financial reporting;

●	the accuracy of the information supplied by the Company for inclusion in the Company’s proxy statement and Schedule 13E-3 to be filed with the SEC;

●	the absence of certain undisclosed liabilities;

●	conduct by the Company and its subsidiaries of their businesses in the ordinary course and consistent with past practice and the absence of any Company Material Adverse Effect (as defined below) since January 1, 2019;

●	the absence of legal proceedings and governmental orders against the Company or its subsidiaries or their respective assets;

●	compliance with applicable laws since January 1, 2017, and the possession of and compliance with permits applicable to the Company and its subsidiaries;

●	tax matters;

●	material contracts and the absence of breach or violation of, or default under, any material contract;

●	intellectual property;

●	real property;

●	the absence of any broker’s or finder’s fees, other than to Duff & Phelps as the Company’s financial advisor;

●	the inapplicability of certain anti-takeover laws to the merger agreement, the merger and the transactions contemplated by the merger agreement;

●	the stockholder approval and the unaffiliated stockholder approval;

●	insurance matters;

●	employee matters and compliance with labor and employment laws;

●	environmental matters; and

●	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

●	the corporate organization, existence, good standing and power and authority of Parent and Merger Sub;

●	the capitalization of Parent and Merger Sub and Parent’s ownership of Merger Sub;

●	the due execution and delivery by Parent and Merger Sub of the merger agreement and the enforceability of the merger agreement against them;

●	governmental consents and approvals in connection with the transactions;

●	the absence of certain violations, breaches or defaults under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

●	the accuracy of the information provided by Parent, Merger Sub, the Rollover Stockholders, Ruili Group or their respective affiliates or representatives for inclusion in the Company’s proxy statement and Schedule 13E-3 to be filed with the SEC;

●	the operations of Parent and Merger Sub;

●	the absence of any broker’s or finder’s fees based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective subsidiaries or affiliates;

●	Parent’s and Merger Sub’s ownership of the shares or any other securities or other economic rights of the Company;

●	the absence of agreements or arrangements (other than the transaction agreements and the Consortium Agreement as specified in the merger agreement) between Parent, Merger Sub, the Rollover Stockholders, Ruili Group or any of their respective affiliates, on the one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees, or stockholders on the other hand, that relate to the Transactions;

●	the independent investigation of the Company and its subsidiaries by Parent and Merger Sub;

●	non-reliance by Parent or Merger Sub on any estimates, projections, forecasts, plans and budget information provided by the Company and its subsidiaries;

●	sufficient sources of funding at the closing of the merger to pay the aggregate merger consideration and applicable related expenses;

●	the delivery of the Equity Commitment Letter (as defined below) and the absence of amendments or modifications thereto or withdrawal of the commitments contained therein;

●	the Undertaking being in full force and effect and the absence of any breach or default thereunder;

●	the solvency of the Surviving Corporation after giving effect to all of the Transactions;

●	the absence of legal proceedings or governmental orders against Parent or Merger Sub; and

●	acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement.

For purposes of the merger agreement, the “Equity Commitment Letter” means the equity commitment letter, dated November 29, 2019, to Parent from Ruili Group, pursuant to which Ruili Group has committed, subject to the terms and conditions set forth therein, to purchase or cause the purchase of equity securities of Parent, for the cash amount set forth therein.

Definition of Knowledge and Company Material Adverse Effect

Certain of the representations and warranties made by the Company in the merger agreement are qualified by a knowledge, materiality or “Company Material Adverse Effect” standard. For purposes of the merger agreement, “knowledge” means, with respect to the Company, such facts and other information that as of the date of determination are actually known (after due inquiry) by any members of the special committee. For purposes of the merger agreement, a “Company Material Adverse Effect” means any effect, event, fact, development, circumstance, condition or change that, individually or in the aggregate together with all other effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; other than any such effect arising out of, relating to or resulting from:

●	changes in general business, economic or political conditions or changes in financial, credit or securities markets in general;

●	changes in United States generally accepted accounting principles or regulatory accounting requirements after the date of the merger agreement;

●	changes in laws applicable to the Company or any of its subsidiaries;

●	consummation of the transactions contemplated by the merger agreement or the public announcement or disclosure of the merger agreement, including any initiation of stockholder litigation relating to the merger agreement or the transactions contemplated by the merger agreement;

●	acts of God, natural disasters, epidemics, declared or undeclared acts of war, acts of sabotage or terrorism, or outbreak or escalation of hostilities;

●	changes in the market price or trading volume of the Shares;

●	actions or omissions of the Company or its subsidiaries taken that are required by the merger agreement or with the written consent or at the written request of the Parent, Merger Sub, the Rollover Stockholders or any of their affiliates or representatives;

●	changes, effects or circumstances affecting the industries or markets in which the Company or any of its subsidiaries operates;

●	the failure by the Company to meet any internal or industry estimates, expectations, forecasts, guidance, milestones, projections or budgets or internal or published projections of revenue, earnings, cash flow or cash position for any period;

●	any change or prospective change in the Company’s credit ratings; or

●	any breach of the transaction agreements by Parent, Merger Sub or any other party thereunder (other than the Company);

provided that, certain of the excluded effects listed above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such effects, individually or in the aggregate, have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries conduct their businesses (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

Definition of Parent Material Adverse Effect

Certain of the representations and warranties made by Parent and Merger Sub in the merger agreement are qualified by a materiality or “Parent Material Adverse Effect” standard. For purposes of the merger agreement, a “Parent Material Adverse Effect” means any effect, event, fact, development, circumstance, condition or change that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay (i) the consummation by Parent and Merger Sub of the merger or any of the other transactions or (ii) the compliance by each of Parent and Merger Sub of each of their respective obligations under the merger agreement in any material respect.

Conduct of Business Pending the Merger

The Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the Effective Time of the merger or the termination of the merger agreement, the Company will itself and will cause its subsidiaries to conduct their business in the ordinary course and in a manner consistent with past practices and use commercially reasonably efforts to preserve substantially intact their business organization, comply with all applicable laws, keep available the services of their present employees, preserve its assets, preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom the Company or any of its subsidiaries has material business relations as of the date of the merger agreement. The Company also agreed, subject to certain exceptions set out in the merger agreement, not to do any of the following without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed):

●	amend or otherwise change its organizational documents or governing instruments;

●	issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (other than by a direct or indirect wholly-owned subsidiary of the Company to the Company or another direct or indirect wholly-owned subsidiary of the Company);

●	purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than, in each case, (i) in satisfaction of obligations pursuant to contracts in existence and provided to Parent prior to the date of the merger agreement, or (ii) in transactions solely between the Company and any direct or indirect wholly-owned subsidiaries of the Company or among direct or indirect wholly-owned subsidiaries of the Company;

●	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions paid by any direct or indirect wholly-owned subsidiary of the Company to the Company or to any other direct or indirect wholly-owned subsidiary of the Company);

●	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the merger), consolidation or other reorganization (other than reorganizations involving only wholly-owned subsidiaries of the Company which would not result in a material increase in the tax liability of any of the Company or its subsidiaries);

●	acquire, sell, lease, license or subject to any lien or otherwise dispose of stock or assets or otherwise, any assets, securities or properties, with a value or purchase price in excess of $1,000,000 in any single transaction or related series of transactions, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing contracts, or (iii) incurrence of certain permitted liens or liens securing indebtedness;

●	incur, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under contracts in existence as of the date hereof) with an amount in excess of $1,000,000 in a single transaction or series of related transactions, subject to certain exceptions;

●	incur or commit to incur any single capital expenditure that is not budgeted in the Company’s current plan approved by the Board as of the date of the merger agreement which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000 for the Company and its subsidiaries taken as a whole;

●	(A) make any material change in any method of tax accounting or make or change any material tax election; (B) file any material amended tax return, settle or compromise any material tax liability except as required by applicable law; or (C) enter into any material closing agreement with respect to any material tax or surrender any right to claim a material tax refund, subject to certain exceptions;

●	effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

●	settle any legal proceeding before a governmental entity involving the payment of monetary damages in excess of $1,000,000, subject to certain exceptions;

●	extend, renew or enter into any contracts containing non-compete or exclusivity provisions that (i) would materially restrict or limit the operations of the Company or its subsidiaries or (ii) apply to any current or future affiliates of the Company, its subsidiaries, the Surviving Corporation or Parent;

●	other than in the ordinary course of business consistent with past practice, terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

●	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

●	fail to use reasonable best efforts to make in a timely manner the required filings or registrations with the SEC under the Securities Act or the Exchange Act; or

●	agree, authorize or enter into any contract to do any of the foregoing.

Each of Parent and Merger Sub agrees that, from the date of the merger agreement until the earlier of the Effective Time or the termination of the merger agreement, it shall not take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the merger becoming incapable of being satisfied or take any action or fail to take any action which would, or would reasonably likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

No Solicitation; Competing Proposals; Change in Company Recommendation

With certain exceptions, while the merger is pending, the Company shall not, and shall not authorize or permit any of its representatives, any of the Company’s subsidiaries or any of their respective representatives to, directly or indirectly:

●	solicit, initiate, knowingly encourage, or knowingly facilitate, any “Competing Proposal” (as defined below) or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to a Competing Proposal;

●	enter into, continue or engage in discussions or negotiations with any person or furnish to any person (or any representative thereof) any non-public information with respect to the Company or any of its subsidiaries, or knowingly cooperate in any way with any person (or any representative thereof), in each case, with the intent to induce the making of, a Competing Proposal or any proposal or offer that could reasonably be expected to lead to a Competing Proposal;

●	approve, endorse, recommend or enter into any written agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar written agreement or any contract relating to any Competing Transaction (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement);

●	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company is a party (and the Company shall promptly take all actions necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such standstill, confidentiality or similar agreement and to enforce such standstill, confidentiality or similar agreement); or

●	authorize or direct any of the representatives of the Company or any of its subsidiaries to take any action or resolve to propose, agree or publicly announce an intention to do any of the foregoing.

At any time prior to the receipt of the required stockholder approval, following the receipt of an unsolicited, written and bona fide proposal or offer regarding a “Competing Transaction” (as defined below) that was not obtained in violation of the merger agreement:

●	the Company, the Special Committee and their respective representatives may communicate with the person or group of persons who has made such proposal or offer to clarify and understand the terms and conditions thereof, and notify such persons of the no-solicitation restrictions of the Company under the merger agreement

●	the Company and its representatives may furnish nonpublic information in response to the request of the person or group of persons who has made such proposal or offer, if (x) prior to furnishing nonpublic information the Company receives from such person or group of persons an executed acceptable confidentiality agreement, and (y) at least 12 hours prior to furnishing any such nonpublic information to such person or group of persons, the Company furnishes such nonpublic information to Parent (if not previously furnished by the Company to Parent), and

●	the Company, the Special Committee and their respective representatives may engage or participate in any discussions or negotiations with the person or group of persons who has made such proposal or offer, provided that prior to furnishing any nonpublic information or engaging in any such discussions or negotiations, the Special Committee shall (A) have determined in good faith, after consultation with its outside legal counsel, that such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (B) provide Parent written notice of the receipt by the Company of any Competing Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to a Competing Proposal (including the identity of the Person or group of Persons making or submitting such Competing Proposal, and details of the material terms and conditions thereof) at least 24 hours prior to taking any such action.

The Company will keep Parent promptly and reasonably informed with respect to (i) any inquiry or indication of interest that could lead to a Competing Proposal, (ii) the status of any such Competing Proposal and (iii) the status, any material developments and the terms of any material modification thereto. The Company will not enter into any agreement with any person after the date of the merger agreement that prohibits the Company from providing any information or materials to Parent in accordance with the foregoing.

The Company has agreed to cease and cause to be terminated any discussions existing as of the date of the merger agreement with any person or group of persons that relate to any Competing Proposal.

While the merger is pending, neither the Company nor the Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) adopt, approve or recommend any Competing Transaction, or (iii) fail to include the Company Recommendation in the proxy statement or fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Competing Transaction (but in any event within ten business days following such commencement), or (iv) resolve or agree to take any of the foregoing actions (any of the actions or events described in clauses “(i)” through “(iv)”, being referred to as a “Change in Company Recommendation”).

At any time prior to the receipt of the requisite stockholder approval, if in response to the receipt by the Company of a Competing Proposal, the Board determines in good faith, upon the direction of the special committee following consultation with its financial advisor and outside legal counsel, that such offer or proposal constitutes a Superior Proposal and that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable laws, the Board or the special committee, as the case may be, may (1) make a Change in Company Recommendation in respect of such Superior Proposal, and/or (2) cause the Company to terminate the merger agreement as a result thereof; however, they may only do so if:

●	the Board or the special committee has first notified Parent in writing of its intent to take such action, which notice shall contain the identity of the person making the Superior Proposal, specify the material terms of the Superior Proposal, contain a copy of the material documents and/or agreements providing for the Superior Proposal and indicate that the Board or the special committee intends to effect a Change in Company Recommendation and/or terminate this Agreement;

●	if requested by Parent in writing, the Company shall, and shall cause its representatives to, for a period of at least five business days following receipt by Parent of such notice and prior to making any such Change in Company Recommendation and/or terminating this Agreement, negotiate with Parent and any representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of the merger agreement and the transactions;

●	following such five-business-day period, and taking into account any proposed amendments from Parent received during such period, the Board or the special committee shall have considered in good faith such proposed amendments, if any, and shall, prior to making any such Change in Company Recommendation and/or terminating this Agreement, have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such proposed amendments from Parent, if any, were to be given effect;

●	such Superior Proposal did not result from a material breach of the Company’s non-solicitation restrictions under the merger agreement; and

●	in the event that the Board or the Special Committee causes the Company to so terminate the merger agreement, the Board or the special committee shall cause the Company to pay to Parent the applicable termination fee payable in connection therewith under the merger agreement.

Each successive material modification to the financial terms of any such Competing Proposal shall be deemed to constitute a new Competing Proposal for purposes of the requirements above, except that, in such cases, the five-business-day period described above shall instead become a minimum period of at least three business days.

Nothing in the merger agreement prohibits the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so could reasonably be expected to be inconsistent with applicable laws (including fiduciary duties), or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Competing Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer).

For purposes of the merger agreement, a “Competing Proposal” means any unsolicited bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Parent) with respect to a Competing Transaction.

For purposes of the merger agreement, a “Competing Transaction” means, other than the transactions, any transaction or series of transactions for or relating to (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, extra-ordinary dividend, share repurchase, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and its subsidiaries that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or any combination of the foregoing.

For purposes of the merger agreement, a “Superior Proposal” means a written, bona fide offer or proposal with respect to a Competing Transaction (provided, that for purposes of the definition of “Superior Proposal”, each reference to “20%” in the definition of “Competing Transaction” shall be replaced with “50%”) made by a third party that the Board determines, in good faith judgment acting at the direction of the Special Committee after (i) consultation with its financial advisor and independent legal counsel, (ii) taking into account all terms and conditions of such proposal, including the likelihood and timing of consummation thereof, and (iii) taking into account any changes to the merger agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal, to be more favorable to the unaffiliated stockholders than the merger, except that any such offer shall not be deemed to be a “Superior Proposal” if the consummation of the transaction contemplated by such offer or proposal is conditional upon the obtaining and/or funding of such financing.

Stockholders’ Meeting

Subject to the other provisions of the merger agreement, the Company will:

●	as promptly as reasonably practicable and in any event not later than ten business days after the SEC confirms that it has no further comments on, or otherwise clears, the Schedule 13E-3 and the proxy statement, take all action required under the DGCL and its Certificate of Incorporation and the Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the proxy statement for the purpose of obtaining the required stockholder approval, with the record date and meeting date of the stockholders’ meeting to be determined by the Company after good faith consultation with Parent, and

●	if there has been no occurrence of a Change in Company Recommendation, recommend to the stockholders that they approve and adopt the merger agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and approval of the transactions, and take all other actions necessary or advisable to secure the required stockholder approval.

The Company may, and Parent may request in writing that the Company, adjourn or postpone the stockholders’ meeting, if and to the extent the special committee determines in good faith (i) such adjournment or postponement is necessary or advisable to ensure that any supplement or amendment to the proxy statement that is required by applicable law is timely provided to the Company’s stockholders, (ii) if at the time the stockholders’ meeting proceeds to business there are insufficient Shares represented to constitute a quorum necessary to conduct business at the stockholders’ meeting, or (iii) additional time is required to solicit proxies in favor of the adoption of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time for a period of six years, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its subsidiaries and any person who becomes a director or officer thereof prior to the Effective Time against any and all cost or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding to the fullest extent permitted by the law or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its subsidiaries in effect on the date of the merger agreement.

The Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company under (i) any indemnification, advancement of expenses and exculpation provision set forth in any certificate of incorporation, bylaws and other governing documents of the Company as in effect on the date of the merger agreement and (ii) all indemnification agreements between the Company and any of its respective current or former directors and officers and any person who becomes a director or officer of the Company prior to the Effective Time.

From and after the Effective Time for a period of six years, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

Prior to the Effective Time, the Company may, at its option, obtain an extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period ending six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, on terms no less favorable to the indemnified parties than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time, so long as the maximum aggregate premium for such policies is not in excess of 300% of the amount the Company paid for its directors’ and officers’ insurance in its last full fiscal year (if in excess, the Company may, at its option, obtain such a “tail” policy with the greatest coverage available for a cost not exceeding such amount).

If the Company does not obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect, for a period of at least six years from and after the Effective Time, the directors’ and officers’ insurance in place as of the date of the merger agreement with the Company’s current insurance carrier (or comparable carrier), on terms no less favorable than the coverage provided under the Company’s existing policies as of the date of the merger agreement, or the Surviving Corporation will purchase from the Company’s current insurance carrier (or comparable carrier) for such six-year period, on terms no less favorable to the indemnified parties than as provided in the Company’s existing policies as of the date of the merger agreement; except that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the amount per annum the Company paid for its directors’ and officers’ insurance in its last full fiscal year (if in excess, the Surviving Corporation will be obligated, and Parent will cause the Surviving Corporation, to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount).

Parent Required Approvals

Parent shall, as soon as reasonably practicable after the date of the merger agreement, prepare and file, or cause to be prepared and filed, all filings required to obtain the “Parent Required Approvals”, provided, that the Company will cooperate with Parent in connection with the making of all such filings. For purposes of the merger agreement, “Parent Required Approvals” means:

●	the filing by Parent or its applicable Affiliate of an overseas investment registration with the National Development and Reform Commission of the People’s Republic of China in respect of the transactions, and the receipt by Parent or its applicable Affiliate of a written acknowledgement issued by such commission that such registration has been completed;

●	the filing by Parent or its applicable Affiliate of an outbound investment registration with the Zhejiang Provincial Department of Commerce in respect of the transactions, and the receipt by Parent or its applicable Affiliate of an Enterprise Overseas Investment Certificate issued by the Zhejiang Provincial Department of Commerce reflecting such registration; and

●	after completion of the foregoing procedures, the registration by Parent with the competent local branch of the State Administration of Foreign Exchange in respect of the transactions.

Parent will use its reasonable best efforts to:

●	keep the Company informed of the status of matters relating to the Parent Required Approvals;

●	avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the transactions;

●	take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions, including, without limitation, (i) employing resources to obtain the Parent Required Approvals, and (ii) taking steps to avoid or eliminate any impediments under applicable laws that may be asserted by any governmental entity so as to enable the parties to the merger agreement to expeditiously consummate the merger and the transactions, except that the Parent is not required to take any such actions that would individually or in the aggregate reasonably be expected to be materially adverse to the financial condition, operations, liabilities or results of operations of Parent, Merger Sub and the Company and its Subsidiaries (taken as a whole, after giving effect to the merger).

Equity Financing

Subject to the terms of the merger agreement, Parent and Merger Sub are each committed to use its reasonable best efforts to (i) obtain the equity financing contemplated by the Equity Commitment Letter on the terms and conditions described therein, (ii) maintain in effect the Equity Commitment Letter until the merger is consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent or Merger Sub that are within its control, (iv) seek to enforce its right under the Equity Commitment Letter and (v) consummate such equity financing at or prior to the Effective Time.

No Amendment to Transaction Documents

Without the prior written consent of the special committee (acting on behalf of the Company), Parent and Merger Sub shall not, and shall cause its respective affiliates and Buyer Consortium related parties not to (i) amend, modify, withdraw, waive or terminate the Equity Commitment Letter or the Support Agreement, or (ii) enter into or modify any other contract relating to the merger or the Transactions in a manner that (x) would be inconsistent with the terms of any transaction agreement as specified in the merger agreement, or (y) would or would reasonably be expected to prevent or impede, interfere with, hinder or delay (A) the consummation by Parent and Merger Sub of the merger or any of the other Transactions or (B) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement.

Deposit

Under the merger agreement, Ruili Group is required to deposit an amount in RMB that is at least equal to the RMB-equivalent of any termination fee payable by Parent under the merger agreement (the “Deposit Amount”) into a RMB-denominated bank account owned by Ruili Group Ruian Auto Parts Co., Ltd. (the principal operating subsidiary of the Company). Any amounts (including any applicable termination fee) payable by Parent to the Company in connection with the termination of the merger agreement will be paid out of the Deposit Amount. To the extent any proceeds remaining in the Deposit Amount are not applied to settle such amounts, the Deposit Amount will be released to Ruili Group in accordance with the terms of the merger agreement.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

●	the filing of this proxy statement and the transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

●	reasonable access by Parent and Parent’s authorized representatives to the personnel, representatives, properties, books, records and other information of the Company and its subsidiaries between the date of the merger agreement and the Effective Time (subject to certain exceptions including (among others) applicable law, maintenance of attorney-client privilege, and contractual restrictions of the Company;

●	coordination of press releases and other public announcements relating to the merger agreement or the transactions prior to a Change in Company Recommendation;

●	reasonable best efforts of the parties to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement;

●	certain matters relating to Section 16 of the Exchange Act;

●	matters relating to takeover statutes;

●	delisting and deregistration of the shares;

●	Parent’s obligation to cause Merger Sub to perform Merger Sub’s obligations under the merger agreement;

●	Parent’s and Merger Sub’s obligations not to amend, withdraw or terminate the Equity Commitment Letter or the Support Agreement (defined below) or enter into contracts relating to the merger that would interfere with Parent’s and Merger Subs’ consummation of the merger or performance of their respective obligations under the merger agreement; and

●	participation in litigation relating to the merger agreement or the transactions.

For purposes of the merger agreement, “Support Agreement” means the equity contribution and voting agreement, of even date with the merger agreement, entered into between the Parent and the Rollover Stockholders.

Conditions to the Merger

The obligations of each party to consummate the merger are subject to the satisfaction or waiver (if permissible) by the Company and Parent of the following conditions:

●	the required stockholder approval has been obtained;

●	the required unaffiliated stockholder approval has been obtained; and

●	no governmental entity of any competent jurisdiction (within the PRC or elsewhere) shall have enacted, issued, promulgated, enforced or entered any order or law or taken any other action which is then in effect and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver by Parent and Merger Sub of the following conditions:

●	(i) the representations and warranties of the Company relating to corporate organization, capitalization, authorization relative to the merger agreement, absence of certain changes and any Company Material Adverse Effect, and brokers being true and correct in all respects (except, for de minimis inaccuracies) as of the date of the merger agreement and as of the closing date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Company in the merger agreement (disregarding any limitation or qualification of “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the merger agreement and as of the closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

●	the Company having performed all obligations and complied with all covenants, in each case in all material respects, required to be performed or complied with by it under the merger agreement at or prior to the closing;

●	no Company Material Adverse Effect having occurred following the date of the merger agreement;

●	the Company having delivered to Parent a certificate, dated as of the closing date, signed by an officer of the Company, certifying to the satisfaction of the conditions above; and

●	the Parent Required Approvals having been obtained.

The obligations of Company to effect the merger are subject to the satisfaction or waiver by Company of the following conditions:

●	The representations and warranties of each of Parent and Merger Sub in the merger agreement being true and correct as of the closing date as though made on the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of Parent or Merger Sub to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect;

●	Parent and Merger Sub having performed all obligations and complied with all covenants, in each case in all material respects, required to be performed or complied with by it under the merger agreement at or prior to the closing; and

●	Parent and Merger Sub having delivered to the Company certificates, dated as of the closing date, signed by a director of each of Parent and Merger Sub, as the case maybe, certifying as to the satisfaction of the conditions above.

However, none of the Company, Parent or Merger Sub may rely on the failure of any condition to the merger if such failure was caused by such party’s failure to comply with the merger agreement.

Termination of the Merger Agreement

The Company and Parent may terminate the merger agreement by mutual written agreement at any time prior to the Effective Time, whether prior to or after the merger agreement has been adopted by the stockholders of the Company or Merger Sub.

Either the Company or Parent (as applicable) may terminate the merger agreement at any time prior to the Effective Time if:

●	any governmental entity having competent jurisdiction shall have, enacted, issued, promulgated, enforced or entered any law or order which is then in effect or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action shall have become final and non-appealable, subject to certain exceptions;

●	the requisite stockholder approval shall not have been obtained at the stockholders’ meeting (after taking into account any adjournment, postponement or recess thereof); or

●	the merger has not been consummated by August 28, 2020 (referred to as the “Termination Date”), except that this termination right is not available to any party whose breach of, or failure to fulfill, any of its obligations under the merger agreement has been the cause of, or resulted in, the failure to consummate the merger by the Termination Date.

The Company may terminate the merger agreement at any time prior to the Effective Time if:

●	a breach or failure of any representation, warranty or covenant of Parent or Merger Sub set forth in the merger agreement, shall have occurred, which breach or failure has given rise to the failure of a condition to the Company’s obligations to complete the merger, and such breach or failure would not be capable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 business days following receipt of written notice from the Company (or such shorter period of time that remains between the date the Company provides written notice and the Termination Date), except that the Company shall not have this termination right if the Company is then in material breach of the merger agreement under circumstances that would cause Parent’s or Merger Sub’s closing conditions not to be satisfied;

●	prior to obtaining the requisite stockholder approval, the Board or the special committee shall have determined to terminate this Agreement in connection with the Company’s receipt of a superior proposal and, concurrently with termination, the Company pays to Parent the applicable termination fee required to be paid in connection with such termination; or

●	all conditions to Parent’s and Merger Sub’s obligations to complete the merger (except those to be satisfied at the closing) have been satisfied or waived, the Company has irrevocably confirmed in writing to Parent that the closing conditions specific to the Company have been satisfied (except those to be satisfied at the Closing) or the Company is willing to waive them and is prepared to close, and Parent and Merger Sub fail to consummate the closing within five business days following the date the closing should have occurred under the merger agreement.

Parent may terminate the merger agreement at any time prior to the Effective Time if:

●	a breach or failure of any representation, warranty or covenant of the Company set forth in the merger agreement has occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition to Parent’s or Merger Sub’s obligations to complete the merger, and such breach or failure is not capable of being cured prior to the Termination Date, or if capable of being cured, is not cured within thirty business days following written notice from Parent (or such shorter period of time that remains between the date Parent provides written notice and the Termination Date), except that Parent shall not have this termination right if Parent is in material breach of the merger agreement under circumstances that would cause the Company’s closing conditions not to be satisfied; or

●	prior to obtaining the requisite stockholder approval, the Board or the special committee has effected a Change in Company Recommendation.

Termination Fees and Reimbursement of Expenses

The Company is required to pay (or cause to be paid) to Parent a termination fee of $562,542.67 if the merger agreement is terminated:

●	by the Company in connection with the Company’s receipt of a superior proposal;

●	by Parent: (i) as a result of a breach or failure of any representation, warranty or covenant of the Company set forth in the merger agreement, or (ii) as a result of the Board or the special committee having effected a Change in Company Recommendation; or

●	by the Company or Parent as a result of (i) failure to obtain the requisite stockholder approval at the stockholders’ meeting or (ii) failure to consummate the merger by the Termination Date, if, at the time of such termination, a Competing Proposal has been made known to the Company, or shall have been publicly announced or publicly made known, and not publicly and unconditionally withdrawn prior to the earlier of the termination of the merger agreement or the stockholders’ meeting, and within twelve (12) months after such termination the Company or any of its subsidiaries enters into a definitive agreement in connection with the same Competing Proposal that was later consummated or consummates a Competing Transaction. For purposes of the termination fees payable by the Company, all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to 50%.

Parent is required to pay (or cause to be paid) to the Company a termination fee:

●	in an amount equal to $1,125,085.35 if the merger agreement is terminated: (i) by the Company as a result of a breach or failure of any representation, warranty or covenant of Parent or Merger Sub set forth in the merger agreement; or all conditions to Parent’s and Merger Sub’s obligations to complete the merger (except those to be satisfied at the closing) have been satisfied or waived, the Company has irrevocably confirmed in writing to Parent that the closing conditions specific to the Company have been satisfied (except those to be satisfied at the Closing) or the Company is willing to waive them and is prepared to close, and Parent and Merger Sub fail to consummate the closing within five business days following the date the closing should have occurred under the merger agreement, or (ii) by the Company or Parent because the merger has not been consummated by the Termination Date, if such termination occurs at any time at which all of the closing conditions for the merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived; or

●	in an amount equal to the reasonable and documented out-of-pocket expenses incurred by the Company and the special committee in connection with the transactions, if the merger agreement is terminated by the Company or Parent because the merger has not been consummated by the Termination Date, if such termination occurs at any time at which (x) all of the closing conditions for the merger (other than the conditions to be satisfied at the closing and the condition that the Parent Required Approvals have been obtained) have been satisfied or waived, and (y) the condition that the Parent Required Approvals shall have been obtained has not been satisfied or waived by Parent.

Any termination fee required to be paid by Parent in accordance with the foregoing shall be paid out of the Deposit Amount (in which event Ruili Group Ruian Auto Parts Co., Ltd. shall be entitled to retain the Deposit Amount to the extent required to satisfy such amount).

In no event is the Company or Parent, respectively, required to pay a termination fee on more than one occasion.

In the event that the Company or Parent fails to pay its applicable termination fee in accordance with the merger agreement when due, the Company or Parent (as the case may be) shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of the merger agreement in order to obtain such payment, together with interest on such unpaid termination fee, commencing on the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full, at a rate per annum equal to the prime lending rate published in the Wall Street Journal in effect on the date such payment was required to be made.

Remedies

Other than certain equitable remedies that Parent may be entitled to, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Buyer Consortium and certain related parties as described in the merger agreement against the Company, its subsidiaries and certain related parties as described in the merger agreement for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the merger agreement or other failure of the transactions contemplated by the merger agreement to be consummated shall be Parent’s right to (i) terminate the merger agreement and receive from the Company a termination fee of $562,542.67, and (ii) receive reimbursement and interest if such termination fee is not paid when due and in accordance with the merger agreement.

Other than certain equitable remedies that the Company may be entitled to, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its subsidiaries and certain related parties as described in the merger agreement against the Buyer Consortium and certain related parties as described in the merger agreement for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the merger agreement or other failure of the transactions contemplated by the merger agreement to be consummated shall be the Company’s right to (i) terminate the merger agreement and receive from Parent a termination fee in an amount (x) of $1,125,085.35 or (y) equal to the reasonable and documented out-of-pocket expenses incurred by the Company and the special committee in connection with the Transactions, as the case may be, and (ii) receive reimbursement and interest if such termination fee is not paid when due and in accordance with the merger agreement.

Amendment and Modification

Subject to applicable law, the merger agreement may be amended by written agreement of the parties to the merger agreement by action taken by or on behalf of each of their respective boards of directors (or individuals holding similar positions) with the Company acting solely through the special committee; except that following receipt of the requisite stockholder approval, no amendment may be made that would require further approval or authorization by the stockholders of the Company without such further approval or authorization.

Governing Law; Disputes

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Any legal proceeding arising out of or relating to the merger agreement or any of the transactions shall be brought and determined in the Court of Chancery of the State of Delaware or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any court of the United States or any state court located in the State of Delaware.

Specific Performance

In the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective obligations set forth in the merger agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, subject to the relevant provisions under the merger agreement, will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement by any party. The Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to cause Parent and Merger Sub to cause the equity commitments in the Equity Commitment Letter to be funded and/or to consummate the merger only under certain circumstances where: (i) all conditions to Parent’s and Merger Sub’s obligations to complete the merger (except those to be satisfied at the closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied and (B) if specific performance is granted and the equity commitments in the Equity Commitment Letter are funded, then the closing of the merger will occur. However, once the Company or Parent (as applicable) has paid, as a remedy, its applicable termination fee, plus reimbursement of collection costs and interest thereon if not paid when due (if applicable), the other party shall no longer be entitled to any other remedies (specific performance or otherwise).

Special Committee Approval

Subject to the requirements of applicable law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to the merger agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of the special committee.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of the date hereof, to the best of our knowledge, regarding the beneficial ownership of:

●	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

●	our named executive officer; and

●	all directors and named executive officer as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or that become exercisable within 60 days from the date of this proxy statement. Information with respect to beneficial ownership has been furnished to us by each director, named executive officer or 5% or more stockholder, as the case may be. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse.

This table lists applicable percentage ownership based on 19,304,921 shares of common stock outstanding as of December 30, 2019. The address for each of the stockholders in the table is No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES	POSITION	PERCENT OF CLASS

NAMED EXECUTIVE OFFICER AND DIRECTORS

Xiaoping Zhang	9,087,527	Chief Executive Officer and Chairman	47.1

Xiaofeng Zhang	1,135,938	Director	5.9

Shuping Chi	1,135,938	Director	5.9

Yuhong Li	—	Director	—

Huilin Wang	*	Director	*

Jinbao Liu	—	Director	—

Jianghua Feng	—	Director	—

Xiao Lin	—	Director	—

Binhua Feng	—	Director	—

Zongyun Zhou	—	Chief Financial Officer	—

Jinrui Yu	—	Chief Operating Officer	—

Officers and Directors as a Group (11 persons)	11,359,603		58.8

*	The person beneficially owns less than 1% of the Company’s issued and outstanding share of common stock.

COMMON STOCK TRANSACTION INFORMATION

Except for (a) the transactions described under Part III, Item 13 of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 and Part II, Item 5 of the Company’s quarterly reports for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated herein by reference, and (b) the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years: (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Consortium, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Consortium; and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Consortium and (iv) no member of the Buyer Consortium purchased any common stock during the two years before the Board approved the merger agreement.

APPRAISAL RIGHTS

Under the DGCL, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares and who otherwise comply with the requirements of Section 262 of the DGCL (“Section 262”) will be entitled to appraisal rights under Section 262 in connection with the merger. In order to exercise and perfect appraisal rights, the holder of shares must properly and in a timely manner follow the steps summarized below.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. Except as otherwise noted, all references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under Section 262, holders of shares of common stock who do not vote in favor of the proposal to adopt the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have the “fair value” (as defined pursuant to Section 262) of their shares determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

Any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holders’ right to do so, should carefully review the following discussion and Annex C because failure to timely and properly comply with the procedures specified could result in the stockholder’s forfeiture or waiver of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, if a stockholder considers exercising such rights, such stockholder should consider seeking the advice of legal counsel.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to adopt the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares. A holder of common stock wishing to exercise appraisal rights must be the holder of record of the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. Appraisal rights will be lost if the shares are transferred prior to the Effective Time. The holder must not vote in favor of the proposal to adopt the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and such voting of the proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement.

Neither voting against the proposal to adopt the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. The demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder and the intention of the holder to demand an appraisal of the fair value of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, such as by a broker, fiduciary, depository or other nominee, execution of the demand should be made in that capacity and must identify the record owner(s), and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, dealer, commercial bank, trust company, fiduciary or other nominee who holds shares as the nominee for several beneficial owners may exercise appraisal rights with respect to the shares of common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company, fiduciary or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company, fiduciary or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: SORL Auto Parts, Inc., 13/F, No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China, Zip 325200, Attn: Phyllis Huang, Corporate Secretary, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Company, as the Surviving Corporation of the merger, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Company, as the Surviving Corporation. If the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who properly withdraws or ceases such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, or if rights to appraisal otherwise cease, the stockholder will be entitled to receive only the appraised fair value determined in any such appraisal proceeding plus interest, which fair value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days.

Notice by the Surviving Corporation

Within ten days after the Effective Time, the Company, as the Surviving Corporation, must notify each holder of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, of the date that the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, The Company, as the Surviving Corporation, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares of common stock who had previously demanded appraisal of their shares. The Company, as the Surviving Corporation, is under no obligation, and has no present intention, to file such a petition, and common stock holders should not assume that The Company will file a petition or initiate any negotiations with respect to the fair value of the shares of Common stock. Accordingly, it is the obligation of the holders of shares of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the period prescribed in Section 262.

Within 120 days after the Effective Time, any holder of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from The Company, as the Surviving Corporation, a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the later of (a) the date on which a written request for such statement has been received by The Company or (b) ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from The Company, as the Surviving Corporation, the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of common stock, service of a copy thereof shall be made upon The Company, which, as the Surviving Corporation, will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to The Company and all of the stockholders shown on the Verified List. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs any such notices would borne by The Company.

After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery must dismiss an appraisal proceeding as to all The Company stockholders who assert appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares seeking appraisal exceeds $1 million, or (iii) the merger was approved pursuant to Section 253 or Section 267 of the DGCL. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of The Company common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262 of the DGCL, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value” but, rather, applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although The Company believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of any appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither any of the Parent Parties nor The Company anticipates offering more than the applicable merger consideration to any stockholder of The Company exercising appraisal rights, and The Company reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of common stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by The Company or by any The Company stockholder entitled to participate in an appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any The Company stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights. The Delaware Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by The Company to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to The Company of his or her certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of common stock as of a date prior to the Effective Time.

If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement.

SELECTED FINANCIAL INFORMATION

The following sets forth a summary of historical consolidated financial information of the Company for each of the two fiscal years ended December 31, 2017 and 2018, respectively, and for the nine months ended September 30, 2018 and September 30, 2019, respectively. The historical financial information for each of the two fiscal years ended as of December 31, 2017 and 2018 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s annual report on Form 10-K for the year ended December 31, 2018 originally filed on April 1, 2019, beginning on page F-1, which are incorporated into this proxy statement by reference. The historical financial information for the nine months ended September 30, 2018 and September 30, 2019 has been derived from our unaudited financial statements, prepared in accordance with U.S. GAAP, included in the Company’s interim report on Form 10-Q for the nine months ended September 30, 2019 filed on November 14, 2019, which are incorporated into this proxy statement by reference. Our historical results do not necessarily indicate results expected for any future periods.

The following summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with the financial statements and related notes and other financial information contained in that Form 10-K or Form 10-Q. See “Where You Can Find More Information” on page 94.

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2018 and December 31, 2017

	December 31, 2018		December 31, 2017

Assets
Current Assets
Cash and cash equivalents	US$	73,588,229	US$	4,221,940
Accounts receivable, net, including $261,889 and $1,297,734 from related parties as of December 31, 2018 and 2017, respectively		150,047,797		134,384,961
Bank acceptance notes from customers		62,052,225		116,040,688
Inventories, net		204,285,427		114,300,564
Prepayments, current, including $3,670,573 and $999,527 to related party as of December 31, 2018 and 2017, respectively		7,776,591		8,826,004
Restricted cash, current		19,307,003		376,236
Advances to related parties		79,739,417		72,318,224
Other current assets, net		15,697,448		5,555,568
Total Current Assets		612,494,137		456,024,185

Property, plant and equipment, net		96,053,386		79,828,006
Land use rights, net		21,124,455		14,912,134
Intangible assets, net		220,232		3,341
Deposits on loan agreements		10,199,324		10,712,865
Prepayments, non-current		31,575,238		16,594,987
Other assets, non-current		563,542		-
Restricted cash, non-current		18,067,374		-
Deferred tax assets		4,073,838		4,240,424
Total Non-current Assets		181,877,389		126,291,757
Total Assets	US$	794,371,526	US$	582,315,942

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $23,805,200 and $15,896,804 due to related parties as of December 31, 2018 and 2017, respectively	US$	236,433,718	US$	118,051,633
Deposits received from customers		51,529,795		43,087,473
Short term bank loans		217,940,471		125,380,899
Current portion of long term loans		21,141,029		24,266,031
Income tax payable, current		3,421,486		3,249,727
Accrued expenses		24,045,902		25,154,658
Due to related party		5,959,752		1,572,963
Deferred income		1,453,282		1,020,273
Other current liabilities		3,288,344		2,857,130
Total Current Liabilities		565,213,779		344,640,787

Long term loans, less current portion and net of unamortized debt issuance costs		14,429,404		37,383,224
Income tax payable, non-current		9,259,307		-
Total Non-current Liabilities		23,688,711		37,383,224
Total Liabilities		588,902,490		382,024,011

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2018 and 2017		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of December 31, 2018 and 2017		38,609		38,609
Additional paid-in capital		(28,582,654)		(28,582,654)
Reserves		20,007,007		17,562,357
Accumulated other comprehensive income		6,655,803		15,903,188
Retained earnings		178,535,378		168,244,329
Total SORL Auto Parts, Inc. Stockholders’ Equity		176,654,143		173,165,829
Noncontrolling Interest In Subsidiaries		28,814,893		27,126,102
Total Equity		205,469,036		200,291,931
Total Liabilities and Equity	US$	794,371,526	US$	582,315,942

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For The Years Ended December 31, 2018 and 2017

	2018		2017

Sales	US$	468,049,906	US$	390,522,569
Include: sales to related parties		30,273,960		24,376,622
Cost of sales		345,534,015		286,336,367
Gross profit		122,515,891		104,186,202

Expenses:
Selling and distribution expenses		55,158,703		39,067,566
General and administrative expenses		26,939,370		22,023,338
Research and development expenses		16,366,393		11,004,560
Total operating expenses		98,464,466		72,095,464

Other operating income, net		10,122,416		3,039,824

Income from operations		34,173,841		35,130,562

Interest income		6,052,416		232,466
Government grants		4,307,609		2,264,055
Other income		260,448		101,475
Interest expenses		(13,570,956)		(3,100,396)
Other income (expenses)		43,219		(2,883,440)

Income before income taxes provision		31,266,577		31,744,722

Provision for income taxes		15,814,600		4,717,810

Net income	US$	15,451,977	US$	27,026,912

Net income attributable to noncontrolling interest in subsidiaries		2,716,278		2,702,691

Net income attributable to common stockholders	US$	12,735,699	US$	24,324,221

Comprehensive income:

Net income	US$	15,451,977	US$	27,026,912
Foreign currency translation adjustments		(10,274,872)		10,873,496
Comprehensive income		5,177,105		37,900,408
Comprehensive income attributable to noncontrolling interest in subsidiaries		1,688,791		3,790,041
Comprehensive income attributable to common stockholders	US$	3,488,314	US$	34,110,367

Weighted average common share - basic		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921

EPS - basic	US$	0.66	US$	1.26

EPS - diluted	US$	0.66	US$	1.26

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2019 and December 31, 2018

	September 30, 2019		December 31, 2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	16,485,401	US$	73,588,229
Accounts receivable, net, including $310,143 and $261,889 from related parties as of September 30, 2019 and December 31, 2018, respectively		158,188,600		150,047,797
Bank acceptance notes from customers		65,007,965		62,052,225
Inventories, net		191,178,724		204,285,427
Prepayments, current, including $3,283,579 and $3,670,573 to related party at September 30, 2019 and December 31, 2018, respectively		16,258,454		7,776,591
Restricted cash, current		13,780,187		19,307,003
Advances to related party		24,433,792		79,739,417
Deposits on loan agreements, current		4,948,465		-
Other current assets, net		13,610,953		15,697,448
Total Current Assets		503,892,541		612,494,137

Property, plant and equipment, net		119,103,291		96,053,386
Land use rights, net		36,213,965		21,124,455
Intangible assets, net		-		220,232
Deposits on loan agreements, non-current		6,362,312		10,199,324
Prepayments, non-current		15,253,670		31,575,238
Other assets, non-current		1,463,985		563,542
Restricted cash, non-current		16,683,397		18,067,374
Deferred tax assets		3,578,925		4,073,838
Total Non-current Assets		198,659,545		181,877,389
Total Assets	US$	702,552,086	US$	794,371,526

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $16,438,264 and $23,805,200 due to related parties at September 30, 2019 and December 31, 2018, respectively	US$	159,184,839	US$	236,433,718
Deposits received from customers		47,433,293		51,529,795
Short term bank loans		201,749,179		217,940,471
Current portion of long term loans, net of unamortized debt issuance costs		22,199,252		21,141,029
Income tax payable, current		3,132,430		3,421,486
Accrued expenses		23,085,329		24,045,902
Due to related party		8,083,574		5,959,752
Deferred income		745,200		1,453,282
Other current liabilities		4,041,457		3,288,344
Total Current Liabilities		469,654,553		565,213,779

Long term loans, less current portion and net of unamortized debt issuance costs		4,630,198		14,429,404
Operating lease liabilities, non-current		628,873		-
Income tax payable, non-current		8,377,468		9,259,307
Total Non-current Liabilities		13,636,539		23,688,711
Total Liabilities		483,291,092		588,902,490

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2019 and December 31, 2018		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of September 30, 2019 and December 31, 2018		38,609		38,609
Additional paid-in capital		(28,582,654)		(28,582,654)
Reserves		21,902,103		20,007,007
Accumulated other comprehensive income		259,271		6,655,803
Retained earnings		195,433,836		178,535,378
Total SORL Auto Parts, Inc. Stockholders’ Equity		189,051,165		176,654,143
Noncontrolling Interest In Subsidiaries		30,209,829		28,814,893
Total Equity		219,260,994		205,469,036
Total Liabilities and Equity	US$	702,552,086	US$	794,371,526

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the Three and Nine Months ended September 30, 2019 and 2018 (Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2019		2018		2019		2018
Sales	US$	112,227,452	US$	108,584,331	US$	387,820,858	US$	344,815,965
Include: sales to related parties		6,859,689		9,333,959		25,478,367		22,997,540
Cost of sales		81,294,783		82,249,456		284,098,257		253,851,334
Gross profit		30,932,669		26,334,875		103,722,601		90,964,631

Expenses:
Selling and distribution expenses		13,850,387		13,160,875		43,198,784		37,154,745
General and administrative expenses		8,207,550		5,051,684		24,803,869		17,519,873
Research and development expenses		5,001,354		4,478,298		16,934,141		13,400,656
Total operating expenses		27,059,291		22,690,857		84,936,794		68,075,274

Other operating income, net		2,840,617		2,959,269		7,798,787		7,535,820

Income from operations		6,713,995		6,603,287		26,584,594		30,425,177

Interest income		966,855		547,455		4,183,471		2,847,299
Government grants		70,785		2,239,250		3,570,630		2,982,775
Other income		35,884		229,520		130,913		432,213
Interest expenses		(3,010,304)		(3,331,554)		(10,155,849)		(10,214,681)
Exchange differences		773,420		906,538		250,290		1,396,460
Other expenses		(508,302)		(55,835)		(1,076,993)		(1,200,920)

Income before income taxes provision		5,042,333		7,138,661		23,487,056		26,668,323

Provision for income taxes		389,109		12,130,789		2,587,840		14,974,982

Net income (loss)	US$	4,653,224	US$	(4,992,128)	US$	20,899,216	US$	11,693,341

Net income attributable to noncontrolling interest in subsidiaries		468,322		613,086		2,105,662		2,281,633

Net income (loss) attributable to common stockholders	US$	4,184,902	US$	(5,605,214)	US$	18,793,554	US$	9,411,708

Comprehensive income (loss):

Net income (loss)	US$	4,653,224	US$	(4,992,128)	US$	20,899,216	US$	11,693,341
Foreign currency translation adjustments		(6,586,436)		(8,307,355)		(7,107,258)		(11,275,895)
Comprehensive income (loss)		(1,933,212)		(13,299,483)		13,791,958		417,446
Comprehensive income (loss) attributable to noncontrolling interest in subsidiaries		(190,322)		(217,650)		1,394,936		1,154,043
Comprehensive income (loss) attributable to common stockholders	US$	(1,742,890)	US$	(13,081,833)	US$	12,397,022	US$	(736,597)

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	0.22	US$	(0.29)	US$	0.97	US$	0.49

EPS - diluted	US$	0.22	US$	(0.29)	US$	0.97	US$	0.49

MARKET PRICE AND DIVIDEND

Shares of the Company common stock are currently traded on the NASDAQ under the symbol “SORL.” As of the close of business on [         ], there were [         ] shares of the Company common stock issued and outstanding held by approximately [         ] record holders.

On November 27, 2019, the last trading day before the public announcement of the execution of the merger agreement, the reported closing sales price of our common stock on the NASDAQ was $3.39. On December 30, 2019, the last full trading day before the filing of this proxy statement, the reported closing sales price of our common stock on the NASDAQ was $4.44. The per share merger consideration represents a premium of approximately 39.2% to the closing price of our common stock on November 27, 2019.

We did not pay cash dividends in the years ended December 31, 2017 or 2018, and we do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by the Board, at its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the Board considers significant. Additionally, the merger agreement provides that, from the date of the merger agreement to the effective time of the merger, without the prior written consent of Parent, neither the Company nor any of its subsidiaries will declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to any shares of capital stock or other equity interests, except for dividends or other distributions by any of the Company’s direct or indirect wholly owned subsidiaries to the Company or to any other direct or indirect wholly owned subsidiaries of the Company.

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy and voting on the matter.

Our Board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward-looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the requisite stockholder approvals of the merger) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s public filings are available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. You can also obtain copies of the reports, proxy statements and other information the Company files with the SEC, as well as copies of the Company’s governing documents, on our website at www.sorl.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The Company will make available a copy of its public reports through the “Investment Relations” section of its website at www.sorl.cn, free of charge, as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, upon written request to the address listed below. Each such request must set forth a good faith representation that, as of the record date, the person making the request is a beneficial owner of our common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made at least five business days before the special meeting. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the address listed below.

SORL Auto Parts, Inc.

No. 2666 Kaifaqu Avenue,

Rui’an Economic Development District,

Rui’an City, Zhejiang Province 325200

People’s Republic of China

Attention: Phyllis Huang, Corporate Secretary

Fax: 86-577-65609000

Email: phyllis@sorl.com.cn

Because the merger is a “going private” transaction, the Company and the Buyer Consortium are contemporaneously filing with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

This proxy statement includes as annexes documents that the Company has previously filed with the SEC under Section 13(a), 13(c), 31(a), or 15(d) of the Exchange Act as set forth below. Any statement contained in such document shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in an annex hereto consisting of a document filed with the SEC subsequently to such document modifies or replaces such statement. The information included in the annexes hereto is incorporated into this proxy statement except to the extent so modified or superseded.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [         ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Ruili International Inc.

Ruili International Merger Sub Inc.

and

SORL AUTO PARTS, INC.

Dated as of November 29, 2019

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2019 (this “Agreement”), is entered into by and among SORL Auto Parts, Inc., a Delaware corporation (the “Company”), Ruili International Inc., a Delaware corporation (“Parent”), and Ruili International Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”) and in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Board”) acting upon the recommendation of the Special Committee (as defined below), has (i) determined that the terms of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders (other than the holders of the Excluded Shares (as defined below)) and declared it advisable to enter into this Agreement, (ii) adopted resolutions authorizing and approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company approve this Agreement at the Stockholders’ Meeting (as defined below);

WHEREAS, the respective board of directors of Parent and Merger Sub has each unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Parent and Merger Sub, respectively, and their respective stockholders; and (ii) authorized and approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang (collectively, the “Rollover Shareholders”) and Parent has executed an equity contribution and voting agreement, dated as of the date hereof (the “Support Agreement”), (i) to vote any Shares Beneficially Owned by each of them (“Rollover Shares”), as applicable, in favor of the approval and adoption of this Agreement, the Merger and the Transactions, and (ii) to contribute the Rollover Shares to Parent in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with this Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Ruili Group (as defined below), Parent, Merger Sub, Rollover Shareholders and certain other parties thereto have executed and delivered to the Company an undertaking in favor of the Company and certain other parties thereto, dated as of the date hereof (the “Undertaking”), (i) to guarantee the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under Section 9.3(b) hereof, and (ii) to make certain undertakings with respect to the Deposit (as defined below) under Section 7.15 hereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I
DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that an Acceptable Confidentiality Agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.2.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that (a) the Rollover Shareholders, Ruili Group, and their respective Affiliates (other than the Group Companies) shall not be deemed to be Affiliates of the Company or any Company’s Subsidiaries and vice versa, and (b) the Rollover Shareholders, Ruili Group, and their respective Affiliates (taking into account the forgoing clause (a)) shall be deemed to be the Affiliates of Parent and Merger Sub.

“Agreement” has the meaning set forth in the Preamble.

“Antitakeover Statutes” has the meaning set forth in Section 4.18.

“Applicable Date” has the meaning set forth in Section 4.7(a).

“Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York, the United States, or Beijing, China are authorized or obligated by Law or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as further amended from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Company Recommendation” has the meaning set forth in Section 6.2(e).

“Change in Company Recommendation Notice” has the meaning set forth in Section 6.2(f).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” has the meaning set forth in Section 4.15(a).

“Company Leased Real Property” means each leasehold interest held by any of the Group Companies in any real property used or occupied in connection with the businesses of the Group Companies, in each case that is material to the business of the Group Companies, taken as a whole.

“Company Material Adverse Effect” means any Effect (as defined below) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Group Companies taken as a whole, other than any such Effect arising out of, relating to or resulting from (i) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (ii) changes in GAAP (as defined below) or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date hereof; (iii) changes in applicable Laws (or any interpretation or enforcement thereof) that are applicable to the Company or any of the other Group Companies; (iv) the consummation of the Transactions, or the public announcement or disclosure of this Agreement or the Transactions, or the identity of the parties hereto, including any initiation of stockholder litigation or other legal proceeding related to this Agreement or the Transactions, or any losses of customers or employees, or any disruption in or loss of suppliers, distributors, providers or similar parties with whom the Company or any of the other Group Companies has any relationship (in each case, resulting from the consummation of the Transactions, or the public announcement or disclosure of this Agreement or the Transactions, or the identity of the parties hereto); (v) acts of God, natural disasters, epidemics, declared or undeclared acts of war, acts of sabotage or terrorism, or outbreak or escalation of hostilities; (vi) changes in the market price or trading volume of the Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vii) actions or omissions of any of the Group Companies taken that are required by this Agreement or with the written consent or at the written request of Parent, Merger Sub, the Rollover Shareholders or any of their Affiliates or Representatives; (viii) changes, effects or circumstances affecting the industries or markets in which the Group Companies operate; (ix) the failure by the Company to meet any internal or industry estimates, expectations, forecasts, guidance, milestones, projections or budgets or internal or published projections of revenue, earnings, cash flow or cash position for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (x) any change or prospective change in the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change or prospective change may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (xi) any breach of the Transaction Agreements by Parent, Merger Sub or any other party thereunder (other than the Company); provided, that the Effects set forth in clauses (i), (ii), (iii), (v) and (viii) above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such Effects, individually or in the aggregate, have a materially disproportionate impact on the Group Companies taken as a whole relative to other participants in the industries in which the Group Companies conduct their businesses (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

“Company Material Contracts” has the meaning set forth in Section 4.14(a).

“Company Permits” has the meaning set forth in Section 4.12(b).

“Company Personnel” has the meaning set forth in Section 4.21(b).

“Company Recommendation” has the meaning set forth in Section 4.4(b).

“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current and future employees, partners, shareholders, agents, managers, members or Affiliates (excluding any member of the Parent Group).

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.19.

“Company Termination Fee” has the meaning set forth in Section 9.3(a).

“Competing Proposal” means any unsolicited bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Parent) with respect to a Competing Transaction.

“Competing Transaction” means, other than the Transactions, any transaction or series of transactions for or relating to (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, extra-ordinary dividend, share repurchase, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Group Companies that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Group Companies, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or any combination of the foregoing. For purposes of this definition, revenue, operating income and EBITDA of the Company shall be determined on a consolidated basis for the prior 12-month period preceding the date of determination and shall be determined in accordance with GAAP (or, in the case of EBITDA, in a manner consistent with the Company’s past accounting practices and, with respect to the components of EBITDA that are customarily GAAP items, in any case in accordance with GAAP).

“Confidentiality Agreement” means the confidentiality agreement, dated July 1, 2019, by and among the Company, the Special Committee, the Rollover Shareholders and Ruili Group.

“Consortium Agreement” means the consortium agreement entered into by and among the Rollover Shareholders and Ruili Group, dated as of April 25, 2019, as may be further amended and supplemented from time to time in accordance with this Agreement.

“Contract” means any legally binding contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 7.5(d).

“Delaware Secretary of State” has the meaning set forth in Section 2.3.

“Deposit” has the meaning set forth in Section 7.15.

“Deposit Amount” has the meaning set forth in Section 7.15.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“Effect” means any effect, event, fact, development, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any applicable Law binding on the Group Companies or its operations or property as of or prior to the date hereof relating in any way to the environment, natural resources or Hazardous Materials.

“Equity Commitment Letter” means the equity commitment letter, dated November 29, 2019, to Parent from Ruili Group, pursuant to which Ruili Group has committed, subject to the terms and conditions set forth therein, to purchase or cause the purchase of equity securities of Parent, for the cash amount set forth therein.

“Equity Financing” means the financing contemplated by the Equity Commitment Letter.

“Equity Interests” means, with respect to any Entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Entity, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Shares” means, collectively, (a) Shares held by any of Parent, Merger Sub, the Rollover Shareholders, Ruili Group and any of their respective Affiliates (including the Rollover Shares), and (b) Shares held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury).

“Financial Advisor” has the meaning set forth in Section 4.4(c).

“GAAP” has the meaning set forth in Section 4.7(b).

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Group Companies” means the Company and each of the Company’s Subsidiaries, other than Ruili Group.

“Hazardous Materials” means any material, chemical, substance or waste that is listed, classified, regulated or defined by a Governmental Entity as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or “radioactive” or words of similar import under applicable Environmental Law.

“Indebtedness” means, with respect to any Person: (a) all indebtedness of such Person for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; and (b) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; in each case, provided that in no event will Indebtedness include any accounts payable or other trade payable arising in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Insolvent” shall mean, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities, including contingent liabilities, (ii) the present fair saleable value of such Person’s assets is less than the amount required to pay the probable liability (subordinated, contingent or otherwise) of such Person on its debts, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts or liabilities that would be beyond its ability to pay such debts and liabilities as they mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” has the meaning set forth in Section 4.15(a).

“knowledge” means, with respect to the Company, such facts and other information that as of the date of determination are actually known (after due inquiry) by any members of the Special Committee.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, constitution, code, Order, franchise, license, requirement or permit issued, enacted, adopted, promulgated, implemented or otherwise having the force of law or Orders of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means, with respect to any property or asset, any lien, mortgage, charge, pledge, encumbrance or adverse claim, and with respect to securities, in addition to the foregoing, limitation on voting rights or transfer restrictions, but excluding restrictions on transfer pursuant to federal and state securities laws. For the avoidance of doubt, “Lien” does not include a license of Intellectual Property.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Stock Market, LLC.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Notice Period” has the meaning set forth in Section 6.2(f).

“Order” means any order, writ, ruling, injunction, judgment, stipulation, determination, award or decree entered by or with any Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Group” means collectively, (i) Parent, Merger Sub, the Rollover Shareholders, or Ruili Group, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Sub, any Rollover Shareholder, or Ruili Group, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub, any Rollover Shareholder or Ruili Group and (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Parent Material Adverse Effect” means any Effect that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay (i) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (ii) the compliance by each of Parent and Merger Sub of each of their respective obligations under this Agreement in any material respect.

“Parent Proposal” has the meaning set forth in Section 6.2(f).

“Parent Required Approvals” shall mean (i) the filing by Parent or its applicable Affiliate of Parent of an overseas investment registration with NDRC in respect of the Transactions, and the receipt by Parent or its applicable Affiliate of a written acknowledgement issued by NDRC that such registration has been completed; (ii) the filing by Parent or its applicable Affiliate of an outbound investment registration with Zhejiang Provincial Department of Commerce in respect of the Transactions, and the receipt by Parent or its applicable Affiliate of an Enterprise Overseas Investment Certificate issued by Zhejiang Provincial Department of Commerce reflecting such registration; and (iii) after completion of the procedures contemplated by subsections (i) and (ii) above, the registration by Parent with the competent local branch of the State Administration of Foreign Exchange in respect of the Transactions.

“Parent Termination Fee” has the meaning set forth in Section 9.3(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” means: (a) Liens for Taxes, assessments, charges, levies or claims of payment not yet delinquent, due and payable, or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other Liens or security interests arising or incurred in the ordinary course of business; (c) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any real property owned or leased by the Group Companies that do not materially impair the value or current use and operation of such properties; (d) any exceptions or other matters disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Group Companies; (e) statutory Liens in favor of suppliers of goods or lessors arising or incurred in the ordinary course of business for which payment is not yet due or delinquent; (f) Liens, for Indebtedness, obligations or liabilities that are as of the date hereof described in the Company SEC Reports; (g) Liens for securing any equipment financing incurred in the ordinary course of business; (h) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (i) leases (other than capital leases and leases underlying sale and leaseback transactions); (j) Liens imposed by applicable Law; (k) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (l) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (m) outbound non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business; (n) standard survey and title exceptions; (o) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities; (p) any Liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, in each case that do not materially impair the value or current use and operation of the any affected real property owned or leased by the Group Companies; and (q) any other Liens that would not have or be reasonably expected to have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Policies” has the meaning set forth in Section 4.20.

“PRC” means the People’s Republic of China, provided that solely for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” means the shares of preferred stock, no par value, of the Company.

“Proceeding” has the meaning set forth in Section 7.5(a).

“Proxy Statement” has the meaning set forth in Section 4.8.

“Release” has the same meaning under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Representatives” means, with respect to any Person, such Person’s directors, officers, other employees, agents, attorneys, accountants, financial and legal advisors and other representatives.

“RMB” means the legal currency of the PRC.

“Rollover Shareholders” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“Ruian” means Ruili Group Ruian Auto Parts Co., Ltd., the principal operating Subsidiary of the Company.

“Ruili Group” means Ruili Group Co., Ltd., a limited liability company formed under the laws of the PRC, whose registered business address is No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province 325200, China.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.7(d).

“Schedule 13E-3” has the meaning set forth in Section 4.8.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” means share of common stock, par value $0.002 per share, of the Company.

“Special Committee” means the special committee of the Board currently consisting of Mr. Xiao Lin and Mr. Binghua Feng, who are each (i) members of the Board, (ii) not affiliated with Parent or Merger Sub and (iii) not members of the Company’s management; provided, however, that solely if the Special Committee no longer exists, it shall mean any other committee of the Board composed solely of independent directors who are (i) not affiliated with Parent or Merger Sub and (ii) not members of the Company’s management.

“Stock Compensation Plan” means the 2005 Stock Compensation Plan, which was adopted by the then-effective Board in July 2005.

“Stockholder Approval” has the meaning set forth in Section 4.19.

“Stockholders’ Meeting” has the meaning set forth in Section 7.2.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (b) of which such first Person possesses directly or indirectly the right to elect a majority of the board of directors or Persons holding similar positions; provided, that, for purposes of this Agreement, none of the Group Companies shall be deemed to be a Subsidiary of Rollover Shareholders, or any of their respective Affiliates prior to the Effective Time.

“Superior Proposal” means a written, bona fide offer or proposal with respect to a Competing Transaction (provided, that for purposes of the definition of “Superior Proposal”, each reference to “20%” in the definition of “Competing Transaction” shall be replaced with “50%”) made by a third party that the Board determines, in good faith judgment acting at the direction of the Special Committee after (i) consultation with its financial advisor and independent legal counsel, (ii) taking into account all terms and conditions of such proposal, including the likelihood and timing of consummation thereof, and (iii) taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 6.2(f), to be more favorable to the Unaffiliated Stockholders than the Merger, provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if the consummation of the transaction contemplated by such offer or proposal is conditional upon the obtaining and/or funding of such financing.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, escheat, unclaimed property, workers’ compensation, service, service use, value added, license, net worth, payroll, franchise, alternative, transfer or recording tax or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

“Tax Return” means any report, return, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any Governmental Entity, with respect to Taxes.

“Termination Date” has the meaning set forth in Section 9.1(b)(iii).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act), including as defined in Section 13(d) of the Exchange Act, other than Parent, Merger Sub, the Rollover Shareholders, Ruili Group or any of their respective Affiliates.

“Transaction Agreements” means this Agreement, the Undertaking, the Equity Commitment Letter, and the Support Agreement.

“Transactions” has the meaning set forth in the Recitals.

“Unaffiliated Stockholder Approval” has the meaning set forth in Section 4.19.

“Unaffiliated Stockholders” means the stockholders of the Company other than the Rollover Shareholders, Ruili Group, Parent, Merger Sub, the directors and executive officers of the Company, and each of their respective Affiliates, or any other Person (or Affiliate of such Person) having any equity interest in, or any right to acquire any equity interest in, Parent, Merger Sub or Ruili Group or any Person of which Parent, Merger Sub or Ruili Group is a direct or indirect Subsidiary.

“Undertaking” has the meaning set forth in the Recitals.

Section 1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) The term “or” is not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e) Any reference to “$” shall be to U.S. dollars.

(f) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

Article II
THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2 Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Article IX or otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Beijing time) (or such other time specified by the parties hereto) at the offices of O’Melveny & Myers LLP, Yin Tai Centre, Office Tower, 37th Floor, No. 2 Jianguomenwai Ave. Chao Yang District, Beijing 100022, on a date to be specified by the Special Committee (on behalf of the Company) and Parent, which shall be as soon as reasonably practicable, but in any event no later than the fifth (5th) Business Day following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 2.3 Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, by virtue of the Merger and without any further action by the Surviving Corporation, shall be amended and restated in its entirety to read as the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation, provided, however, that, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “SORL Auto Parts, Inc.”, and (b) the indemnification, advancement of expenses and exculpation provisions shall comply with Section 7.5(b). The parties hereto shall take all necessary actions such that the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to become the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the indemnification, advancement of expenses and exculpation provisions set forth in Section 7.5(b)).

Section 2.5 Directors and Officers of the Surviving Corporation. The parties hereto shall take all actions necessary at the Effective Time so that (a) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time and (b) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, in each case, unless otherwise determined by Parent in a written notice delivered to the Company in accordance with Section 10.3 prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Section 2.6 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

Article III
CONVERSION OF SHARES

Section 3.1 Effects of the Merger.

(a) Merger Consideration. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company or Parent, be converted automatically into the right to receive $4.72 per share in cash (the “Merger Consideration”), without any interest thereon payable in the manner set forth in Section 3.2.

(b) Excluded Shares. All Excluded Shares shall, at the Effective Time, be automatically cancelled and cease to exist, without payment of any consideration or distribution therefor.

(c) Share Capital of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one (1) fully paid and non-assessable share of the common stock, par value $0.001 per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

(d) Conversion of Company Securities. At the Effective Time, each Share converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of outstanding Shares not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent outstanding Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

(e) Adjustments to Merger Consideration. If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates Representing Shares; Payments.

(a) Paying Agent. As soon as reasonably practicable after the execution of this Agreement and prior to the Effective Time, Parent shall designate a U.S. based bank or trust company to act as paying agent hereunder (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares at the Effective Time, a cash amount in immediately available funds sufficient for timely payment of the aggregate Merger Consideration to be paid pursuant to Section 3.1 and this Section 3.2 in exchange for all outstanding Shares immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) (such cash amounts being hereinafter referred to as the “Exchange Fund”). Parent (and on and after the Effective Time, the Surviving Corporation) shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Shares for the Merger Consideration.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event not later than five (5) Business Day following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, which shall be in customary form reasonably acceptable to Parent and the Company (at the direction of the Special Committee) and contain such other provisions as Parent and the Company (at the direction of the Special Committee) may reasonably agree, and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required withholding of Taxes) equal to (1) the number of Shares formerly represented by such Certificate multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time (and in any event within five (5) Business Days), the Surviving Corporation shall cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) Investment of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (ii) no investment of the Exchange Fund or loss thereon shall relieve any of Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III.

(d) No Transfers. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented thereby pursuant to this Article III, except as otherwise provided by this Agreement or by Law.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including all interest and the other proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon the Surviving Corporation’s demand, and any former holders of Shares who have not surrendered their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(f) No Liability. Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, Rollover Shareholders, the Surviving Corporation, or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by former holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificate. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Surviving Corporation and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct, and upon such terms as may be reasonably required by the Surviving Corporation or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 3.3 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, the Paying Agent and any other person that has a payment obligation pursuant to this Agreement shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law relating to Taxes. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person that has a payment obligation pursuant to this Agreement, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(b) hereof) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.4 to receive payment of the Merger Consideration as provided in Section 3.1(a). Such holders of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s Shares of under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL and such determination has become final and non-appealable. If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL and such determination has become final and non-appealable, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.

(b) The Company will give Parent (i) prompt written notice of any written demands received by the Company for appraisal of Shares, written withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature, in each case, other than specific factual information contained therein); it being further agreed that any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent from the text of such information contained in such Company SEC Report, or (b) as may be disclosed in this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. Each of the Group Companies is a corporation or other entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its incorporation or organization. Each of the Group Companies has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Group Companies is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Certificate of Incorporation. None of the Group Companies is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents in any material respect.

Section 4.3 Capitalization. The authorized capital stock of the Company consists of: (i) 50,000,000 Shares, and (ii) 1,000,000 shares of Preferred Stock. As of the date of this Agreement, (a) 19,304,921 Shares are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and non-assessable, (b) no shares of the Preferred Stock are issued and outstanding, (c) zero Shares are issued and held in the treasury of the Company, and (d) 1,582,244 Shares are reserved for future issuance pursuant to the Stock Compensation Plan, under which no stock options are presently outstanding. Except as set forth in this Section 4.3 or elsewhere in this Agreement, and except for the Transaction, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock, voting securities or other equity interests of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company (other than the issuance, sale, transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries), or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders on any matter. None of the Group Companies is a party to any voting agreement with respect to the voting of any Shares.

Section 4.4 Authorization; Validity of Agreement; Opinion of Financial Advisor.

(a) Assuming the accuracy of the representations in Section 5.9, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized by the Board, and assuming the accuracy of the representations in Section 5.9, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub and assuming the accuracy of the representations in Section 5.9), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) The Special Committee is composed of two (2) members of the Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management. The Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee, has (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and its stockholders (other than the holders of the Excluded Shares), (ii) determined that the Merger is in the best interests of the Company and the stockholders (other than the holders of the Excluded Shares), and declared that it is advisable for the Company to enter into this Agreement with Parent and Merger Sub, (iii) adopted resolutions authorizing and approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, and (iv) subject to the terms of this Agreement (including Section 6.2), resolved to recommend that the Company’s stockholders adopt this Agreement (including the recommendation of the Special Committee, the “Company Recommendation”). The Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the Company’s stockholders for their adoption.

(c) The Special Committee has received the written opinion (or oral opinion to be confirmed in writing) of Duff & Phelps, LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the Unaffiliated Stockholders is fair, from a financial point of view, to such stockholders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement for informational purposes only. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 4.5 Subsidiaries. All of the significant subsidiaries (as such term is defined in the Rule 1-02 of Regulation S-X under the Exchange Act) of the Company are set forth in the Company SEC Reports filed on or prior to the date hereof. Other than the capital stock or other voting securities of, or ownership interests in, the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock or other voting securities of, ownership interests in, any Person. All equity interests in or other voting securities of the Subsidiaries of the Company held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights (other than Permitted Liens). All such equity interests in and voting securities of the Company’s Subsidiaries owned by the Company or another Subsidiary of the Company are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than the Permitted Liens. There are no issued, reserved for issuance or outstanding (a) securities of the Company or any Subsidiary of the Company convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (b) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (other than the issuance, sale, transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries), or (c) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company.

Section 4.6 Consents and Approvals; No Violation.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, and (iv) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.6(a) have been made or obtained and subject to the receipt of the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) violate any provision of the certificate of incorporation, bylaws, memorandum of association, articles of association (or any equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (except for Permitted Liens) upon any of the respective properties or assets of any Group Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which any Group Company is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming the accuracy of the representations in Section 5.9, violate any Law applicable to any of the Group Companies or any of their properties or assets, except, in each case of clauses (i) through (iii), for such violations, breaches, defaults, terminations, cancellations, accelerations or other occurrences which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 SEC Reports; Internal Control.

(a) The Company has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2017 (the “Applicable Date”) (such documents, together with any current reports filed since the Applicable Date by the Company with the SEC on a voluntary basis on Form 8-K, and those filed subsequent to the date hereof, including any amendments, exhibits and schedules thereto and all documents incorporated by reference therein, collectively, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(c) The Company is, and has at all times since the Applicable Date been, in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ; and (ii) the applicable listing requirements of NASDAQ, and, since the Applicable Date, has not received any written notice asserting any non-compliance with the rules and regulations of NASDAQ or the listing requirements of NASDAQ.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company has established and maintains in all material respects disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is made known to the management of the Company as appropriate to allow timely decisions regarding required disclosures. To the knowledge of the Company, (x) there are no “significant deficiencies” or “material weaknesses” in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to materially adversely affect the Company’s ability to record, process, summarize and report financial data, and (y) there is no fraud, whether or not material, that involves management or other employees of the Company or any of the Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 4.8 Proxy Statement; Other Information. Subject to the last sentence of this Section 4.8, the information supplied by the Company for inclusion in the proxy statement (the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the transaction statement on Schedule 13E-3 (such Schedule 13E-3, as amended or supplemented, the “Schedule 13E-3”) to be filed with the SEC with respect to the Merger will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made or incorporated by reference therein in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub, the Rollover Shareholders, Ruili Group or any of their respective Affiliates or Representatives for inclusion or incorporation by reference therein.

Section 4.9 No Undisclosed Liabilities. Except for liabilities or obligations (a) incurred in the ordinary course of business consistent with past practices since January 1, 2019, (b) disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) arising under this Agreement or in connection with the Transactions or for performance of obligations under the express terms of Company Material Contracts or applicable Law, (d) which have been discharged or paid in full in the ordinary course of business consistent with past practices, (e) that are otherwise the subject of any other representation or warranty contained in this Article IV, or (f) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, none of the Group Companies has, or is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries (and the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports, whether due or to become due, either matured or unmatured.

Section 4.10 Absence of Certain Changes. Since January 1, 2019 through the date of this Agreement, (a) the Group Companies have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Company Material Adverse Effect or any Effects that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Litigation; Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement:

(a) there are no Legal Proceedings pending or, to the knowledge of the Company, threatened in writing against the Group Companies, or any share, security, equity interest, property or asset of any of the Group Companies, before any Governmental Entity; and

(b) there is no Order with respect to any of the Group Companies, or any of the assets owned or used by any of the Group Companies.

Section 4.12 Compliance with Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) each of the Group Companies is in compliance with, and since January 1, 2017 has not been given written notice of any violation of, applicable Laws; and

(b) (i) each of the Group Companies is in possession of all grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”), (ii) each of the Group Companies is in compliance with the terms of the Company Permits and all of the Company Permits are valid and in full force and effect and (iii) no suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing.

Section 4.13 Taxes. Except as set forth in Schedule 4.13 of the Exhibit A attached hereto:

(a) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) each of the Group Companies has (i) timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued all material Taxes that are due and payable by any of them, and (y) none of the Group Companies has incurred any liability for Taxes, since the date of the Company’s most recent financial statements filed with the SEC, outside the ordinary course of business or otherwise inconsistent with past practice.

(b) to the knowledge of the Company, since the Applicable Date, the Group Companies have not received written notice of any audits or examinations of any Tax Return of any of the Group Companies, and none of the Group Companies has been notified in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return in such jurisdiction that was not filed.

(c) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or significant deficiencies against any of the Group Companies.

(d) the Group Companies have withheld and collected all material amounts of Taxes to the extent required by applicable Law to be withheld or collected, and, to the extent required by applicable Laws, have paid over such amounts to the appropriate Governmental Entity.

(e) except as would not have a Company Material Adverse Effect, (i) each of the Company’s Subsidiaries incorporated in the PRC has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied in all respects with all requirements imposed by such Governmental Entities, (ii) no submissions made by or on behalf of the Company or any of its Subsidiaries to any Governmental Entities in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates, and (iii) as of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened in writing.

(f) The representations set forth in this Section 4.13 are the sole and exclusive representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 4.13 and will not be based on the representations set forth in any other provision of this Agreement.

Section 4.14 Material Contracts.

(a) Except for (i) this Agreement, or (ii) any Contracts to which any of the Group Companies is a party as of the date of this Agreement disclosed in the Company SEC Reports that are filed on or prior to the date hereof (the Contracts described in this Section 4.14(a), collectively, the “Company Material Contracts”), as of the date of this Agreement, none of the Group Companies is a party to or bound by any Contract that is required to be filed by the Company pursuant to Item 15 of Form 10-K under the Exchange Act.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and in full force and effect, in each case except as enforceability may be limited by the Enforceability Exceptions, (ii) to the knowledge of the Company, none of the Group Companies nor any other party to a Company Material Contract is in breach or violation of, or default under, or has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Company Material Contract, (iii) the Group Companies have not received, in the past two (2) years, any written claim or notice of default under any Company Material Contract which has not been resolved, and (iv) to the knowledge of the Company, the Group Companies have not received, as of the date of this Agreement, any written notice from any counterparty that such counterparty intends to terminate any Company Material Contract.

Section 4.15 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Group Companies own or possess all necessary or required licenses or other necessary or required rights to use in the manner currently used, all material patents, patent rights, trademarks (including common law trademark rights in program titles and other protectable elements), trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, applications to register, registrations for, and extension and reissues of, any of the foregoing, trade secrets, know-how and proprietary rights and information, in each case to the extent protected under applicable Laws (the “Intellectual Property”) used in connection with the business of the Group Companies as it is now being conducted (the “Company Intellectual Property”). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, in the past twelve (12) months, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property that has not been resolved;

(b) the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Company Intellectual Property used or held for use in or necessary for the conduct of the business of the Group Companies as currently conducted, free and clear of all Liens other than the Permitted Liens. As of the date hereof, to the knowledge of the Company, no third party is infringing in any material respect a proprietary right in any Company Intellectual Property owned by the Group Companies and the use of the Company Intellectual Property in connection with the Group Companies’ businesses as currently conducted does not materially infringe upon any Intellectual Property of any Person. To the knowledge of the Company, none of the Group Companies has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by any of the Group Companies that has not been settled or otherwise resolved;

(c) the consummation of the Transactions would not adversely alter, encumber, impair or extinguish any Company Intellectual Property right of any of the Group Companies; and

(d) the Group Companies have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets owned, used or held for use by the Group Companies and no such trade secrets have been disclosed other than to employees, representatives and agents of the Group Companies, on a need-to-know basis.

Section 4.16 Real Property. Schedule 4.16 of Exhibit A attached hereto sets forth a list of real properties owned by the Group Companies and all Company Leased Real Properties as of the date of this Agreement, in each case that is material to the business of the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) each of the Group Companies has good and marketable title to, or, in the case of Company Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for the Permitted Liens. There are no pending or, to the knowledge of the Company, threatened in writing, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Group Companies, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business; and

(b) each of the leases under which any of the Group Companies holds any Company Leased Real Property is in full force and effect and constitutes a valid and binding obligation of any of the Group Companies. To the knowledge of the Company, none of the Group Companies is in default under any lease.

Section 4.17 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than the Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies.

Section 4.18 Antitakeover Statutes. Assuming the accuracy of the representations in Section 5.9, the Company has taken all action necessary so that any restriction on a “business combination” with the Company, as such term is defined in Section 203 of the DGCL, will not apply to this Agreement, the Merger and the Transactions, and, accordingly, no antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium,” “interested shareholder,” “business combination” or other antitakeover laws enacted under U.S. state or federal Laws (collectively, “Antitakeover Statutes”) apply to this Agreement or any of the Transactions.

Section 4.19 Company Stockholder Approval. The affirmative vote (in person or by proxy) at the Stockholders’ Meeting, or any adjournment or postponement thereof, of (i) the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement (the “Stockholder Approval”) and (ii) Unaffiliated Stockholders holding a majority of the outstanding Shares entitled to vote thereon owned by all Unaffiliated Stockholders (the “Unaffiliated Stockholder Approval” and, together with the Stockholder Approval, the “Company Stockholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement and approve the Transactions.

Section 4.20 Insurance. Except as would not have a Company Material Adverse Effect, (i) all insurance policies with respect to the business and assets of the Group Companies (“Policies”) are in full force, (ii) to the knowledge of the Company, none of the Group Companies is in breach or default thereof, and (iii) to the knowledge of the Company, none of the Group Companies has received any written notice of cancellation or threatened cancellation of any of the Policies or of any written claim pending regarding the Group Companies under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies.

Section 4.21 Employee Matters.

(a) Each of the Group Companies incorporated in the PRC is in compliance in all material respects with all applicable labor and employment Laws of the PRC, including all such applicable Laws relating to (i) wages, working hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; (ii) the collection and payment of withholding and/or social security Taxes and any similar Tax; and (iii) deductions, payments and contributions of retirement insurance, medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Law, except, in each case of (i) to (iii), for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no disputes pending or, to the knowledge of the Company, threatened in writing between any of the Group Companies and any of their respective current or former employees (collectively, “Company Personnel”), including, but not limited to, disputes with respect to the items listed in this Section 4.21(b) whether directly between any of the Group Companies and any Company Personnel or before or involving any Governmental Entity; (ii) there are no collective bargaining agreement or other labor union contract applicable to employees of any of the Group Companies and to which such Group Company is a party to or bound by; (iii) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened in writing, against any of the Group Companies before any Governmental Entity; and (iv) there is no strike, slowdown, work stoppage or lockout, or similar activity or, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the past two (2) years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the consummation of the Transactions will not (either alone or together with any other event) entitle any individual Company Personnel to receive any severance pay, accelerate the time of payment or vesting or result in any payment or funding of any compensation or benefits under, increase the amount payable or otherwise trigger any other material obligation pursuant to, any Company incentive plans.

Section 4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Group Companies are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable environmental permits necessary under applicable Law to operate the business as presently operated, (b) to the knowledge of the Company, no property of any Group Company where Hazardous Materials are stored, transported, treated or disposed of on behalf of any Group Company is contaminated with any Release of Hazardous Materials in a manner that a remedial action is to be required under applicable Environmental Law, (c) to the knowledge of the Company, none of the Group Companies has received from a Governmental Entity any written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials, except with respect to any such notification for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise, and (d) to the knowledge of the Company, since the Applicable Date, none of the Group Companies has received any written claim or complaint, or is presently subject to any Legal Proceeding, relating to non-compliance with any applicable Environmental Laws or any other liabilities pursuant to or arising in connection with any Environmental Laws, environmental permits or Hazardous Materials.

Section 4.23 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, Parent and Merger Sub acknowledge that neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any Group Companies or their respective businesses, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or formation and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Merger Sub has furnished to the Company: (i) complete and correct copies of its certificate of incorporation, bylaws, or similar governing documents, as currently in effect, and (ii) a true and complete list of all directors and executive officers of Parent and Merger Sub, as of the date hereof.

Section 5.2 Capitalization.

(a) The authorized share capital of Parent consists of 1,000 shares of common stock, par value US$0.001 per share. As of the date hereof, one share of common stock of Parent is issued and outstanding. All the outstanding shares of Parent are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Transaction Agreements, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub.

(b) The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value US$0.001 per share. As of the date of this Agreement, one share of common stock of Merger Sub is issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. All outstanding share capital of Merger Sub is owned by Parent free and clear of all Liens except where failure to own such share capital free and clear would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

Section 5.3 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation of the Transactions, have been duly authorized by all necessary actions, and no other action on the part of Parent or Merger Sub is necessary to adopt this Agreement or to authorize the execution and delivery this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement or the Transactions, including the Merger.

Section 5.4 Consents and Approvals; No Violations.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) obtaining the Parent Required Approvals, and (v) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by them of the Transactions will require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

(b) Neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by them of the Transactions will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Merger Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent, Merger Sub or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations or accelerations that would not be reasonably expected to have a Parent Material Adverse Effect.

Section 5.5 Proxy Statement; Other Information. None of the information provided by any Parent, Merger Sub, Rollover Shareholders, Ruili Group or their respective Affiliates or Representatives to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information provided by each of Parent, Merger Sub, the Rollover Shareholders, Ruili Group or their respective Affiliates or Representatives to be included in the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.6 Parent’s Operations. Parent was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger or the other Transactions contemplated by the Transaction Agreements.

Section 5.7 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger or the other Transactions contemplated by the Transaction Agreements.

Section 5.8 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates.

Section 5.9 Share Ownership. Other than the Rollover Shares that will be cancelled at the Effective Time in accordance with the Support Agreement and as set forth in the Schedule 13D/A filed by certain of the Rollover Shareholders with the SEC on April 25, 2019, none of Parent, Merger Sub, the Rollover Shareholders, Ruili Group, or any of their respective Affiliates Beneficially Owns any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company and none of the foregoing has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement and the Support Agreement.

Section 5.10 Certain Contracts. Parent and Merger Sub have, on or prior to the date of this Agreement, delivered to the Company a true, correct and complete copy of each of the Transaction Agreements and the Consortium Agreement. Other than the Transaction Agreements and the Consortium Agreement, there are no agreements, contracts, arrangements or understandings between Parent, Merger Sub, Rollover Shareholders, Ruili Group or any of their respective Affiliates on the one hand, and any of the Group Companies’ directors, officers, employees or stockholders, on the other hand, (a) that relate to the Transactions, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration with respect to the Transactions of a different amount or nature than the Merger Consideration, (c) pursuant to which any stockholder of the Company has agreed to vote such stockholder’s Shares to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal or (d) pursuant to which any Person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub, Rollover Shareholders, Ruili Group or the Company to finance in whole or in part the Transactions, including the Merger.

Section 5.11 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Group Companies, which investigation, review and analysis was performed by Parent and Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Group Companies for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.12 Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Group Companies and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of Parent and Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by any of the Group Companies or their respective Affiliates and Representatives or the accuracy or completeness thereof, and none of Parent and Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than intentional fraud in connection therewith.

Section 5.13 Equity Financing.

(a) Parent and Merger Sub at the Closing will have sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to pay the aggregate Merger Consideration and all related expenses and other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Merger and the other Transactions and to perform their respective obligations under the Transaction Agreements.

(b) Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter, dated as of the date hereof. As of the date hereof, (i) the Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and Ruili Group (subject to the Enforceability Exceptions), and (ii) the Equity Commitment Letter has not been amended or modified and no such amendment or modification is contemplated, and the commitment contained in the Equity Commitment Letter has not been withdrawn or rescinded in any respect. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary with respect to the provisions therein.

Section 5.14 Undertaking. The Undertaking is in full force and effect and constitutes a legal, valid and binding obligation of Ruili Group, Parent, Merger Sub and Rollover Shareholders and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any parties thereto.

Section 5.15 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by the Transaction Agreements with the intent to hinder, delay or defraud either present or future creditors. Each of Parent and Merger Sub, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Transactions (including the payment of the aggregate Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions and all related expenses) to occur at the Closing, will not be (and the Surviving Corporation will not be), Insolvent. None of Parent and Merger Sub is in default in any material respect with respect to any Contract to which it is a party.

Section 5.16 Absence of Litigation. There are no Legal Proceedings pending or threatened against Parent or Merger Sub or any property or asset of Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order.

Section 5.17 No Other Representations. Except for the representations and warranties expressly contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company. During the period from the date of this Agreement until the earlier of the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 (the “Pre-Closing Period”), except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), or (iii) as otherwise required or specifically contemplated by the Transaction Agreements, the Company shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course of business and in a manner consistent with past practices, and use its commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies, comply with all applicable Laws, keep available the services of their present employees, preserve its assets, preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom the Company or any Subsidiaries has material business relations as of the date hereof. Without limiting the generality of the foregoing, except (w) as may be required by applicable Law, (x) with the prior consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed, and without limiting the generality of the foregoing, which consent shall be deemed given if approved by any of the Rollover Shareholders in their respective capacity as an officer of the Company), or (y) as otherwise permitted or specifically contemplated by the Transaction Agreements, during the Pre-Closing Period, the Company shall not, and shall not permit any of the other Group Companies to:

(a) amend or otherwise change its certificate of incorporation or bylaws or other applicable organizational documents or governing instruments;

(b) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company);

(c) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than, in each case, (i) in satisfaction of obligations pursuant to Contracts existing as of the date hereof (true, correct and complete copies of which have been provided to Parent prior to the date hereof), or (ii) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(d) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company);

(e) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly-owned Subsidiaries of the Company which would not result in a material increase in the Tax liability of any Group Companies);

(f) acquire, sell, lease, license or subject to any Lien or otherwise dispose of stock or assets or otherwise, any assets, securities or properties, with a value or purchase price (including the value of assumed liabilities) in excess of US$1,000,000 in any single transaction or related series of transactions, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing Contracts, or (iii) incurrence of Permitted Liens or Liens securing Indebtedness permitted under this Section 6.1;

(g) incur, issue or assume any Indebtedness or guarantee or otherwise become liable for any Indebtedness (including increasing the Indebtedness under Contracts in existence as of the date hereof) with an amount in excess of US$1,000,000 in a single transaction or series of related transactions other than (i) in the ordinary course of business and consistent with past practices, (ii) incurred between the Company and any of its direct or indirect wholly-owned Subsidiaries or between any of such direct or indirect wholly-owned Subsidiaries or (iii) any Indebtedness incurred under existing Contracts;

(h) incur or commit to incur any single capital expenditure that is not budgeted in the Company’s current plan approved by the Board as of the date hereof which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$5,000,000 for the Group Companies taken as a whole;

(i) (A) (x) make any material change in any method of Tax accounting or (y) make or change any material Tax election; (B) file any material amended Tax Return, settle or compromise any material Tax liability except as required by applicable Law; or (C) enter into any material closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund; provided, however, that the Company may pursue, defend, settle, or compromise, in whole or in part, any of the filings, appeals or other Legal Proceedings in connection with Schedule 4.13 of Exhibit A;

(j) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(k) settle any Legal Proceeding before a Governmental Entity involving the payment of monetary damages in excess of US$1,000,000, except for (i) Legal Proceedings in the ordinary course of business, (ii) Legal Proceedings to enforce the terms of the Transaction Agreements, (iii) Legal Proceedings in connection with the Transaction Agreements and the transactions contemplated thereby, or (iv) any Legal Proceedings, in whole or in part, in connection with Schedule 4.13 of Exhibit A;

(l) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that (i) would materially restrict or limit the operations of the Group Companies or (ii) apply to any current or future Affiliates of the Group Companies, the Surviving Corporation or Parent;

(m) other than in the ordinary course of business consistent with past practice, terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(n) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

(o) fail to use its reasonable best efforts to make in a timely manner the required filings or registrations with the SEC under the Securities Act or the Exchange Act; or

(p) agree, authorize or enter into any Contract to do any of the foregoing.

Section 6.2 No Solicitation.

(a) Subject to the provisions of this Section 6.2, and except for actions or omissions taken by or at the direction of Parent, Merger Sub or the Rollover Shareholders, or their respective Affiliates, including in such Person’s capacity as a director, officer or employee of any of the Group Companies, during the Pre-Closing Period, the Company shall not, and shall not authorize or permit any of its Representatives, any of the Company’s Subsidiaries or any of their respective Representatives to, directly or indirectly:

(i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Competing Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to a Competing Proposal;

(ii) enter into, continue or otherwise engage in discussions or negotiations with any Person or furnish to any person (or any representative thereof) any non-public information with respect to the Company or any of its Subsidiaries, or knowingly cooperate in any way with any person (or any representative thereof), in each case, with the intent to induce the making of, a Competing Proposal or any proposal or offer that could reasonably be expected to lead to a Competing Proposal;

(iii) approve, endorse, recommend or enter into any written agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar written agreement or any Contract relating to any Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.2(b));

(iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company is a party (and the Company shall promptly take all actions necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such standstill, confidentiality or similar agreement and to enforce such standstill, confidentiality or similar agreement); or

(v) authorize or direct any of the Representatives of the Company or any of its Subsidiaries to take any action or resolve to propose, agree or publicly announce an intention to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, following the receipt of an unsolicited, written and bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of this Section 6.2, (i) the Company, the Special Committee and their respective Representatives may communicate with the Person or group of Persons who has made such proposal or offer to clarify and understand the terms and conditions thereof, (ii) notify such Persons of the restrictions of this Section 6.2, (iii) the Company and its Representatives may furnish nonpublic information in response to the request of the Person or group of Persons who has made such proposal or offer, provided that (x) prior to furnishing nonpublic information the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement, and (y) at least 12 hours prior to furnishing any such nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent), and (iv) the Company, the Special Committee and their respective Representatives may engage or participate in any discussions or negotiations with the Person or group of Persons who has made such proposal or offer, provided that prior to taking any actions described in clauses (iii) or (iv), the Special Committee shall (A) have determined in good faith, after consultation with its outside legal counsel, that such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (B) provide Parent written notice of the receipt by the Company of any Competing Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to a Competing Proposal (including the identity of the Person or group of Persons making or submitting such Competing Proposal, and details of the material terms and conditions thereof) at least 24 hours prior to taking any such action.

(c) The Company shall keep Parent promptly and reasonably informed with respect to (i) any inquiry or indication of interest that could lead to a Competing Proposal, (ii) the status of any such Competing Proposal and (iii) the status, any material developments and the terms of any material modification thereto. The Company agrees that it will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with, this Section 6.2(c).

(d) The Company shall cease and cause to be terminated any discussions existing as of the date hereof with any Person or group of Persons that relate to any Competing Proposal.

(e) During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 10.17) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) adopt, approve or recommend any Competing Transaction, or (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Competing Transaction (but in any event within ten (10) Business Days following such commencement), or (iv) resolve or agree to take any of the foregoing actions (any of the actions or events described in clauses “(i)” through “(iv)”, a “Change in Company Recommendation”).

(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, if in response to the receipt by the Company of a Competing Proposal, the Board determines in good faith, upon the direction of the Special Committee following consultation with its financial advisor and outside legal counsel, that such offer or proposal constitutes a Superior Proposal and that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable Laws, the Board or the Special Committee, as the case may be, may (1) make a Change in Company Recommendation in respect of such Superior Proposal, and/or (2) cause the Company to terminate this Agreement under Section 9.1(c)(ii); provided that (i) the Board or the Special Committee has first notified Parent in writing of its intent to take such action (any such notice, a “Change in Company Recommendation Notice”), which notice shall contain the identity of the Person making the Superior Proposal, specify the material terms of the Superior Proposal, contain a copy of the material documents and/or agreements providing for the Superior Proposal and indicate that the Board or the Special Committee intends to effect a Change in Company Recommendation and/or terminate this Agreement; (ii) if requested by Parent in writing, the Company shall, and shall cause its Representatives to, for a period of at least five (5) Business Days following receipt by Parent of the Change in Company Recommendation Notice (such time period, the “Notice Period”) and prior to making any such Change in Company Recommendation and/or terminating this Agreement, negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Transactions (a “Parent Proposal”); (iii) following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or the Special Committee shall have considered in good faith such Parent Proposal, if any, and shall, prior to making any such Change in Company Recommendation and/or terminating this Agreement, have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such Parent Proposal, if any, were to be given effect; (iv) such Superior Proposal did not result from a material breach of this Section 6.2 (other than any such breach caused by Parent, Merger Sub, the Rollover Shareholders, Ruili Group or their respective Affiliates); and (v) in the event that the Board or the Special Committee (in accordance with Section 10.17) causes the Company to terminate this Agreement in accordance with this Section 6.2(f) pursuant to Section 9.1(c)(ii), the Board or the Special Committee shall cause the Company to pay to Parent the Company Termination Fee in accordance with Section 9.3(a). The Company acknowledges and agrees that, in connection with a Change in Company Recommendation Notice delivered in connection with a Competing Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms of such Competing Proposal shall be deemed to constitute a new Competing Proposal for purposes of this Section 6.2(f) and shall trigger a new Notice Period, except that the Notice Period shall be at least three (3) Business Days.

(g) Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so could reasonably be expected to be inconsistent with applicable Laws (including fiduciary duties), or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Competing Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer).

Section 6.3 Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, it shall not take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or take any action or fail to take any action which would, or would reasonably likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 6.4 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement (and, in any event, no later than thirty (30) Business Days after the date of this Agreement), the Company, with the assistance of Parent and Merger Sub, will prepare and cause to be filed with the SEC, the Proxy Statement and the Schedule 13E-3. Parent and Merger Sub shall promptly furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company, with the assistance of, and after consultation with, Parent and Merger Sub, shall use its reasonable best efforts to (a) respond, as promptly as reasonably practicable, to any comments received from the staff of the SEC with respect to such filings of the Proxy Statement and the Schedule 13E-3, (b) prepare and file, as promptly as reasonably practicable, any amendments or supplements necessary to be filed in response to any such comments or as required by applicable Law, (c) have cleared by the staff of the SEC the Proxy Statement and the Schedule 13E-3, and (d) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the stockholders any supplement or amendment to the Proxy Statement or the Schedule 13E-3 if any event shall occur as promptly as reasonably practicable after the date the Proxy Statement is cleared by the SEC. The Company shall as promptly as reasonably practicable notify Parent of the receipt of any written comments from the SEC relating to the Proxy Statement. The Company will reasonably cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and shall provide Parent with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and shall provide Parent with copies of all such filings made and correspondence with the SEC with respect thereto; provided, however, that nothing in this Section 7.1 shall limit or preclude the Board or the Special Committee from effecting a Change of Company Recommendation; provided, further, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent, Merger Sub, the Rollover Shareholders, Ruili Group, or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3.

(b) Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.2(f), in connection with any disclosure regarding a Change in Company Recommendation, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or another filing by the Company with the SEC, with respect to such disclosure. If at any time prior to the Stockholders’ Meeting, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

Section 7.2 Stockholders’ Meeting. Subject to the other provisions of this Agreement, the Company shall (i) as promptly as reasonably practicable and in any event not later than ten (10) Business Days after the SEC confirms that it has no further comments on, or otherwise clears, the Schedule 13E-3 and the Proxy Statement, take all action required under the DGCL and its Certificate of Incorporation and the Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Stockholders’ Meeting”), with the record date and meeting date of the Stockholders’ Meeting to be determined by the Company after good faith consultation with Parent, and (ii) subject to a Change in Company Recommendation in accordance with Section 6.2, (x) recommend to the stockholders that they approve and adopt this Agreement, and shall include such recommendation in the Proxy Statement, (y) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Transactions, and (z) take all other actions necessary or advisable to secure the Stockholder Approval. Upon prior written request of Parent, the Company shall use its commercially reasonable efforts to advise Parent on a current basis prior to the date of the Stockholders’ Meeting, as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, and Parent may request in writing that the Company, adjourn or postpone the Stockholders’ Meeting, if and to the extent the Special Committee determines in good faith (i) such adjournment or postponement is necessary or advisable to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders, (ii) if at the time the Stockholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, or (iii) additional time is required to solicit proxies in favor of the adoption of this Agreement.

Section 7.3 Access to Information. During the Pre-Closing Period, upon reasonable prior written notice, the Company shall (and shall cause the respective Representatives of the Group Companies to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Group Companies, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties, books, records and other documents and information relating to the Group Companies as may be reasonably requested in writing, (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Group Companies as may reasonably be requested in writing, and (c) provide reasonable access to the Group Companies’ Representatives and personnel, to the extent such individuals are not Affiliates of Parent; provided, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law, Order or the provisions of any Contract to which the Company or any of its Subsidiaries is a party, (iii) jeopardize any attorney-client privilege, work product doctrine or any other applicable legal privilege, or (iv) give a third party the right to terminate or accelerate its rights under a Contract entered into prior to the date of this Agreement. All information obtained by the parties pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreement and Section 10.13. Notwithstanding the foregoing, any such investigation shall be conducted in such manner as not to unreasonably interfere with the business or operation of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

Section 7.4 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements, (b) that the Company shall not be required to obtain the prior agreement of Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto, a Change in Company Recommendation or any action taken by the Company, the Board or the Special Committee permitted under Section 6.2, and (c) the Company may otherwise communicate in the ordinary course with its employees, customers, suppliers and vendors as it deems appropriate. This Section 7.4 shall terminate upon a Change in Company Recommendation.

Section 7.5 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time for a period of six (6) years, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Group Companies and any person who becomes a director or officer of Group Companies prior to the Effective Time (each, an “Indemnified Party”) against any and all cost or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Legal Proceeding, whether civil, criminal administrative or investigative to the fullest extent permitted by the DGCL or any other applicable Law or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Group Companies in effect on the date hereof. In the event of any threatened or pending claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any of their respective predecessors or is or was serving at the request of the Company or any of its Subsidiaries or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within twenty (20) Business Days of receipt by Parent from the Indemnified Party of a request therefor; provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final non-appealable order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expenses, and (ii) none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing. If any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 7.5, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the DGCL, the certificate of incorporation of the Surviving Corporation or any Subsidiary, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Party that is reasonably acceptable to the Surviving Corporation. If any Proceeding is brought against any Indemnified Party in which indemnification could be sought by such Indemnified Party under this Section 7.5, (A) each Indemnified Party shall be entitled to retain his or her own counsel in connection with such Proceeding, and (B) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company under (i) any indemnification, advancement of expenses and exculpation provision set forth in any certificate of incorporation, bylaws and other governing documents of the Company as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company and any of its respective current or former directors and officers and any person who becomes a director or officer of the Company prior to the Effective Time.

(c) From and after the Effective Time for a period of six (6) years, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(d) Prior to the Effective Time, the Company may, at its option, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period ending six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the maximum aggregate premium for such policies shall not be in excess of 300% of the amount the Company paid for its D&O Insurance in its last full fiscal year; provided, further, that if the premiums of such “tail” policy exceed such amount, the Company may, at its option, obtain such a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If the Company does not obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid for its D&O Insurance in its last full fiscal year; and provided, further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated, and Parent shall cause the Surviving Corporation, to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.5.

(f) The provisions of this Section 7.5 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 7.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights that any such person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries or otherwise.

Section 7.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions; (ii) execute and deliver any additional instruments necessary to consummate the Transactions; (iii) keep the other parties promptly (and in any event within three (3) days) informed in all material respects of any material communication received by such party, or given by such party, in connection with any proceeding by a private party relating to the Transactions; (iv) permit the other parties to review any material communication (and considering the other parties’ reasonable comments thereto) delivered to, and consulting with the other parties in advance of any meeting or conference with any private party in connection with any proceeding by a private party relating thereto, and giving the other parties the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such private party); and (v) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Transactions, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

(b) Parent shall, as soon as reasonably practicable after the date of this Agreement, prepare and file, or cause to be prepared and filed, all filings required to obtain the Parent Required Approvals, provided, that the Company will cooperate with Parent in connection with the making of all such filings. Parent shall each use its reasonable best efforts to promptly (i) keep the Company promptly informed the status of matters relating to the Parent Required Approvals; and (ii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Transactions, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (i) employing such resources as are necessary or desirable to obtain the Parent Required Approvals, and (ii) taking any and all steps necessary or desirable to avoid or eliminate each and every impediment under applicable Laws that may be asserted by any Governmental Entity so as to enable the parties hereto to expeditiously consummate the Merger and the Transactions; provided, however, that any such actions taken pursuant to this Section 7.6(c) would not individually or in the aggregate reasonably be expected to be materially adverse to the financial condition, operations, liabilities or results of operations of Parent, Merger Sub and the Company and its Subsidiaries (taken as a whole, after giving effect to the Merger).

Section 7.7 Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary, advisable or appropriate to cause the Transactions and any other dispositions of equity securities of the Company in connection with the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8 Antitakeover Statutes. If the restrictions of any Antitakeover Statutes is or may become applicable to the Merger or the Transactions, each of the Company and Parent, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of such Antitakeover Statutes inapplicable to, or minimize, to the extent possible, the effects of such statute or regulation on the Transactions.

Section 7.9 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and shall use reasonable best efforts to take all actions required, proper or advisable to cause the Shares to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 7.10 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 7.11 Equity Financing. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter until the Merger is consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent or Merger Sub that are within its control, (iv) seek to enforce its right under the Equity Commitment Letter and (v) consummate the Equity Financing at or prior to the Effective Time. Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Equity Financing is not a condition to the Closing and reaffirms its obligation to consummate the Transactions irrespective and independent of the availability of the Equity Financing.

Section 7.12 No Amendment to Transaction Agreements. Without the prior written consent of the Special Committee (acting on behalf of the Company), Parent and Merger Sub shall not, and shall cause its respective Affiliates and members of the Parent Group not to (i) amend, modify, withdraw, waive or terminate the Equity Commitment Letter or the Support Agreement, or (ii) enter into or modify any other Contract relating to the Merger or the Transactions in a manner that (x) would be inconsistent with the terms of any Transaction Agreement, or (y) would or would reasonably be expected to prevent or impede, interfere with, hinder or delay (A) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (B) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement.

Section 7.13 Participation in Litigation. Prior to the Effective Time, (i) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Legal Proceedings commenced or, to the knowledge of such party, threatened in writing against such party and/or its directors which relate to this Agreement or the Transactions, and (ii) the Company shall give Parent the opportunity to participate in the defense or settlement of any Legal Proceedings of stockholders (on their own behalf or on behalf of the Company) against the Company and/or its directors or Representatives relating to this Agreement or the Transactions at its own expense, and no such Legal Proceeding shall be settled or compromised without Parent’s prior written consent, which consent should not be unreasonably withheld, conditioned or delayed.

Section 7.14 Actions Taken at Direction or Acquiescence of Parent or Merger Sub; Knowledge of Parent and Merger Sub. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article IV, Article VI or this Article VII hereof, if (i) Parent, Merger Sub, or the Rollover Shareholders have actual knowledge of such breach as of the date hereof, or (ii) the alleged breach results from an action or inaction by the Company at the direction or acquiescence of Parent, Merger Sub, Rollover Shareholders, or their respective Affiliates or Representatives.

Section 7.15 Deposit. Prior to or contemporaneously with the execution of this Agreement, Ruili Group shall have deposited an amount in RMB that is at least equal to the RMB-equivalent of the Parent Termination Fee payable under Section 9.3(b) (the “Deposit Amount”) into a RMB-denominated bank account owned by Ruian (the “Deposit”). The U.S. dollar to RMB conversion rate shall be the midpoint reference rate announced by the China Foreign Exchange Trading System (as published on the official website of the People’s Bank of China) one (1) Business Day prior to the date such deposit is made. Any amounts (including the applicable Parent Termination Fee) payable by Parent pursuant to Article IX shall be paid out of the Deposit Amount. The Deposit Amount shall be maintained pursuant to the terms and conditions under the Undertaking until the earliest of the occurrence, if any, of (a) the Effective Time, (b) payment of the applicable amount of Parent Termination Fee; (c) if this Agreement is terminated in accordance with its terms, sixty (60) Business Days after the termination of this Agreement if, prior to such time, the Company has not served on Parent a notice of claim for payment of the Parent Termination Fee, and (d) the date of a final, non-appealable decision of a court or arbitral tribunal of competent jurisdiction that no Parent Termination Fee is due and payable to the Company. Upon the earliest occurrence of any event described in the immediately preceding sentence, any proceeds remaining in the Deposit Amount (to the extent that they were not retained for the purposes of the settlement of the applicable amount of the applicable Parent Termination Fee) shall be released to Ruili Group promptly following its written request.

Article VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company and Parent, if permissible under applicable Law; provided, that the conditions in Section 8.1(a) and Section 8.1(b) cannot be waived by any Person, including the Company, Parent or Merger Sub in any circumstance) of the following conditions:

(a) the Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company;

(b) the Unaffiliated Stockholder Approval shall have been obtained; and

(c) (i) other than an Order or a Law or other action described in Section 8.1(c)(ii), no Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger; and (ii) no Governmental Entity of any competent jurisdiction within the PRC shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following conditions:

(a) (i) Other than the representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.3 (Capitalization), Section 4.4(a) (Authorization), Section 4.10(b) (Absence of Certain Changes) and Section 4.17 (Brokers or Finders), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose of this clause (i) any limitation or qualification of “materiality” or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 4.1 (Organization), Section 4.3 (Capitalization), Section 4.4(a) (Authorization), Section 4.10(b) (Absence of Certain Changes), and Section 4.17 (Brokers or Finders) shall be true and correct in all respects (except, for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) the Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) no Company Material Adverse Effect shall have occurred following the date of this Agreement;

(d) the Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c); and

(e) Parent Required Approvals shall have been obtained.

Section 8.3 Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a) The representations and warranties of each of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of Parent or Merger Sub to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c) Parent and Merger Sub shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director of each of Parent and Merger Sub, as the case maybe, certifying as to the satisfaction of the conditions specified in Section 8.3(a) and Section 8.3(b).

Section 8.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to comply with this Agreement.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub):

(a) by the mutual written agreement of the Company (in accordance with Section 10.17) and Parent.

(b) by either the Company (in accordance with Section 10.17) or Parent:

(i) if any Governmental Entity having competent jurisdiction shall have, enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such Order or other action;

(ii) if the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting (after taking into account any adjournment, postponement or recess thereof); or

(iii) if the Merger shall not have occurred by August 28, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement in any manner has been the cause of, or resulted in, the failure to consummate the Merger by the Termination Date.

(c) by the Company (in accordance with Section 10.17):

(i) if a breach or failure of any representation, warranty or covenant of Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach or failure has given rise to the failure of a condition set forth in Section 8.1 or Section 8.3 and such breach or failure would not be capable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by Parent or Merger Sub of written notice from the Company of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(c)(i) (or such shorter period of time that remains between the date the Company provides written notice of such breach or failure and the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if it is then in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 8.1 or Section 8.2 not being satisfied;

(ii) if, prior to obtaining the Company Stockholder Approval, the Board or the Special Committee (in accordance with Section 10.17) shall have determined to terminate this Agreement in accordance with Section 6.2(f); provided, that concurrently with the termination of this Agreement by the Company pursuant to this Section 9.1(c)(ii), the Company pays to Parent the Company Termination Fee in immediately available funds; or

(iii) if (A) all the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) the Company has irrevocably confirmed in writing to Parent that (1) all the conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 8.3, and (2) the Company is prepared to consummate the Closing, and (C) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2.

(d) by Parent:

(i) if a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and such breach or failure would not be capable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by the Company of written notice from Parent of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(d)(i) (or such shorter period of time that remains between the date Parent provides written notice of such breach or failure and the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if it is in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 8.1 or Section 8.3 not being satisfied; or

(ii) if, prior to obtaining the Company Stockholder Approval, the Board or the Special Committee (in accordance with Section 10.17) shall have effected a Change in Company Recommendation.

Section 9.2 Effect of Termination. The party terminating this Agreement pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(d), as the case may be, shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that (i) the terms of Article IX and Article X shall survive any termination of this Agreement, and (ii) subject to Section 9.3, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination or fraud.

Section 9.3 Fees Following Termination

(a) The Company shall pay, or cause to be paid, to Parent an amount equal to $562,542.67 (the “Company Termination Fee”) in immediately available funds if this Agreement is terminated by: (i) the Company pursuant to Section 9.1(c)(ii), (ii) by Parent pursuant to Section 9.1(d); or (iii) by the Company or Parent pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii), if in the case of this clause (iii), at the time of such termination, a Competing Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not publicly and unconditionally withdrawn prior to the earlier of the termination of this Agreement or the Stockholders’ Meeting, and within twelve (12) months after such termination the Company or any of its Subsidiaries enters into a definitive agreement in connection with the same Competing Proposal referred to above that was later consummated or consummates a Competing Transaction, provided that, for purposes of this Section 9.3(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to 50%. Such payment shall be made, in the case of termination pursuant to clause (i) and (ii) above, as promptly as possible (but in any event no later than five (5) Business Days) after the date of such termination, and, in the case of termination pursuant to clause (iii) above, as promptly as possible following the consummation of the Competing Transaction mentioned in clause (iii) above. In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b) Parent shall pay, or cause to be paid, to the Company (1) an amount equal to $1,125,085.35 if this Agreement is terminated by: (i) the Company pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii), or (ii) the Company or Parent pursuant to Section 9.1(b)(iii) at any time at which all of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived; or (2) an amount equal to the reasonable and documented out-of-pocket expenses incurred by the Company and the Special Committee in connection with the Transactions, if this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(iii) at any time at which (x) all of the conditions set forth in Article VIII (other than the conditions that by their terms are to be satisfied at the Closing and the conditions set forth in Section 8.2(e)) have been satisfied or waived, and (y) any condition set forth in Section 8.2(e) has not been satisfied or waived by Parent, in each case of (1) and (2), in immediately available funds out of the Deposit Amount (in which event Ruian shall be entitled to retain the Deposit Amount to the extent required to satisfy such amount) (the amount Parent is obligated to pay pursuant to sub-clause (1) or (2) above, the “Parent Termination Fee”). In no event shall the Parent be required to pay any Parent Termination Fee on more than one (1) occasion.

(c) The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 9.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. The damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.3(a) or Section 9.3(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In the event that the Company shall fail to pay the Company Termination Fee or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with this Agreement, and, in order to obtain such payment, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full, at a rate per annum equal to the prime lending rate published in the Wall Street Journal in effect on the date such payment was required to be made. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d) Notwithstanding anything to the contrary in this Agreement:

(i) Parent’s right to (x) terminate this Agreement and receive the Company Termination Fee pursuant to Section 9.3(a), and (y) receive reimbursement and interest pursuant to Section 9.3(c), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group, other than an order of specific performance pursuant to Section 10.11, against any member of the Company Related Parties for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated. For the avoidance of doubt, other than an order of specific performance pursuant to Section 10.11, neither the Company nor any member of the Group Companies shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Company Termination Fee pursuant to Section 9.3(a) and reimbursement and interest pursuant to Section 9.3(c), and in no event shall any member of the Parent Group seek, or permit to be sought, on behalf of any of them, any monetary damages from an Group Companies in connection with this Agreement or any of the Transactions, other than from the Company to the extent provided in Section 9.3(a) and Section 9.3(c). This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Group Companies.

(ii) The Company’s right to (x) terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.3(b), and (y) receive reimbursement and interest pursuant to Section 9.3(c), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Company Related Parties, other than an order of specific performance pursuant to Section 10.11, against any member of the Parent Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated. For the avoidance of doubt, other than an order of specific performance pursuant to Section 10.11, no member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Parent Termination Fee pursuant to Section 9.3(b) and reimbursement and interest pursuant to Section 9.3(c), and in no event shall any member of the Company Related Parties seek, or permit to be sought, on behalf of any of them, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions, other than from Parent to the extent provided in Section 9.3(b) and Section 9.3(c) or from Ruili Group, the Rollover Shareholders and other parties thereto pursuant to the Undertaking. This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

Article X
MISCELLANEOUS

Section 10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented by written agreement of the parties hereto, by action taken by or on behalf of their respective boards of directors (or individuals holding similar positions) with the Company acting solely through the Special Committee; provided, however, that following receipt of the Company Stockholder Approval, no amendment may be made that would require further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 10.2 Nonsurvival of Representations and Warranties. Except for those covenants and agreements set forth in Section 1.2, Article II and Article III, Section 7.4 and Section 7.5 and Article IX and this Article X, none of the representations, warranties and agreements in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the second (2nd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

(a) if to Parent or Merger Sub:

Ruili International Inc.

No. 2666 Kaifaqu Avenue,

Rui’an Economic Development District,

Rui’an City, Zhejiang Province 325200

People’s Republic of China

Attention: Xiaoping Zhang

Email: zxp@sorl.com.cn

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Yin Tai Centre, Office Tower, 37th Floor

No. 2 Jianguomenwai Ave.

Chao Yang District

Beijing 100022

People’s Republic of China

Attention: Ke Geng Esq.; Nima Amini Esq.

Fax: +86 10 65634201

Email: kgeng@omm.com; namini@omm.com

(b) if to the Company, to:

SORL Auto Parts, Inc.

No. 2666 Kaifaqu Avenue,

Rui’an Economic Development District,

Rui’an City, Zhejiang Province 325200

People’s Republic of China

Attention: Phyllis Huang

Fax: 86-577-65609000

Email: phyllis@sorl.com.cn

With a copy to (which shall not constitute notice):

Fang Xue, Esq.

Gibson, Dunn & Crutcher LLP
Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road, Chaoyang District

Beijing, 100025, P.R.C.

Tel +86 10 6502 8600

Fax +86 10 6502 8510

Email: fxue@gibsondunn.com

Section 10.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.6 Entire Agreement. This Agreement, the Confidentiality Agreement, the Support Agreement and the other Transaction Agreements constitute the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 7.5 or Section 9.3(d) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) with respect to Stockholders and only after the Effective Time, for the provisions setting forth the right of the stockholders to receive the Merger Consideration in Article III. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto.  Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 10.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 10.10 Disputes.

(a) Each of the Company, Parent and Merger Sub irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in the Court of Chancery of the State of Delaware or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any court of the United States or any state court located in the State of Delaware (and each such party shall not bring any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions in any court other than the aforesaid courts), and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Legal Proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) such Legal Proceeding in any such court is brought in an inconvenient forum, (x) the venue of such Legal Proceeding is improper and (z) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH LEGAL PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(b).

Section 10.11 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.1, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 9.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company, Parent, or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction. Until such time as the Company pays the Company Termination Fee or Parent pays the Parent Termination Fee, the remedies available to each party shall be in addition to any other remedy to which they are entitled to at law or in equity; provided that once the Company pays the Company Termination Fee or Parent pays the Parent Termination Fee, as the case may be, plus reimbursement and interest pursuant to Section 9.3(c), if any, the other party shall no longer be entitled to any other remedies.

(b) Notwithstanding the foregoing subclause (a), the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 8.1 and Section 8.2 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2 and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 8.3 and (B) if specific performance is granted and the Equity Financing is funded, then the Closing will occur.

Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that prior to the Effective Time, Parent and Merger Sub may assign all or any of their rights and obligations to any direct wholly-owned Subsidiary of Parent; provided, that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 10.13 Confidentiality. The confidentiality obligations of the Confidentiality Agreement shall continue in full force and effect until the earlier of the Effective Time or the termination of the Confidentiality Agreement in accordance with its terms.

Section 10.14 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with the Transactions, the Transaction Agreements and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.

Section 10.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.16 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.17 Special Committee Approval. Subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of the Special Committee. Only the Special Committee may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

SORL AUTO PARTS, INC.

By:	/s/ Xiao Lin
Name: Xiao Lin
Title: Director

[SORL – Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

Ruili International Inc.

By:	/s/ Xiaoping Zhang
Name: Xiaoping Zhang
Title: Director

RUILI INTERNATIONAL MERGER SUB INC.

By:	/s/ Xiaoping Zhang
Name: Xiaoping Zhang
Title: Director

[SORL – Signature Page to the Merger Agreement]

Exhibit A

Schedule 4.13

1.	Tax Returns. Prior to 2013, the Company engaged EFP Rotenberg LLP to audit the Company’s financial statements and to prepare and file the Company’s tax returns (including Forms 5471). In 2013, the Company engaged MaloneBailey, LLP (“Malone”) to audit its financial statements and Middleton Raines+Zapata, LLP to prepare and file its Delaware franchise reports. In May 2018, the Company engaged Malone for assistance in understanding the implications of Code Section 965. During the course of this engagement, Malone discovered that the Company had not filed tax returns (including Forms 5471) for the periods covering January 1, 2013 through December 31, 2016 and brought this issue to the Company’s attention. Malone and the Company promptly took action to rectify this issue and all applicable tax returns (including Forms 5471) were filed by early 2019. The Company had substantial net operating losses during the January 1, 2013 through December 31, 2016 tax periods and would not have paid any U.S. federal income taxes had the Company timely filed tax returns.

2.	IRS Form 5471. As a result of the tax return filing delays described in Item 1 above, the Company did not timely file IRS Form 5471 with the Internal Revenue Service (the “IRS”) for the taxable periods covering January 1, 2013 through December 31, 2016. The Company’s IRS Form 5471 for the taxable period ending December 31, 2017 was also not timely filed. Consequently, the IRS assessed IRS Form 5471 failure-to-file penalties against the Company for 2013-2017. The Company believes that such penalties and associated interest should be removed on reasonable cause grounds. The following summarizes the Company’s current appeals related to these penalties:

a.	2013. The Company filed a penalty removal request on June 11, 2019 in respect of a Notice of Penalty Charge (Notice CP215) dated May 13, 2019.
b.	2014. The Company filed a penalty removal request on June 11, 2019 in respect of a Notice of Penalty Charge (Notice CP215) dated May 13, 2019.
c.	2015. The Company filed a penalty removal request on June 11, 2019 in respect of a Notice of Penalty Charge (Notice CP215) dated May 13, 2019.
d.	2016. The Company filed a Collection Due Process Hearing request on IRS Form 12153 on May 16, 2019 in respect of a Notice of Intent to Levy and Your Right to Hearing Under IRS Section 6320 dated April 25, 2019. The Company also filed a Collection Due Process Hearing request on IRS Form 12153 on May 16, 2019 in respect of a Notice of Federal Tax Lien Filing dated May 2, 2019.
e.	2017. The Company filed a Collection Due Process Hearing request on IRS Form 12153 on May 16, 2019 in respect of a Notice of Federal Tax Lien Filing dated April 9, 2019.

The above mentioned filings are currently pending with the IRS. On July 29, 2019, an IRS agent contacted the Company’s accountant to acknowledge receipt of the filings. The IRS agent indicated that it would be three or four months before the IRS would be able to review and respond to the filings. The Company has not heard from the IRS since July regarding these filings.

3.	Section 965(h) Installment Election. The Company filed a tax return for the taxable period ended December 31, 2017 on October 15, 2018. This tax return reflected a total tax due of approximately $11,022,985, all of which related to the transition tax imposed under Code Section 965. In connection with the filing of such return, the Company made an election to pay such amount in installments pursuant to Code Section 965(h), with the first installment amount being approximately $881,838. The IRS appears to have initially overlooked the Company’s Code Section 965(h) installment election as the IRS sent a notice to the Company on December 3, 2018 demanding that the Company pay its total Code Section 965 liability in full plus certain penalties and interest. Such notice shows the Company owing approximately $14,687,212 with respect to the tax period ending December 31, 2017. The IRS subsequently recognized the Company’s Code Section 965(h) installment election as reflected in (i) a letter from the IRS dated March 22, 2019, which letter indicates that the Company owed approximately $1,567,585 in taxes, penalties, and interest for the taxable period ended December 31, 2017, and (ii) an account transcript dated April 1, 2019, which transcript shows the reversal of certain tax, penalty, and interest assessments due to a Code Section 965(h) installment election.

On April 9, 2019, the IRS filed a Notice of Federal Tax Lien against the Company with respect to a December 3, 2018 assessment for the following items: (i) the Company’s first Code Section 965(h) installment payment: $881,838; (ii) a failure-to-file penalty: $198,413 (5 months, beginning on April 15, 2018); (iii) a failure-to-pay penalty: $39,683 (9 months, beginning on April 15, 2018); (iv) a failure-to-pay estimated taxes penalty: $307,134 (covering April 15, 2017 through April 14, 2018); and (v) an interest charge of $42,590. The Company contends that the IRS should not have assessed such penalties and interest. On May 16, 2019, the Company filed a Request for Collection Due Process Hearing with the IRS on IRS Form 12153 and requested that the IRS remove all penalties and associated interest and withdraw the federal tax lien. This filing is currently pending with the IRS. On July 29, 2019, an IRS agent contacted the Company’s accountant to acknowledge receipt of the filings. The IRS agent indicated that it would be three or four months before the IRS would be able to review and respond to the filings. The Company has not heard from the IRS since July regarding this filing.

The Company paid first installment on April 16, 2019 and has not paid the Second installment.

Schedule 4.16

REAL PROPERTIES

1.	In December 2006, Ruian entered into a lease agreement with Ruili Group with respect to the lease of two apartment buildings at No. 2666, Kaifaqu Avenue, Rui’an Economic Development Zone, Wenzhou, Zhejiang province, China. These two apartment buildings are for Ruian’s management personnel and staff, respectively. The term of the lease is to expire on December 31, 2022. The annual lease expense is RMB 2,100,000 (approximately $305,980).

2.	On May 5, 2016, the Company, through Ruian, entered into a purchase agreement with Ruili Group, pursuant to which the Company agreed to purchase the land use rights and factory facilities located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development Zone, Rui’an City, Zhejiang Province, China (the “Development Zone Facility”). In exchange for the Development Zone Facility, the Company agreed to transfer to Ruili Group the land use rights and factory facilities located at No. 1169 Yumeng Road, Rui’an Economic Development Zone, Rui’an City, Zhejiang Province, China, purchased in 2007 from Ruili Group, plus RMB501,000,000 (approximately $76,533,000) in cash.

The Company has paid a portion of the cash consideration in the amount of RMB481,000,000 (approximately $73,478,000) with the remaining to be paid within 10 days of completion of certain title transfer procedures set forth in the purchase agreement. As of the date hereof, the Company has not yet obtained the land use rights certificate or the property ownership certificate of the Development Zone Facility.

3.	In November 2016, Ruian entered into a lease agreement with Rui’an Xinhua Auto Parts Co., Ltd. for the lease of four complex buildings at No. 66 Jianye Road, Rui’an Economic Development Zone, Wenzhou, Zhejiang province, China. These buildings are used as staff dormitories by Ruian. The initial lease term was from November 15, 2016 to December 31, 2017. The lease was renewed to December 31, 2019. The annual lease expense is RMB 1,910,000 (approximately $278,295).

4.	In July 2017, Ruian purchased plants and its associated land use rights from Yunding Holding Group Co., Ltd. at the purchase price of RMB 60.06 million (approximately $8.87 million) in cash. The total cost including related deed tax and stamp duty is RMB 58.95 million (approximately $8.88 million) net of value-added input tax in association with the purchase, which was fully paid in cash as of December 31, 2017. The title of the plants and the associated land use rights was transferred in July 2017. The allocated costs for the land use rights and the plants are RMB 42.35 million (approximately $6.38 million) and RMB 16.60 million (approximately $2.50 million), respectively. The plants and the associated land use rights will be used to meet Ruian’s growing operational needs. They are located in the east side of the International Auto Parts District, Tangxia Town, Rui’an City, Zhejiang Province, China with a land use area of 33,141 square meters and a building floor area of 25,016 square meters.

5.	In September 2017, the Company entered into an agreement with the Ministry of Land and Resources, Rui’an, to purchase the land use rights for the land located at the intersection of Xianghe Road and North Wansong Road, Binhai New District, Rui’an City, Zhejiang Province, China. The Company prepaid the amount of RMB 51.81 million (approximately $7.93 million) as full payment to purchase the land use rights. The title to the land use rights has not yet been transferred to the Company as of the date hereof.

6.	In December 2017, the Company entered into an agreement with the Ministry of Land and Resources, Rui’an, pursuant to which the Company agreed to purchase the land use rights for the land located at the intersection of Fengjin Road and Wenhua Road, Binhai New District, Rui’an City, Zhejiang Province, China. The Company has fully paid the purchase price of RMB 72.02 million (approximately $11.13 million) under this agreement as of December 31, 2018. The title to the land use rights has not yet been transferred to the Company as of the date hereof.

7.	In April 2018, the Company entered into an agreement with the Ministry of Land and Resources, Ruian, pursuant to which the Company agreed to purchase the land use rights for the land located at the intersection of Tengda Road and Wanghai Road, Economic Development District, Ruian City, Zhejiang Province, China. The Company has made the prepayment of RMB 42.54 million, approximately $6.43 million, during the year ended December 31, 2018. As of the date hereof, the Company has received the land use right certificate for the land but has not yet received the building certificate for the improvements on such land.

ANNEX B

FINANCIAL ADVISOR OPINION

Confidential Special Committee of the Board of Directors SORL Auto Parts, Inc. NO. 2666 KaiFaqu Avenue, Ruili Industry Area Rui’an City, Zhejiang Province 325200 People’s Republic of China	November 29, 2019

Dear Members of the Special Committee:

SORL Auto Parts, Inc., a Delaware corporation (the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of shares of common stock, par value US$0.002 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares and the Dissenting Shares (each as defined below), of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Ruili International Inc., a Delaware corporation (“Parent”), and Ruili International Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the execution version of which Duff & Phelps has reviewed is dated November 29, 2019. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and in connection with such merger, each issued and outstanding Share (other than the Excluded Shares and Dissenting Shares) will be converted automatically into the right to receive US$4.72 in cash per Share without interest (the “Merger Consideration”) (collectively, the “Proposed Transaction”). The Proposed Transaction is subject to, among other closing conditions, a non-waivable closing condition that the Merger Agreement shall have been adopted and the Proposed Transaction shall have been approved at the Stockholders’ Meeting (as defined below), or any adjournment or postponement thereof, by the affirmative vote (in person or by proxy) of (i) the holders of a majority of the outstanding Shares entitled to vote thereon and (ii)  Unaffiliated Stockholders (as defined below) holding a majority of the outstanding Shares entitled to vote thereon owned by all Unaffiliated Stockholders. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. “Unaffiliated Stockholders” and “Stockholders’ Meeting” shall have the meanings set forth in the Merger Agreement.

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T F	+1 312 697 4600 +1 312 697 0112	www.duffandphelps.com

Special Committee of the Board of Directors

SORL Auto Parts, Inc.

November 29, 2019

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares held by any of Parent, Merger Sub, the Rollover Shareholders (as defined below), Ruili Group Co., Ltd. and any of their respective Affiliates (including the Rollover Shares (as defined below)) and (b) Shares held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury); and (ii) “Affiliate”, “Dissenting Shares”, “Rollover Shareholders”, “Rollover Shares” and “Subsidiary” shall have the meanings set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2014 through 2018 and the Company’s unaudited interim financial statements for the nine months ended September 30, 2018 and September 30, 2019 included in the Company’s Form 10-Q filed with the SEC;

b.	The unaudited balance sheet for Ruili Group Ruian Auto Parts Co., Ltd. as of September 30, 2019, prepared in accordance with accounting principles generally accepted in the U.S., provided by management of the Company;

c.	A detailed financial projection model for the years ending December 31, 2019 through 2024, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

d.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

Special Committee of the Board of Directors

SORL Auto Parts, Inc.

November 29, 2019

e.	A letter dated November 25, 2019 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions of such projections; and

f.	Documents related to the Proposed Transaction (the “Transaction Documents”), including the execution version, each dated as of November 29, 2019, of (i) the Merger Agreement; (ii) the Equity Contribution and Voting Agreement by and among Parent and Rollover Shareholders; (iii) the Undertaking made by Parent, Merger Sub, Rollover Shareholders and certain other parties thereto; and (iv) the Equity Commitment Letter by and between Ruili Group Co., Ltd. and Parent.

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with the management of the Company with respect to the Company’s future business operations;

4.	Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

Special Committee of the Board of Directors

SORL Auto Parts, Inc.

November 29, 2019

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any material amendments or waivers thereto; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Special Committee of the Board of Directors

SORL Auto Parts, Inc.

November 29, 2019

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, or advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction, other than a pre-signing market check with certain potential buyers, or (ii) negotiate the terms of the Proposed Transaction (other than its participation in the negotiation of the Merger Consideration), and therefore, Duff & Phelps has assumed that such the terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of this Opinion may be provided to the Board of Directors and included in the filings with the SEC in relation to the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of the Board of Directors

SORL Auto Parts, Inc.

November 29, 2019

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), and the Special Committee dated July 1, 2019 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the consummation of a transaction or the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ informing the Special Committee that it is prepared to deliver its Opinion. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. In addition, pursuant to the Engagement Letter, DPS has agreed to provide the Special Committee with certain financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for such services. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SORL AUTO PARTS, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [         ]

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints [         ], as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of SORL Auto Parts, Inc. (the “Company”) held of record by the undersigned on [         ], at the special meeting of stockholders to be held at [               ] local time (Beijing time) on [         ], at the [         ] of the Company, located at No. 2666 Kaifaqu Avenue, Rui’an Economic Development District, Rui’an City, Zhejiang Province, People’s Republic of China or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued and to be signed on the reverse side)

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF
SORL AUTO PARTS, INC.
TO BE HELD ON [        ]

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

1.    To adopt the Agreement and Plan of Merger, dated as of November 29, 2019, as it may be amended from time to time (the “Merger Agreement”), by and among Ruili International Inc., Ruili International Merger Sub Inc. (“Merger Sub”) and SORL Auto Parts, Inc. (the “Company”), pursuant to which it is contemplated that Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the Merger; and

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.    To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please indicate if you plan to attend this meeting:	Mark here and indicate any change of address below. ☐

YES ☐ NO ☐

Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owners)	Date

The Board of Directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) (1) FOR THE ADOPTION OF THE MERGER AGREEMENT, AND (2) FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY. THE APPOINTED PROXIES (OR ANY OF THEM ACTING SINGLY) ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.